Exhibit 99.1

The offer described in this document is being made by a French company whose shares are listed on Euronext Paris in respect of the shares of a Luxembourg company whose shares are listed on Euronext Amsterdam, and is subject to Dutch, Luxembourg and French disclosure and procedural requirements, which differ from those of the United States. The financial information included in this document has been prepared in accordance with International Financial Reporting Standards (IFRS), as adopted by the European Union, and may not be comparable to financial information of U.S. companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.

It may be difficult for U.S. shareholders to enforce their rights and claims arising out of the U.S. federal securities laws, since the offeror and the subject company are located in a country other than the United States, and some or all of their officers and directors may be residents of a country other than the United States. U.S. shareholders may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. Further, it may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the offeror may purchase securities otherwise than in the context of the offer described in this document, such as in open market or privately negotiated purchases.

This Offer expires at 17:40 hours CET on 20 October 2023, unless extended

OFFER MEMORANDUM

dated 11 August 2023

VOLUNTARY PUBLIC CASH AND EXCHANGE OFFER

BY

TELEPERFORMANCE SE

FOR ALL ISSUED AND OUTSTANDING SHARES HAVING AN ACCOUNTING PAR

VALUE OF EUR 0.01 EACH IN THE SHARE CAPITAL OF

MAJOREL GROUP LUXEMBOURG S.A.

This offer memorandum (biedingsbericht; the “Offer Memorandum”) contains the details of the public offer (openbaar bod) by Teleperformance SE (the “Offeror”) to all holders of issued and outstanding shares having an accounting par value of EUR 0.01 (one eurocent) each (each a “Share” and the holders of Shares, the “Shareholders”) in the share capital of Majorel Group Luxembourg S.A., a société anonyme incorporated and existing under the laws of Luxembourg, registered with the Luxembourg Trade and Companies Register (Registre de commerce et des sociétés, Luxembourg) under number B227626, having its registered office at 18, Boulevard de Kockelscheuer, L-1821 Luxembourg, Grand Duchy of Luxembourg (the “Company”), to purchase their Shares on the terms and subject to the conditions and restrictions set out in this Offer Memorandum (the “Offer”). On the date of this Offer Memorandum, 100,000,000 Shares are issued and outstanding and subject to the Offer.

This Offer Memorandum contains the information required by Article 5:76 of the Dutch Financial Markets Supervision Act (Wet op het financieel toezicht; the “Wft”) in conjunction with Article 8, Paragraphs 1(a) and 2 of the Dutch Decree on Public Takeover Bids (Besluit openbare biedingen Wft; the “Decree”) in connection with the Offer. This Offer Memorandum has been reviewed and approved by the Dutch Authority for the Financial Markets (Stichting Autoriteit Financiële Markten; the “AFM”) as an offer memorandum (biedingsbericht) under Article 5:76 of the Wft.

The information required by Article 18a of the Decree in connection with the Offer will be included in a separate position statement of the Company (including all appendices thereto, the “Position Statement”) which is expected to be published shortly following the date of this Offer Memorandum. The Position Statement will not form part of this Offer Memorandum and will not be reviewed or approved by the AFM prior to publication.

In relation to the shares to be issued by the Offeror and admitted to trading on Euronext Paris as part of the consideration for the Offer (the “Offeror Shares”), reference is made to (i) the Universal Registration Document of the Offeror filed with the French Autorité des Marchés Financiers (the “AMF”) on 27 February 2023 under number D.23-0062 (the “Universal Registration Document”), (ii) the first amendment to the Universal Registration Document (the “Amendment to the Universal Registration Document”) filed with the AMF on 10 August 2023 under number D.23-0062-A01 and published on the same date as this Offer Memorandum, and (iii) the exemption document pursuant to article 1 sub 4(f) and 5(e) of the EU Prospectus Regulation (the “Exemption Document”) published by the Offeror on the same date as this Offer Memorandum. These documents are available on the website of the Offeror (https://www.teleperformance.com/en-us/investors/publications-and-events/financial-publications/). These documents have not been reviewed or approved by the AFM prior to publication.

Capitalised terms used in this Offer Memorandum have the meaning set out in Section 4 (Definitions and Interpretation) or elsewhere in this Offer Memorandum. Capitalised terms used in the Dutch summary included in Section 12 (Dutch language summary) have the meaning set out in Section 12 (Dutch language summary).

Shareholders tendering their Shares under the Offer will be paid an amount in cash of EUR 30.00 (thirty euro) per Share (ex the 2022 Dividend Distribution and cum any Additional Distribution (each as defined below)) (the “Cash Consideration”), on the terms and subject to the conditions and restrictions set out in this Offer Memorandum.

On the terms and subject to the conditions set out in this Offer Memorandum, in lieu of receiving the Cash Consideration, in respect of all or a portion of the Shares a Shareholder tenders, it may elect to receive Offeror Shares equal to a ratio of 30/217 (the “Exchange Ratio”) per Share (ex the 2022 Dividend Distribution and cum any Additional Distribution) (the “Share Consideration” and together with the Cash Consideration, the “Offer Consideration”). In accordance with the terms and conditions described in Section 5.2 (Offer Consideration), Shareholders tendering their Shares without making such election will be deemed to have chosen the Cash Consideration for each Share validly tendered (or defectively tendered, provided that such defect has been waived by the Offeror) for acceptance pursuant to the Offer. A Shareholder does not need to tender its Shares in lots exactly divisible by the Exchange Ratio. A “Tendered Share” shall mean each Share validly tendered (or defectively tendered, provided that such defect has been waived by the Offeror) for acceptance pursuant to the Offer prior to or at the Closing Time (as defined below) or during the Post-Acceptance Period (as defined below).

A maximum of 4,608,295 Offeror Shares is available for issue under the Share Consideration, being one third of the Offer Consideration offered in exchange for all Shares (the “Maximum Consideration Shares”).

If and to the extent that the Share Consideration is oversubscribed by Shareholders (i.e., the aggregate number of Offeror Shares that would be issued in exchange for Shares in respect of which a valid election to receive the Share Consideration has been made would exceed the Maximum Consideration Shares), the Offeror Shares will be allocated among the Shareholders that elected the Share Consideration on a pro rata basis according to the number of Shares tendered by such Shareholders in respect of which a valid election to receive the Share Consideration has been made (based on the cumulative results of the Offer Period (as defined in paragraph 5.4 (Offer Period (aanmeldingstermijn))) and the Post-Acceptance Period). The number of Shares to be exchanged against Offeror Shares, as resulting from such proration, shall be rounded down to the nearest whole number. In respect of the remaining Tendered Shares that cannot be exchanged for Offeror Shares, such Shareholders will receive the corresponding Cash Consideration on the Second Settlement Date (as defined below).

The Offeror will only deliver whole Offeror Shares. Fractional Offeror Shares will be paid in cash as set forth in Section 5.2 (Offer Consideration).

The Offer Consideration is ‘ex dividend’ for the year 2022 in the total amount of EUR 68,000,000 (sixty-eight million euro) in cash (the “2022 Dividend Distribution”) and ‘cum dividend’ for any other distribution on the Shares on or after the date of this Offer Memorandum (an “Additional Distribution”). If the Company declares any Additional Distribution whereby the record date for entitlement to such distribution is on or prior to the Second Settlement Date (as defined below), then the Offer Consideration will be adjusted in accordance with Section 5.2 (Offer Consideration).

At the date of this Offer Memorandum, the Offeror does not own any Shares.

At the date of this Offer Memorandum, Bertelsmann Luxembourg S.à r.l. (“Bertelsmann”) holds 39,490,644 Shares, representing 39.49% of the Company’s issued and outstanding share capital. Bertelsmann has entered into an irrevocable undertaking with the Offeror to (i) tender all its Shares under the Offer, (ii) elect the Share Consideration for all such Shares, and (iii) support the Offer in accordance with the terms of the irrevocable undertaking.

Saham Customer Relationship Investments Limited (“Saham Customer”) and Saham Outsourcing Luxembourg S.à r.l. (“Saham Outsourcing”, together with Saham Customer, “Saham”) hold 37,790,644 Shares and control 1,700,000 Shares, together representing 39.49% of the Company’s issued and outstanding share capital. Saham has entered into an irrevocable undertaking with the Offeror to (i) tender under the Offer all the Shares it holds or controls, (ii) elect the Share Consideration for all such Shares, and (iii) support the Offer in accordance with the terms of the irrevocable undertaking. Since Bertelsmann and Saham irrevocably undertook to elect the Share Consideration for all their Shares, the Share Consideration is expected to be oversubscribed due to the absolute number of Maximum Consideration Shares so that all Shareholders that elect the Share Consideration (including Bertelsmann and Saham) will receive both Offeror Shares and cash.

The Offer Period under the Offer begins at 09:00 hours CET on 14 August 2023 and expires at 17:40 hours CET on 20 October 2023 (the “Initial Closing Date”), unless the Offeror extends the Offer Period in accordance with Article 15 of the Decree and Section 5.6 (Extension of the Offer Period). The day on which the Offer Period expires, whether or not extended, is the “Closing Date” and 17:40 hours CET on the Closing Date is the “Closing Time”. The Offeror will announce whether or not it declares the Offer unconditional (gestand doen) within three (3) Business Days (as defined below) following the Closing Date, in accordance with Article 16(1) of the Decree (the “Unconditional Date”).

Shares tendered prior to or at the Closing Time may not be withdrawn, subject to the right of withdrawal of any Tendered Shares during the Offer Period in accordance with the provisions of Article 5b, Paragraph 5, Article 15, Paragraphs 3 and 8 and Article 15a, Paragraph 3 of the Decree as set out in Section 5.3.5 (Withdrawal Rights).

The obligation of the Offeror to declare the Offer unconditional (gestand doen) is subject to the satisfaction or waiver of the Offer Conditions in accordance with Section 6.7 (Offer Conditions, satisfaction and waiver). The Offer Conditions may be waived, to the extent permitted by Law, as set out in Section 6.7.2 (Waiver of the Offer Conditions).

If the Offeror declares the Offer unconditional (gestand doen), the Offeror will deliver the Cash Consideration in respect of each Tendered Share that has been tendered during the Offer Period for which the relevant Shareholder has elected the Cash Consideration, and the Offeror shall acquire such Tendered Shares, within five (5) Business Days following the Closing Date (the “First Settlement” and the day on which the First Settlement occurs, the “First Settlement Date”).

If the Offer is declared unconditional (gestand gedaan), the Offeror will declare a post-Offer acceptance period (na-aanmeldingstermijn) of two (2) weeks (the “Post-Acceptance Period”). Within five (5) Business Days following the end of the Post-Acceptance Period, the Offeror will deliver (i) the Cash Consideration in respect of each Tendered Share that has been tendered during the Post-Acceptance Period for which the relevant Shareholder is entitled to the Cash Consideration, and (ii) the Share Consideration – as well as any cash due to oversubscription of the Share Consideration – in respect of each Tendered Share that has been tendered during the Offer Period or the Post-Acceptance Period for which the relevant Shareholder has elected and is entitled to the Share Consideration, and the Offeror shall acquire such Tendered Shares (the “Second Settlement” and the day on which the Second Settlement occurs, the “Second Settlement Date”).

All announcements in relation to the Offer will be made by press release and placed on the website of the Offeror (https://www.teleperformance.com/en-us/investors/publications-and-events/acquisition-of-majorel/). Reference is made to Section 5.12 (Announcements).

Distribution of this Offer Memorandum may, in certain jurisdictions, be subject to specific regulations or restrictions. Persons in possession of this Offer Memorandum are urged to inform themselves of any such restrictions which may apply to them and to observe them. Any failure to comply with these restrictions may constitute a violation of the securities laws of that jurisdiction. The Offeror and the Company disclaim all responsibility for any violation of such restrictions by any person. See Sections 2 (Restrictions) and 3 (Important information).

1	TABLE OF CONTENTS

1	TABLE OF CONTENTS	5

2	RESTRICTIONS	6

3	IMPORTANT INFORMATION	7

4	DEFINITIONS AND INTERPRETATION	13

5	INVITATION TO THE SHAREHOLDERS	19

6	EXPLANATION AND BACKGROUND OF THE OFFER	33

7	INFORMATION REGARDING THE COMPANY	49

8	INFORMATION REGARDING THE OFFEROR	56

9	PRINCIPAL LUXEMBOURG AND FRENCH TAX CONSEQUENCES	67

10	FURTHER INFORMATION REQUIRED BY THE DECREE	71

11	PRESS RELEASES	72

12	DUTCH LANGUAGE SUMMARY	73

13	SELECTED CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY	102

14	SELECTED CONSOLIDATED FINANCIAL STATEMENTS OF THE OFFEROR	108

15	ADVISORS	114

2	RESTRICTIONS

The Offer is made in, and from, the Netherlands with due observance of the statements, conditions and restrictions included in this Offer Memorandum. Without prejudice to the Offeror’s right to reject defective tenders, the Offeror reserves the right to accept any tender under the Offer which is made by, or on behalf of, a Shareholder, even if it has not been made in the manner set out in this Offer Memorandum.

This Offer Memorandum is not an offer to sell securities and it is not a solicitation of an offer to buy securities, nor shall there be any sale or purchase of securities pursuant hereto, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the Laws of any such jurisdiction.

The distribution of this Offer Memorandum and the making of the Offer in jurisdictions other than the Netherlands may be restricted or prohibited by Law. The Offer is not made, and the Shares will not be accepted for purchase from, or on behalf of, any Shareholder, in any jurisdiction in which the making of the Offer or acceptance of the Offer would not be in compliance with the Laws of such jurisdiction or would require any registration, approval or filing with any regulatory authority not expressly contemplated by this Offer Memorandum. If you are in any doubt as to your eligibility to participate in the Offer, you should contact your professional advisor immediately.

Persons obtaining this Offer Memorandum are required to take due note of and observe all such restrictions and obtain any necessary authorisations, approvals or consents (to the extent applicable). However, acceptances of the Offer by Shareholders not residing in the Netherlands will be accepted by the Offeror if such acceptances comply with (i) the acceptance procedure set out in this Offer Memorandum and (ii) the Laws of the jurisdiction from which such acceptance has been made. No actions have been taken or will be taken to make the Offer possible in any jurisdiction outside of the Netherlands where such authorisations, approvals or consents would be required. In addition, this Offer Memorandum has not been filed with or recognised by the authorities of any jurisdiction other than the Netherlands.

Neither the Offeror, nor the Company, nor any of their advisors, nor the Settlement Agent accept any liability for any violation by any person of any such restriction. Any person, including custodians, nominees and trustees, who intends to forward this Offer Memorandum or any related document to any jurisdiction other than the Netherlands should carefully read this Section 2 (Restrictions) and Section 3 (Important information) before taking any action.

The release, publication or distribution of this Offer Memorandum and any documentation regarding the Offer or the making of the Offer in jurisdictions other than the Netherlands may be restricted by Law and therefore persons into whose possession this Offer Memorandum comes should inform themselves of and observe those restrictions. A failure to comply with any of those restrictions may constitute a violation of the Law of any such jurisdiction.

3	IMPORTANT INFORMATION

3.1	Introduction

This Offer Memorandum contains, incorporates and refers to important information that should be read carefully before any Shareholder makes a decision to tender Shares under the Offer. Shareholders are advised to seek independent advice that takes into account their personal circumstances with regard to the consequences resulting from the acceptance or non-acceptance of the Offer.

In addition, this Offer Memorandum only contains the principal Luxembourg tax consequences of the disposal of Shares by a Shareholder in connection with the Offer. It does not describe all Luxembourg tax consequences of acceptance or non-acceptance of the Offer that may be relevant for a Shareholder, nor does this Offer Memorandum describe any tax consequences relating to jurisdictions other than the Grand Duchy of Luxembourg that may be relevant for a Shareholder (other than in Section 3.2 (Information for U.S. Shareholders)). Shareholders are therefore urged to consult their own tax advisor regarding the tax consequences of the acceptance or non-acceptance of the Offer.

3.2	Information for U.S. shareholders

The Offer is being made by the Offeror, a French company whose shares are listed on Euronext Paris, for the Shares in the Company, a Luxembourg company whose shares are listed on Euronext Amsterdam, and is subject to Dutch, Luxembourg and French disclosure and procedural requirements, which differ from those of the United States.

The Offer is being made in the United States in compliance with, and in reliance on, the exemption provided by Rule 14d-1(c), known as the “Tier I” exemption, under the U.S. Exchange Act of 1934, as amended (the “U.S. Exchange Act”).

Securities may not be offered or sold in the United States absent registration under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), or pursuant to an exemption from such registration. The Offeror Shares to be issued in connection with the settlement of the Offer are not, and will not be, registered under the U.S. Securities Act or under the securities laws of any jurisdiction of the United States and will be issued to Shareholders in the United States in reliance on the exemption from registration provided by Rule 802 under the Securities Act and in reliance on available exemptions from any state law registration requirements. The Offer will otherwise be made in accordance with the applicable regulatory requirements of the Netherlands and France. Accordingly, the disclosure and other procedural requirements to which the Offer will be subject, including with respect to communication requirements, withdrawal rights, offer timetable, settlement procedures and timing of payments, are different from those applicable under U.S. domestic tender offer procedures, rules and laws.

The financial information included in this document has been prepared in accordance with the International Financial Reporting Standards (“IFRS”), as adopted by the European Union, and thus may not be comparable to financial information of U.S. companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States. None of the financial information in this Offer Memorandum has been audited in accordance with auditing standards generally accepted in the U.S. or the auditing standards of the U.S. Public Company Accounting Oversight Board.

The receipt of cash pursuant to the Offer by a U.S. shareholder will generally be a taxable transaction for U.S. federal income tax purposes and may be a taxable transaction under applicable state and local, as well as foreign and other tax Laws. Each Shareholder is urged to consult his or her independent professional advisor immediately regarding the tax consequences of acceptance or non-acceptance of the Offer.

It may be difficult for U.S. shareholders to enforce their rights and claims arising out of the U.S. federal securities laws, since the Offeror and the Company are located in a country other than the United States, and some or all of their officers and directors may be residents of a country other than the United States. U.S. shareholders may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. Further, it may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.

Neither the U.S. Securities and Exchange Commission nor any U.S. state securities commission or other regulatory authority has approved or disapproved the Offer or the Offeror Shares to be issued in connection with the settlement of the Offer, passed upon the fairness or merits of the Offer or provided an opinion as to the accuracy or completeness of this Offer Memorandum or any other documents regarding the Offer. Any declaration to the contrary constitutes a criminal offence in the United States.

In accordance with standard Dutch practice and pursuant to Rule 14e-5(b) of the U.S. Exchange Act, the Offeror or its nominees, or its brokers (acting as agents), or affiliates of the Offeror’s financial advisors, may from time to time make certain purchases of, or arrangements to purchase, Shares outside of the United States, other than pursuant to the Offer, before or during the period in which the Offer remains open for acceptance. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. Information about such purchases, if any, will be announced by press release in accordance with Article 13 of the Decree and posted on the website of the Offeror (https://www.teleperformance.com/en-us/investors/publications-and-events/acquisition-of-majorel/).

3.3	Responsibility for information

The information included on the cover page, on pages 2 through 4 and in Sections 1 (Table of Contents) through 3.2 (Information for U.S. Shareholders), 3.4 (Governing Law and jurisdiction), 3.5 (Language), 3.8 (Forward-looking statements), 4 (Definitions and Interpretation), 5 (Invitation to the Shareholders), 6.2 (Rationale for the Transaction) through 6.7 (Offer Conditions, satisfaction and waiver), 6.10 (Irrevocable undertakings of Bertelsmann and Saham), 6.11 (Transactions by the Offeror), 6.13 (Consequences of the Offer for non-tendering Shareholders) through 6.15 (Governance of the Offeror as at the First Settlement Date and Second Settlement Date), 8 (Information regarding the Offeror), 9 (Principal Luxembourg and french tax consequences), 11 (Press Releases), 12 (Dutch language summary) and 14 (Selected Consolidated Financial Statements of the Offeror) has been solely provided by the Offeror. The information included in Sections 6.9 (Decision-making process of the Company), 7 (Information regarding the Company) and 13 (Selected Consolidated Financial Statements of the Company) has been solely provided by the Company.

The information included in Sections 3.3 (Responsibility for information), 3.6 (Contact details), 3.7 (Availability of information), 3.9 (Financial advisors), 6.1 (Background and Initial Announcement), 6.8 (Antitrust clearances condition), 6.12 (Respective cross-shareholdings Offeror – the Company), 6.16 (Employee consultations), 10 (Further information required by the Decree) and 15 (Advisors) has been provided by the Offeror and the Company jointly. To the extent certain information in these sections only relates to the Offeror or to the Company, either the Offeror or the Company, as applicable, has solely provided such information.

The Offeror and the Company are exclusively responsible for the accuracy and completeness of the information provided in this Offer Memorandum, each severally with respect to the information it has provided solely, and jointly with respect to the information they have provided jointly.

Both the Offeror and the Company confirm, each severally with respect to the information it has provided solely, and jointly with respect to the information which they have provided jointly, that to the best of their knowledge, the information contained in this Offer Memorandum is in accordance with the facts and contains no omission likely to affect its import.

The information included in Sections 13.2 (Comparative overview of consolidated statements of the Company’s financial position for the financial years 2022, 2021 and 2020) through 13.4 (Comparative overview of the consolidated statements of the Company’s cash flow relating to the financial years 2022, 2021 and 2020) has been sourced from the Company’s consolidated financial statements for the financial years ended 2022, 2021 and 2020 respectively, as further explained in Section 13.1 (Basis for preparation). The independent auditor’s report included in Section 13.5 (Independent auditor’s report on the Company’s selected consolidated financial information) has been sourced by the Company from KPMG Audit S.à r.l. (“KPMG Luxembourg”), its independent auditor for the financial years 2022, 2021 and 2020.

The information included in Sections 14.2 (Comparative overview of the Offeror’s consolidated statements of financial position for the financial years 2022 and 2021) through 14.4 (Comparative overview of the consolidated statements of the Offeror’s cash flows relating to the financial years 2022 and 2021) has been sourced from the Offeror’s consolidated financial statements for the financial year ended 2022, as further explained in Section 14.1 (Basis for preparation). The independent auditor’s report included in Section 14.5 (Independent auditor’s report on the Offeror’s selected consolidated financial information) has been sourced by the Offeror from Deloitte & Associés (“Deloitte”), one of its independent auditors for the financial years 2022 and 2021.

The information included on pages 1, 2 and 3 and in Section 12 (Dutch language summary) regards summarised and translated information, as the case may be, and has been derived from information included in other Sections of this Offer Memorandum.

The information set out in this Offer Memorandum reflects the situation as at the date of this Offer Memorandum, unless specified otherwise. The issue and distribution of this Offer Memorandum does not imply in any respect that the information contained herein will continue to be correct and complete after the date of publication of this Offer Memorandum. The foregoing does not affect the obligation of the Offeror and the Company to make a public announcement pursuant to the European Market Abuse Regulation (596/2014) or Article 4, Paragraphs 1 and 3 of the Decree, if applicable. It should be noted that certain financial, statistical and other numerical information in this Offer Memorandum may have been rounded up or down to the nearest whole number or the nearest decimal and should therefore not be regarded as exact. In addition, the rounding also means that the totals of the data in this Offer Memorandum may vary slightly from the actual arithmetic totals of such information.

No person other than the Offeror and the Company, and without prejudice to the auditor’s reports issued by (i) KPMG Luxembourg on the Company’s selected consolidated financial information and (ii) KPMG Audit IS (“KPMG France”) and Deloitte on the Offeror’s consolidated financial statements for the years ended December 2021 and December 2022, (iii) Deloitte on the Offeror’s selected consolidated information, as well as (iv) Deloitte and PricewaterhouseCoopers Audit (“PwC Audit”, the Offeror’s new independent auditor appointed on 13 April 2023) on the Offeror’s condensed interim consolidated financial statements as of 30 June 2023, as included in this Offer Memorandum, and a fairness opinion (the “Fairness Opinion”) to be rendered by Joh. Berenberg, Gossler & Co. KG (“Berenberg”) to the Company Boards (a full text of the Fairness Opinion, will be included in the Position Statement), is authorised to provide any information or to make any statement on behalf of the Offeror or the Company, respectively, in connection with the Offer or the information contained in this Offer Memorandum. If any information or statement in connection with the Offer is provided or made by parties other than the Offeror and the Company, respectively, that information or those statements must not be relied on as having been provided or made by or on behalf of the Offeror or the Company. Any information or representation not contained in this Offer Memorandum or in press releases by the Offeror or the Company must not be relied upon as having been provided or made by or on behalf of the Offeror or the Company.

3.4	Governing Law and jurisdiction

This Offer Memorandum and the Offer are governed by and construed in accordance with Dutch law, in particular the Dutch takeover rules, and any tender, purchase and transfer of Shares will be governed by and construed in accordance with Luxembourg Law.

The District Court of Amsterdam (Rechtbank Amsterdam) and its appellate courts shall have exclusive jurisdiction to settle any disputes which might arise out of or in connection with this Offer Memorandum, the Offer and/or any tender, purchase or transfer of Shares. Accordingly, any legal action or proceedings arising out of or in connection with this Offer Memorandum, the Offer and/or any tender, purchase or transfer of Shares must be brought exclusively in such courts.

3.5	Language

This Offer Memorandum is published in the English language and a Dutch language summary is included as Section 12 (Dutch language summary). In the event of any differences, whether or not in interpretation, between the English text of this Offer Memorandum and the Dutch language summary of this Offer Memorandum, the English text of this Offer Memorandum shall prevail.

3.6	Contact details

The Offeror

Teleperformance SE

21/25 rue Balzac

75008 Paris

France

The Company

Majorel Group Luxembourg S.A.

18, Boulevard de Kockelscheuer

L-1821

Luxembourg

The Grand Duchy of Luxembourg

Settlement Agent

ABN AMRO Bank N.V.

Corporate Broking and Issuer Services HQ7212

Gustav Mahlerlaan 10

1082 PP, Amsterdam

The Netherlands

3.7	Availability of information

Digital copies of this Offer Memorandum are available on the website of the Offeror (https://www.teleperformance.com/en-us/investors/publications-and-events/acquisition-of-majorel/). Copies of this Offer Memorandum are also available free of charge at the office of the Settlement Agent at the address mentioned above. Information available through the websites of the Offeror and the Company does not constitute a part of, and is not incorporated by reference into, this Offer Memorandum.

The following documents are incorporated by reference in this Offer Memorandum and copies thereof are available on the website of the Company:

(a)

the current consolidated articles of association of the Company (as amended from time to time, the “Company Articles of Association”, available through https://ir.majorel.com/websites/majorel/English/400/corporate-governance.html#association);

(b)

the (consolidated) financial statements as part of the annual reports of the Company for the financial years 2022 and 2021 (available through https://ir.majorel.com/websites/majorel/English/200/news.html#reports); and

(c)	the consolidated financial statements as part of the prospectus dated 23 September 2021 for the financial year 2020 (available through MajorelGroupLuxembourgSA_Prospectus_Sep23_2021.pdf).

3.8	Forward-looking statements

Certain statements in this Offer Memorandum may be considered “forward-looking statements”, such as statements about the impact of the Transaction on the Offeror and the Company and the expected timing and completion of the Offer. Forward-looking statements involve known or unknown risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Generally, words such as may, should, aim, will, expect, intend, estimate, anticipate, believe, plan, seek, continue or similar expressions identify forward-looking statements. Although the Offeror and the Company, each with respect to the statements it has provided, believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, no assurance can be given that such statements will be fulfilled or prove to be correct, and no representations are made as to the future accuracy and completeness of such statements.

The forward-looking statements are subject to unknown risks, uncertainties and other factors, many of which are outside the control of the Offeror and the Company, difficult to predict and which could cause actual results or outcomes to differ materially from historical experience or those expressed or implied in these forward-looking statements.

These forward-looking statements are not guarantees of future performance. Any such forward-looking statements must be considered together with the fact that actual events or results may vary materially from such forward-looking statements due to, among other things, political, economic or legal changes in the markets and environments in which the Offeror or the Company operates, to competitive developments or risks inherent to the business plans of the Offeror or the Company and to uncertainties, risk and volatility in financial markets and other factors affecting the Offeror and/or the Company.

The Offeror and the Company assume no obligation to publicly update or revise any forward-looking statements, except as required by the Law or by any competent regulatory authority.

3.9	Financial advisors

BNP Paribas SA (“BNP Paribas”), Crédit Agricole Corporate and Investment Bank (“CACIB”) and Société Générale SA (“Société Générale”) are acting as financial advisors exclusively to the Offeror and to no one else in connection with the Offer and will not regard any other person (whether or not a recipient of this Offer Memorandum) as a client in relation to the Offer or any other matter referred to in this Offer Memorandum and will not be responsible to anyone other than the Offeror for providing the protections afforded to the clients of BNP Paribas, CACIB and Société Générale or for providing advice in relation to the Offer or any other matter referred to in this Offer Memorandum.

Each of BNP Paribas, CACIB and Société Générale has given and has not withdrawn its written consent to the references to its name in the form and context in which it appears in this Offer Memorandum.

Berenberg will issue the Fairness Opinion to the Company Boards. Berenberg is retained by the Company and by no one else in connection with the Offer. Berenberg will not regard any other person (whether or not a recipient of this Offer Memorandum) as a client in relation to the Offer or any other matter referred to in this Offer Memorandum and will not be responsible to anyone other than the Company for providing the protections afforded to the clients of Berenberg or for providing advice in relation to the Offer or any other matter referred to in this Offer Memorandum.

Berenberg has given and has not withdrawn its consent to the references to its name in the form and context in which it appears in this Offer Memorandum. The full text of the Fairness Opinion will be included in the Position Statement.

4	DEFINITIONS AND INTERPRETATION

In this Offer Memorandum, except for Section 11 (Press Releases), Section 12 (Dutch language summary) and Section 13 (Selected Consolidated Financial Statements of the Company), capitalised terms have the meaning set out in this Section 4 (Definitions and Interpretation).

“2022 Dividend Distribution” means the dividend distribution by the Company in the total amount of EUR 68,000,000 (sixty-eight million euro) in cash for the year 2022 as approved by the Company’s general meeting of shareholders on 22 June 2023;

“Additional Distribution” means any other distribution than the 2022 Dividend Distribution on the Shares on or after the date of this Offer Memorandum;

“Additional Distribution Amount” means the full pre-tax amount per Share of any Additional Distribution made by the Company in respect of each Share (before any applicable withholding tax);

“Admitted Institution” means each of the institutions admitted to Euronext Amsterdam (aangesloten instelling);

“AFM” means the Dutch Authority for the Financial Markets (Stichting Autoriteit Financiële Markten);

“Amendment to the Universal Registration Document” means the first amendment to the Universal Registration Document filed with the AMF on 10 August 2023 under number D.23-0062-A01 and published on the same date as this Offer Memorandum;

“AMF” means the French Autorité des Marchés Financiers;

“Antitrust Authorities” means the European Commission, and the antitrust authorities of Brazil (the Administrative Council for Economic Defence), China (the State Administration for Market Regulation), Colombia (the Superintendence of Industry and Commerce), Morocco (the Competition Council), the Philippines (the Philippine Competition Commission), Saudi Arabia (the General Authority for Competition), and Turkey (the Turkish Competition Authority). In case the Competition and Markets Authority of the United Kingdom before the Closing Date indicates its intention to review the Transaction, such authority shall also be considered an Antitrust Authority;

“Berenberg” means Joh. Berenberg, Gossler & Co. KG;

“Bertelsmann” means Bertelsmann Luxembourg S.à r.l.;

“BNP Paribas” means BNP Paribas SA;

“BPO” means the industry-specific Business Process Outsourcing offered by the Group;

“Business Day” means a day other than a Saturday or Sunday on which banks in the Netherlands and Euronext Amsterdam are generally open for normal business;

“CACIB” means Crédit Agricole Corporate and Investment Bank;

“Cash Consideration” means an amount in cash of EUR 30.00 (thirty euro) per Share (ex the 2022 Dividend Distribution and cum any Additional Distribution);

“Class A Members” means the Class A members of the Supervisory Board;

“Class B Members” means the Class B members of the Supervisory Board;

“Clearances” means all required decisions or communications from the Antitrust Authorities constituting clearance of the proposed Transaction, or stating that no clearance is required (without conditions or with conditions accepted by the Offeror as set out in Section 6.8 (Antitrust Clearances condition)) or the applicable waiting and other time periods (including extensions thereof) under any Laws having expired, lapsed or been terminated (provided that, upon such expiry, lapse or termination the proposed Transaction is by operation of Law effective and immediately deemed to be cleared) or, if applicable, having taken a decision or having otherwise informed the Offeror that they do not have jurisdiction to review the Transaction under the relevant Laws;

“Closing Date” means the day on which the Offer Period expires, whether or not extended;

“Closing Time” means 17.40 CET on the Closing Date;

“Company” means Majorel Group Luxembourg S.A., a public limited liability company (société anonyme), incorporated and existing under the laws of Luxembourg and registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés, Luxembourg) under number B227626;

“Company Articles of Association” means the current consolidated articles of association of the Company (as amended from time to time);

“Company Authorised Capital” means the Company’s authorised share capital, excluding the issued share capital, set at EUR 2,000,000 (two million euro), represented by 200,000,000 Shares having an accounting par value of EUR 0.01 each;

“Company Boards” means the Management Board and the Supervisory Board;

“Company Boards Members” means the Management Board Members and the Supervisory Board Members;

“Corporate Buy-Out Right” means the buy-out right pursuant to Article 5 paragraph 1 of the Luxembourg Squeeze-Out and Sell-Out Law;

“Corporate Squeeze-Out” means the squeeze-out proceedings pursuant to Article 4 of the Luxembourg Squeeze-Out and Sell-Out Law;

“CX” means customer experience services;

“Decree” means the Dutch Decree on Public Takeover Bids (Besluit openbare biedingen Wft);

“Delisting” means the delisting of the Shares from Euronext Amsterdam (including the Shares not tendered under the Offer) and the termination of the listing agreement between the Company and Euronext Amsterdam in relation to the listing of the Shares;

“Deloitte” means Deloitte & Associés;

“EU Prospectus Regulation” means the Regulation (EU) 2017/1129 of the European Parliament and of the Council as of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing Directive 2003/71/EC as amended from time;

“Euronext Amsterdam” means the regulated market of Euronext Amsterdam operated by Euronext Amsterdam N.V.;

“Euronext Paris” means the regulated market of Euronext Paris operated by Euronext Paris S.A.;

“Exchange Ratio” means a ratio of 30/217 of Offeror Shares per Share;

“Exemption Document” means the exemption document pursuant to article 1 sub 4(f) and 5(e) of the EU Prospectus Regulation published by the Offeror on the same date as this Offer Memorandum;

“Fairness Opinion” means a fairness opinion to be rendered by Berenberg to the Company Boards;

“First Settlement” means the delivery of the Cash Consideration in respect of each Tendered Share that has been tendered during the Offer Period for which the relevant Shareholder has elected the Cash Consideration and the acquisition of such Tendered Shares by the Offeror;

“First Settlement Date” means the date on which the First Settlement Occurs;

“Group” means the Group Companies and the Company;

“Group Company” or “Group Companies” means the Company and any (direct or indirect) subsidiary of the Company;

“IFRS” means the International Financial Reporting Standards as adopted by the European Union;

“Initial Announcement” means the press release issued by the Offeror on 26 April 2023 pursuant to section 5(2) of the Decree;

“Initial Closing Date” means 20 October 2023;

“KPMG France” means KPMG Audit IS;

“KPMG Luxembourg” means KPMG Audit S.à r.l.;

“Law” means any applicable statute, law, treaty, ordinance, order, rule, directive, regulation, code, executive order, injunction, judgment, decree or other requirement of any governmental authority;

“Luxembourg Company Law” means the Luxembourg Law of 10 August 1915 on commercial companies, as amended;

“Luxembourg Squeeze-Out and Sell-Out Law” means the Luxembourg Law of 21 July 2012 on the squeeze-out and mandatory sell-out of securities of companies currently admitted or previously admitted to trading on a regulated market or having been offered to the public;

“Luxembourg Takeover Law” means the Luxembourg Law of 19 May 2006 on public takeover offers;

“Management Board” means the management board of the Company;

“Management Board Members” means the members of the Management Board;

“Maximum Consideration Shares” means the maximum of 4,608,295 Offeror Shares available for issue under the Share Consideration;

“NCC” means the nomination and compensation committee of the Supervisory Board;

“Offer” means the public offer (openbaar bod) by the Offeror to all Shareholders to purchase their Shares on the terms and subject to the conditions and restrictions set out in this Offer Memorandum;

“Offer Conditions” means the conditions precedent set out in Section 6.7.1 (Offer Conditions);

“Offer Consideration” means the Cash Consideration and the Share Consideration;

“Offer Memorandum” means this offer memorandum (biedingsbericht);

“Offer Period” means the period commencing on 14 August 2023 at 09:00 hours CET and expiring on 20 October 2023 at 17:40 hours CET or such other date if the period is extended in accordance with the terms and conditions set out in this Offer Memorandum;

“Offeror” means Teleperformance SE, a European company (Societas Europaea), incorporated under the Laws of France, having its statutory seat (statutaire zetel) in Paris, France, and its office at 21/25 rue Balzac, 75008 Paris, France, and registered with the Paris trade register under number 301 292 702;

“Offeror Articles of Association” means the Offeror’s articles of association;

“Offeror Director” means a director of the Offeror’s one-tier board of directors;

“Offeror Group” means the Offeror and its direct and indirect subsidiaries;

“Offeror Shares” means the shares to be issued by the Offeror and admitted to trading on Euronext Paris as part of the consideration for the Offer;

“Position Statement” means the separate position statement of the Company (including all appendices thereto) including the information required by Article 18a of the Decree in connection with the Offer;

“Post-Acceptance Period” means a post-Offer acceptance period (na-aanmeldingstermijn) of two (2) weeks declared by the Offeror, if the Offer is declared unconditional (gestand gedaan);

“Post-Settlement Restructuring” means any restructuring of the Group or action for the purpose of acquiring 100% of the Shares or the entirety of the Company’s assets and operations, implementing a Delisting, fully integrating the respective businesses of the Offeror and the Company, and/or achieving an optimal operational, commercial, organisational, legal, financial and/or tax structure in accordance with Law, which the Offeror may effect or cause to effect at any time following the expiry of the Post-Acceptance Period;

“PwC Audit” means PricewaterhouseCoopers Audit;

“Reference Date” means 25 April 2023;

“Saham” means Saham Customer and Saham Outsourcing;

“Saham Customer” means Saham Customer Relationship Investments Limited;

“Saham Outsourcing” means Saham Outsourcing Luxembourg S.à r.l.;

“Second Settlement” means the delivery of (i) the Cash Consideration in respect of each Tendered Share that has been tendered during the Post-Acceptance Period for which the relevant Shareholder is entitled to the Cash Consideration, and (ii) the Share Consideration – as well as any cash due to oversubscription of the Share Consideration – in respect of each Tendered Share that has been tendered during the Offer Period or the Post-Acceptance Period for which the relevant Shareholder has elected and is entitled to the Share Consideration, and the acquisition of such Tendered Shares by the Offeror;

“Second Settlement Date” means the date on which the Second Settlement occurs;

“Settlement Agent” means ABN AMRO Bank N.V.;

“Share” means an issued and outstanding share having an accounting par value of EUR 0.01 (one eurocent) in the share capital of the Company;

“Share Buyback Program” means the Offeror’s share buyback program as announced on 2 August 2023 and described in Section 8.1.4(d);

“Share Consideration” means the Offeror Shares equal to the Exchange Ratio per Share (ex the 2022 Dividend Distribution and cum any Additional Distribution) which a Shareholder may elect to receive in lieu of receiving the Cash Consideration in respect of all or a portion of the Shares it tenders on the terms and subject to the conditions set out in this Offer Memorandum;

“Shareholders” means the holders of Shares;

“Société Générale” means Société Générale SA;

“Squeeze-Out-Buy-Out Period” means the period of three (3) months following the expiration of the Post-Acceptance Period;

“Supervisory Board” means the supervisory board of the Company;

“Supervisory Board Members” means the members of the Supervisory Board;

“Takeover Buy-Out Right” means the buy-out right pursuant to Article 16 Paragraph 1 of the Luxembourg Takeover Law;

“Takeover Squeeze-Out” means the squeeze-out proceedings pursuant to Article 15 Paragraph 2 of the Luxembourg Takeover Law;

“Tendered Share” means each Share validly tendered (or defectively tendered, provided that such defect has been waived by the Offeror) for acceptance pursuant to the Offer prior to or at the Closing Time or during the Post-Acceptance Period;

“Transaction” means the Offer together with the transactions contemplated in connection therewith;

“Unconditional Date” means the date on which the Offeror will announce that it declares the Offer unconditional (gestand doen), which date will fall within three (3) Business Days following the Closing Date in accordance with Article 16(1) of the Decree;

“Universal Registration Document” means the Universal Registration Document of the Offeror filed with the AMF on 27 February 2023 under number D.23-0062;

“U.S. Exchange Act” means the U.S. Exchange Act of 1934, as amended;

“U.S. Securities Act” means the U.S. Securities Act of 1933, as amended;

“Wft” means the Dutch Financial Markets Supervision Act (Wet op het financieel toezicht); and

“Withdrawal Rights” means the right of withdrawal of any tender as set out in Section 5.3.5 (Withdrawal Rights).

5	INVITATION TO THE SHAREHOLDERS

5.1	Offer

The Offeror hereby makes a voluntary public cash and exchange offer to purchase all Shares on the terms and subject to the conditions and restrictions set forth in this Offer Memorandum.

Shareholders are advised to review this Offer Memorandum (including all documents incorporated by reference herein), and in particular Sections 2 (Restrictions) and 3 (Important information), thoroughly and completely and to seek independent financial, legal and/or tax advice where appropriate in order to reach an informed judgement with respect to the Offer itself and the contents of this Offer Memorandum. Shareholders who consider not tendering their Shares are advised to review Sections 6.13 (Consequences of the Offer for non-tendering Shareholders) and 6.14 (Governance of the Company as at the Second Settlement Date) in particular.

With due reference to all statements, terms, conditions and restrictions included in this Offer Memorandum, the Shareholders are hereby invited to tender their Shares under the Offer in the manner and on the terms and subject to the conditions and the restrictions set out in this Offer Memorandum.

5.2	Offer Consideration

For each Tendered Share that is not validly withdrawn and is transferred under the Offer, subject to the Offeror declaring the Offer unconditional (gestand doen), the Offeror offers the Cash Consideration, without interest and less mandatory withholding tax payable under Law (if any) subject to and in accordance with Section 5.11 (Withholding), subject to the possibility for a Shareholder to elect to receive the Share Consideration. A Shareholder may elect to receive the Share Consideration in respect of all or a portion of the Shares such Shareholder tenders in the Offer as set out in further detail below.

(a)	Cash Consideration

The Cash Consideration for each Share consists of EUR 30.00 (thirty euro) in cash per Share (ex the 2022 Dividend Distribution and cum any Additional Distribution).

(b)	Share Consideration

A Shareholder may elect, subject to the restrictions set out in Sections 2 (Restrictions) and 3 (Important information), for each Share tendered in the Offer to receive the Share Consideration instead of the Cash Consideration. The Share Consideration for each Share (ex the 2022 Dividend Distribution and cum any Additional Distribution) consists of 30/217 of a newly issued and fully paid Offeror Share, being the Exchange Ratio (as may be adjusted pursuant to Section 5.2(e)). Shareholders that validly tendered their Shares (or defectively tendered, provided that such defect has been waived by the Offeror) without making such election will be deemed to have chosen the Cash Consideration with respect to all such Shares. A Shareholder does not need to tender its Shares in lots exactly divisible by the Exchange Ratio.

A maximum of 4,608,295 Offeror Shares is available for issue under the Share Consideration, (i.e., a maximum of 33,333,334 Shares can be exchanged for Offeror Shares), being one third of the total Offer Consideration. Such maximum number of Offeror Shares represents 7.2% of the share capital of the Offeror (post issuance of such Offeror Shares and subject to changes as a result of the Share Buyback Program) if all Offeror Shares are issued as a result of the Offer.

To the extent that the Share Consideration is oversubscribed by Shareholders (i.e., the aggregate number of Offeror Shares that would be issued in exchange for Shares in respect of which a valid election to receive the Share Consideration has been made would exceed the number of the Maximum Consideration Shares), the Offeror Shares will be allocated among the Shareholders that elected the Share Consideration on a pro rata basis according to the number of Shares tendered by the Shareholders who have validly elected the Share Consideration (based on the cumulative results of the Offer Period and the Post-Acceptance Period). The number of Shares to be exchanged against Offeror Shares, as resulting from such proration, shall be rounded down to the nearest whole number. In respect of the remaining Tendered Shares that are not exchanged for Offeror Shares, (i.e. (i) the number of Shares in respect of which an election to receive the Share Consideration has been made less (ii) the whole number of Shares to be exchanged against Offeror Shares, as resulting from the proration), such Shareholders will receive the corresponding Cash Consideration on the Second Settlement Date. Since Bertelsmann and Saham irrevocably undertook to elect the Share Consideration for all their Shares, the Share Consideration is expected to be oversubscribed due to the absolute number of Maximum Consideration Shares. Any Shareholders that elect the Share Consideration (including Bertelsmann and Saham) will therefore receive both Offeror Shares and cash.

For the sake of clarity, if a Shareholder elects the Share Consideration for part of its Tendered Shares and Cash Consideration for the remaining part, the Shares for which an election for Cash Consideration has been made will not be taken into account for the sake of the allocation described in the preceding paragraph.

Therefore, if all the Shares are tendered in the Offer and all Shareholders tendering Shares (other than Bertelsmann and Saham (which together hold or control 78.98% of the Shares and are committed to tender all their Shares in the Offer and elect to receive the Share Consideration – see Section 6.10 (Irrevocable undertakings of Bertelsmann and Saham))) elect to receive the Cash Consideration, (a) such Shareholders (other than Bertelsmann and Saham) will receive solely cash in exchange for their Shares, and (b) Bertelsmann and Saham will receive in exchange for their Shares (x) Offeror Shares for 42.2% of the Shares they tender and (y) cash for the remainder (i.e., 57.8% for the Shares they tender). Taking into consideration the undertakings of both Bertelsmann and Saham as described in Section 6.10 (Irrevocable undertakings of Bertelsmann and Saham), a Shareholder that elects to receive the Share Consideration for all its Shares tendered in the Offer shall receive, in exchange for such Shares, an Offer Consideration composed of (x) Offeror Shares, for between 1/3rd and 42.2% of the Shares it tenders and (y) cash for the remainder (i.e., between 57.8% and 2/3rd of the Shares it tenders), depending on the aggregate number of Tendered Shares with regard to which the Shareholders elect to receive the Share Consideration.

(c)	Offeror Shares features

The Offeror Shares that will be issued to Shareholders who elect the Share Consideration will be issued as fully paid and will rank pari passu in all respects with existing ordinary shares in the capital of the Offeror and such Offeror Shares will be entitled to all dividends and other distributions paid by the Offeror on its shares after the Second Settlement Date. To the extent dividends or distributions are declared by the Offeror prior to the Second Settlement Date, the Exchange Ratio will be amended in accordance with Section 5.2(e) (Additional Distributions). The Offeror will procure that the required number of Offeror Shares will be issued and admitted to listing and trading on Euronext Paris on the Second Settlement Date, with delivery of such Offeror Shares in accordance with the customary delivery procedures.

The Offeror Shares and the rights of the holders thereof are governed by and shall be construed in accordance with the laws of France and the Offeror’s articles of association. A description and detailed information on the Offeror and the principal rights attached to Offeror Shares, is included in Section 7.1.2.3 (Description of rights, privileges and restrictions, if any, on existing shares and each class of shares) of the Universal Registration Document as published on the website of the Offeror.

(d)	Fractional Shares

The Offeror will only issue and transfer whole Offeror Shares to any Shareholder in relation to the Offer. If a Shareholder is entitled to a fractional Offeror Share as a result of the application of the Exchange Ratio and/or of the proration adjustment as described in Section 5.2(b), each such Shareholder shall receive instead of a fractional Offeror Share an amount in cash (in euro, rounded down to the nearest eurocent). The Fractional Offeror Shares will be aggregated, and the Settlement Agent will procure that the maximum whole number of Offeror Shares will be allotted and delivered to the relevant intermediaries on behalf of their clients or the Shareholders who hold Shares directly recorded in their name in the Company’s shareholders’ register at the Second Settlement. Intermediaries that receive such Offeror Shares will settle them in accordance with their contractual arrangements with their clients and the net proceeds of any sale will be paid in due proportion to the relevant Shareholders.

(e)	Additional Distributions

The Offer Consideration is ex the 2022 Dividend Distribution. If on or after the date of this Offer Memorandum any Additional Distribution is declared by the Company, whereby the record date for entitlement to such Additional Distribution is on or prior to the Second Settlement Date, then (i) the Cash Consideration will be decreased by the full pre-tax amount of any such Additional Distribution made by the Company in respect of each Share (before any applicable withholding tax) (such full pre-tax amount per Share, the “Additional Distribution Amount”) and (ii) the Share Consideration shall be adjusted by amending the Exchange Ratio to: (30 minus the Additional Distribution Amount) / 217. The Maximum Consideration Shares will in any event remain unaffected. For the avoidance of doubt, the arrangement set out in Section 5.2(b) (Share Consideration) will remain applicable with the adjusted Exchange Ratio.

At the date of this Offer Memorandum, there are no Additional Distributions envisaged by the Company.

If on or after the date of this Offer Memorandum any distribution is declared by the Offeror on its shares, whereby the record date for entitlement to such distribution is on or prior to the Second Settlement Date, the Exchange Ratio shall be equal to: 30 / (217 minus the amount of such distribution before any applicable withholding tax). The Maximum Consideration Shares will in any event remain unaffected. For the avoidance of doubt, the arrangement set out in Section 5.2(b) (Share Consideration) will remain applicable with the adjusted Exchange Ratio.

At the date of this Offer Memorandum, there is no such distribution envisaged by the Offeror.

Any adjustment to the Offer Consideration, resulting from an Additional Distribution or any distribution by the Offeror on its shares, or an increase of the Offer Consideration, will be communicated by means of a press release in accordance with Section 5.12 (Announcements). For the avoidance of doubt, in case of any adjustment of the Offer Consideration, all references in this Offer Memorandum to “Offer Consideration”, “Cash Consideration”, “Share Consideration”, and “Exchange Ratio” shall be to such adjusted Offer Consideration, Cash Consideration, Share Consideration and Exchange Ratio, except for purposes of Sections 6.4 (Substantiation of the Offer Consideration), 6.11 (Transactions by the Offeror) and 10 (Further information required by the Decree).

5.3	Acceptance by Shareholders

5.3.1	General

The tender of any Share by a Shareholder constitutes an acceptance of the Offer by the Shareholder. If in doubt, Shareholders should contact the Settlement Agent at the contact details included in Section 3.6 (Contact details).

5.3.2	Acceptance by Shareholders

Shareholders are requested to make their acceptance of the Offer, including their election of the Share Consideration (to the extent applicable), known through their custodian, bank or stockbroker no later than by the Closing Time, being 17:40 hours CET on the Closing Date. The relevant custodian, bank or stockbroker may set an earlier deadline for communication by holders of such Shares in order to permit the custodian, bank or stockbroker to communicate acceptances to the Settlement Agent in a timely manner. Accordingly, a Shareholder should contact its financial intermediary to obtain information about the deadline by which such Shareholder must send instructions to the financial intermediary to accept the Offer and should comply with the dates set by such financial intermediary, as such dates may differ from the dates and times noted in this Offer Memorandum.

The institutions admitted to Euronext Amsterdam (aangesloten instelling) (an “Admitted Institution”) can tender Shares, and elect the Share Consideration in respect of such Shares (if applicable), only to the Settlement Agent and only in writing. The Admitted Institutions are requested to tender the Shares via Euroclear Nederland (via Swift message MT565). In submitting an acceptance, the Admitted Institutions are required to submit a statement to the Settlement Agent containing the name and the number of Shares for all instances in which Shareholders tender more than 10,000 Shares. Admitted Institutions are further required to declare that:

(a)	they have the Shares tendered by the relevant Shareholder in their administration;

(b)

on behalf of the relevant Shareholder, each such Shareholder who accepts the Offer irrevocably represents and warrants that (i) the Shares tendered by the Shareholder are being tendered in compliance with the restrictions set out in Sections 2 (Restrictions) and 3 (Important information) and (ii) it is not the subject or target, directly or indirectly, of any economic or financial sanctions administered or enforced by any agency of the U.S. government, the European Union, any member state thereof, the United Kingdom (including His Majesty’s Treasury) or the United Nations, other than solely by virtue of its inclusion in, or ownership by a person included in, the U.S. ‘Sectoral Sanctions Identifications (SSI) List’ or Annex III, IV, V or VI of Council Regulation (EU) No. 833/2014 of 31 July 2014, as amended; and

(c)

the relevant Admitted Institution undertakes to effect the transfer of the relevant Shares to the Offeror on or before the First Settlement Date or Second Settlement Date, as applicable, provided that the Offer has been declared unconditional (gestand is gedaan).

Although under normal circumstances the relevant Admitted Institution will ensure that tendered Shares are transferred to the Offeror, if so instructed by the Shareholder, Shareholders are advised that each Shareholder is responsible for the transfer of such Shares to the Offeror.

Shareholders who hold Shares directly recorded in their name in the Company’s shareholders’ register wishing to accept the Offer in respect of their Shares must deliver a completed and signed acceptance form to the Settlement Agent. Completed acceptance forms should be received by the Settlement Agent prior to or at the Closing Time and shall be notified to the Company. The acceptance forms are available upon request from the Settlement Agent. The acceptance form will also serve as a deed of transfer with respect to the Shares referenced therein. Subject to the Withdrawal Rights, the tendering of Shares in acceptance of the Offer will constitute irrevocable instructions by the relevant Shareholder to the relevant Admitted Institution to:

(i)

block any attempt to transfer such Shares, so that on or before the First Settlement Date or Second Settlement Date, as applicable, no transfer of such Shares can be effected (other than any action required to effect the transfer to the Offeror);

(ii)

debit the securities account in which such Shares are held on the First Settlement Date or Second Settlement Date, as applicable, in respect of all such Shares, against payment of the Offer Consideration for such Shares by the Settlement Agent on the Offeror’s behalf; and

(iii)	effect the transfer of such Shares to the Offeror.

At the date of this Offer Memorandum, only Bertelsmann holds Shares directly recorded in its name in the Company’s shareholders’ register.

5.3.3	Validity of tenders of Shares; waiver of defects; return of Shares

The Offeror will determine questions as to the validity, form, eligibility, including time of receipt, acceptance for purchase of any tender of Shares and the election for the Share Consideration, in its sole reasonable discretion and the Offeror’s determination will be final and binding. The Offeror reserves the right to reject any and all tenders of Shares that it in all reasonableness determines are not in proper form or the acceptance for purchase of which may be unlawful. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. The Offeror’s interpretation of the terms and conditions of the Offer, including the acceptance forms and instructions thereto, will be final and binding.

There shall be no obligation on the Offeror, the Settlement Agent or any person acting on its or their behalf to give notice of any defects or irregularities in any acceptance or notice of withdrawal and no liability shall be incurred by any of them for failure to give any such notification.

The Offeror reserves the right to accept any tender of Shares pursuant to the Offer, even if such tender has not been made in compliance with the terms and conditions of the Offer (including the procedures set forth in this Section 5.3.2 (Acceptance by Shareholders)).

If any Shares tendered in accordance with the instructions set forth in this Offer Memorandum are not accepted for purchase pursuant to the terms and conditions of the Offer, the Offeror will cause these Shares to be returned promptly following the announcement of the lapse or withdrawal of the Offer, as the case may be.

5.3.4	Undertakings, representations and warranties by tendering Shareholders

Each Shareholder tendering Shares under the Offer, by such tender, on the date that such Shares are tendered and up to and including the First Settlement Date or Second Settlement Date, as applicable, undertakes, represents and warrants to the Offeror that:

(a)	the tender of any Shares constitutes an acceptance by the Shareholder of the Offer, on and subject to the terms, conditions and restrictions of the Offer as set out in this Offer Memorandum;

(b)

such Shareholder has full power and authority to tender, sell and transfer the Shares, and has not entered into any other agreement to tender, sell or transfer the Shares stated to have been tendered to any party other than the Offeror (together with all rights attaching to the Shares) and, when the Shares are transferred to the Offeror, the Shareholder will have sole legal and beneficial title to the Shares and those Shares are free of any third-party rights and restrictions of any kind, unless such third-party rights and restrictions arise solely and result directly from the Shares being held in book entry form in Euroclear Nederland;

(c)

the Shares are tendered in compliance with the restrictions as set out in Sections 2 (Restrictions) and 3 (Important information) and the securities and other Laws or regulations of the jurisdiction in which the Shareholder is located or of which it is a resident, and no registration, approval or filing with any regulatory authority of that jurisdiction is required in connection with the tendering of those Shares; and

(d)

such Shareholder is not the subject or target, directly or indirectly, of any economic or financial sanctions administered or enforced by any agency of the U.S. government, the European Union, any member state thereof, the United Kingdom (included His Majesty’s Treasury) or the United Nations, other than solely by virtue of its inclusion in, or ownership by a person included in, the U.S. ‘Sectoral Sanctions Identifications (SSI) List’ or Annex III, IV, V or VI of Council Regulation (EU) No. 833/2014 of 31 July 2014, as amended.

Furthermore, each Shareholder tendering Shares under the Offer, by such tender, acknowledges towards and agrees with the Offeror (i) that it has received this Offer Memorandum, and has reviewed and accepted the restrictions, terms, conditions and other considerations of the Offer, all as described in this Offer Memorandum, and has undertaken an analysis of the implications of the Offer without reliance on the Offeror, the Settlement Agent or any other representative of the Offeror, except as set forth in this Offer Memorandum and (ii) as of the date on which its Shares are transferred to the Offeror, to have waived any and all rights or entitlements that the Shareholder may have in its capacity as Shareholder vis-à-vis the Company, any (direct or indirect) subsidiary of the Company (each a “Group Company”, collectively the “Group Companies”; the Group Companies and the Company together the “Group”) and any past and current Company Boards Member (as defined below) or otherwise in connection with its shareholding in the Company vis-à-vis the Group and any past and current Company Boards Member (as defined below).

5.3.5	Withdrawal Rights

Shares tendered prior to or at the Closing Time may not be withdrawn, subject to the right of withdrawal of any tender (together, the “Withdrawal Rights”):

(a)	during any extension of the Offer Period in accordance with the provisions of Article 15, Paragraph 3 of the Decree;

(b)

following an announcement in accordance with the Decree of a mandatory public bid in accordance with the Luxembourg Takeover Law (as defined below), provided that such Shares were already tendered prior to such announcement and will be withdrawn within seven (7) Business Days following such announcement;

(c)

following the grant of a request to set a reasonable price for a mandatory public offer in accordance with the provisions of Article 15, Paragraph 8 of the Decree, provided that such Shares were already tendered prior to the filing of such request and will be withdrawn within seven (7) Business Days following the date on which the judgment of the Enterprise Court (Ondernemingskamer) is declared provisionally enforceable or becomes final and conclusive and prior to or at the Closing Time; or

(d)	following an increase of the Offer Consideration in respect of which increase a document is made generally available pursuant to Article 15a, Paragraph 3 of the Decree, provided that such Shares:

(i)	were already tendered before such document was made generally available; and

(ii)	are withdrawn within seven (7) Business Days after such document was made generally available.

To withdraw previously tendered Shares, Shareholders must instruct the Admitted Institution they initially instructed to tender the Shares to arrange for the withdrawal of such Shares by the timely deliverance of a written or facsimile transmission notice of withdrawal to the Settlement Agent at the address set out in Section 3.6 (Contact details), or, if a Shareholder is directly recorded in its name in the Company’s shareholders’ register, timely submit a written notice of withdrawal to the Settlement Agent at the address set out in Section 3.6 (Contact details) and in the form as attached to the acceptance form.

Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Admitted Institution, unless such Shares have been tendered for the account of an Admitted Institution. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Offeror, in its sole discretion, which determination will be final and binding. Shareholders should contact their financial intermediary to obtain information about the deadline by which such Shareholder must send instructions to the financial intermediary to withdraw their acceptance of the Offer and should comply with the dates set by such financial intermediary, as such dates may differ from the dates and times noted in this Offer Memorandum.

Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered in accordance with the procedure for tendering Shares described in Section 5.3.2 (Acceptance by Shareholders).

During a Post-Acceptance Period, no withdrawal rights will apply to Tendered Shares accepted by the Offeror.

Shareholders that tendered their Shares during the Offer Period or Post-Acceptance Period shall have no right to change their election between the Cash Consideration or the Share Consideration (except in the event a Shareholder validly retenders its Shares after having validly exercised any of the Withdrawal Rights).

5.4	Offer Period (aanmeldingstermijn)

The Offer Period will commence on 14 August 2023 at 09:00 hours CET and will expire on 20 October 2023 at 17:40 hours CET, unless the Offer Period is extended in accordance with Article 15 of the Decree and Section 5.6 (Extension of the Offer Period) (such period, as it may be extended from time to time, the “Offer Period”).

If the Offer is declared unconditional (gestand wordt gedaan) by the Offeror, the Offeror will accept all Tendered Shares not previously validly withdrawn in accordance with the procedures set out in Section 5.3.5 (Withdrawal Rights).

5.5	Declaring the Offer unconditional (gestanddoening)

The obligation of the Offeror to declare the Offer unconditional (gestand doen) is subject to the satisfaction or waiver of the Offer Conditions in accordance with Section 6.7 (Offer Conditions, satisfaction and waiver). The Offer Conditions may be waived by the Offeror, to the extent permitted by Law and the agreement between the Offeror, Bertelsmann and Saham, as set out in Section 6.7.2 (Waiver of the Offer Conditions). If any Offer Condition is waived in accordance with Section 6.7.2 (Waiver of the Offer Conditions), the Offeror will inform the Shareholders as required by Law.

On or before the Unconditional Date, which falls within three (3) Business Days following the Closing Date in accordance with Article 16(1) of the Decree, the Offeror will determine whether or not the Offer Conditions have been satisfied or waived. On the Unconditional Date, the Offeror will announce whether the Offer:

(a)	is declared unconditional (gestand wordt gedaan);

(b)	will be extended in accordance with Section 5.6 (Extension of the Offer Period); or

(c)	is terminated as a result of the Offer Conditions not having been satisfied or waived,

all in accordance with Article 16 of the Decree. If the Offeror does not declare the Offer unconditional (gestand doen), the Offeror will explain such decision.

If the Offeror declares the Offer unconditional (gestand doen), the Offeror will accept the transfer of all Tendered Shares on the terms of the Offer.

5.6	Extension of the Offer Period

If the Offer Condition set out in Section 6.7.1(a) (Clearances) is not satisfied or waived on the then scheduled Closing Date, the Offeror will, in accordance with Article 15 of the Decree, extend the Offer Period, provided that (i) the first extension of the Offer Period shall be no less than two (2) weeks and no more than ten (10) weeks, calculated from the Initial Closing Date and (ii) any subsequent extension shall be subject to receipt of an exemption granted by the AFM and until such time as the Offeror reasonably believes is necessary to cause the Offer Condition to be satisfied or waived. Bertelsmann and Saham have undertaken to fully support and cooperate with any request by the Offeror to the AFM for an exemption to extend the Offer Period.

For the avoidance of doubt, in case of any extension of the Offer Period, all references in this Offer Memorandum to “Closing Time”, “17:40 hours CET”, “Closing Date” and “20 October 2023” shall, unless the context requires otherwise, be changed to the latest time or date (as applicable) to which the Offer Period has been so extended.

If the Offer Period is extended, so that the obligation pursuant to Article 16 of the Decree to announce whether the Offer is declared unconditional (gestand wordt gedaan) is postponed, a public announcement to that effect will be made ultimately on the third (3rd) Business Day following the Initial Closing Date in accordance with the provisions of Article 15, Paragraphs 1 and 2 of the Decree. If the Offeror extends the Offer Period, the Offer will expire on the latest time and date to which the Offeror extends the Offer Period.

During an extension of the Offer Period, Shares previously tendered and not withdrawn in accordance with Section 5.3.5 (Withdrawal Rights) will remain tendered under the Offer.

5.7	First Settlement

In the event that the Offeror declares the Offer unconditional (gestand doet), Shareholders who have:

(a)	validly tendered (or defectively tendered provided that such defect has been waived by the Offeror) their Shares; and

(b)	not validly withdrawn and have transferred their Shares for acceptance pursuant to the Offer on or prior to the Closing Date,

will receive on the First Settlement Date the Cash Consideration in respect of each Tendered Share tendered against the Cash Consideration, it being specified, for the sake of clarity, that Shareholders who have elected the Share Consideration for a part of their Shares and the Cash Consideration for another part of their Shares will receive the Cash Consideration on the First Settlement Date only for the part of their Shares initially tendered to the Cash Consideration. As of this moment, revocation, dissolution or annulment of a Shareholder’s tender or transfer shall not be permitted. The First Settlement will take place on the First Settlement Date only if the Offer is declared unconditional (gestand is gedaan). The First Settlement shall take place no later than five (5) Business Days after the Closing Date. The Offeror cannot guarantee that Shareholders holding Shares through an Admitted Institution will actually receive payment on the First Settlement Date from the Admitted Institution with whom they hold their Shares, though, for the avoidance of doubt, Shareholders should receive the Cash Consideration shortly thereafter.

Shareholders who have elected to receive the Share Consideration for all or part of their Shares will receive the Share Consideration for such Shares for which they elected the Share Consideration, and the corresponding Cash Consideration for the Shares that cannot be exchanged for Offeror Shares due to oversubscription on the Share Consideration, on the Second Settlement Date (see Section 5.9 (Second Settlement)).

5.8	Post-Acceptance Period (na-aanmeldingstermijn)

If the Offeror declares the Offer unconditional (gestand doen), the Offeror will, within three (3) Business Days after the Unconditional Date, publicly announce the Post-Acceptance Period of two (2) weeks. During the Post-Acceptance Period, Shareholders that did not tender their Shares during the Offer Period may tender their Shares on the same terms and subject to the same conditions and restrictions as the Offer, including the possibility to elect to receive the Share Consideration for each tendered Share instead of the Cash Consideration.

The Offeror will publicly announce the results of the Post-Acceptance Period, and the total number and total percentage of Shares held by it in accordance with Article 17, Paragraph 4 of the Decree no later than on the third (3rd) Business Day following the last day of the Post-Acceptance Period.

During the Post-Acceptance Period and until the Second Settlement Date, Shareholders have no right to withdraw Shares from the Offer or change their election between the Cash Consideration and the Share Consideration, regardless of whether the Shares have been tendered either during the Offer Period or during the Post-Acceptance Period.

5.9	Second Settlement

The Second Settlement will take place with respect to Shares tendered against the Cash Consideration for Shareholders who have:

(a)	validly tendered such Shares during the Post-Acceptance Period (or defectively tendered their Shares provided that such defect has been waived by the Offeror); and

(b)	not validly withdrawn and have transferred such Shares for acceptance pursuant to the Offer on or prior to the end of the Post-Acceptance Period,

and with respect to Shares tendered against the Share Consideration, for Shareholders who have:

(i)	validly tendered such Shares during the Offer Period or the Post-Acceptance Period (or defectively tendered their Shares provided that such defect has been waived by the Offeror); and

(ii)	not validly withdrawn and have transferred such Shares for acceptance pursuant to the Offer on or prior to the end of the Offer Period or Post-Acceptance Period.

On the Second Settlement Date, the Offeror will deliver the Offer Consideration in respect of all Tendered Shares to such Shareholders as set out above on the terms set out in this Offer Memorandum. The Second Settlement shall take place no later than five (5) Business Days after the last day of the Post-Acceptance Period. The Offeror cannot guarantee that Shareholders will actually receive the Offer Consideration on the Second Settlement Date from the Admitted Institution with whom they hold their Shares, though, for the avoidance of doubt, Shareholders should receive the Offer Consideration shortly thereafter. No specific action is required from the Shareholders regarding the delivery of the Offer Consideration.

The Offeror will determine the number of Offeror Shares to be issued for the payment of the Share Consideration in respect of the Tendered Shares in accordance with Section 5.2 (Offer Consideration). The Offeror will procure that the required number of Offeror Shares will be issued on or before the Second Settlement Date and that the Offeror Shares will be admitted to listing and trading on Euronext Paris as of that date. The Offeror Shares will be issued as fully paid up in exchange for the Shares.

No specific action is required from Shareholders regarding the delivery of the Offeror Shares. The Offeror Shares to be delivered as the Share Consideration to holders of Shares held through a financial intermediary, will be delivered to those persons who are registered in the records of the financial intermediary as persons entitled to the Shares in dematerialised form through (i) Euroclear France S.A. and (ii) the relevant financial intermediary and settlement institution. The Offeror Shares to be delivered as the Share Consideration to Shareholders directly registered in the Company’s shareholders’ register, will be delivered to such Shareholders in dematerialised form at the election of each such registered Shareholder, either (i) through the clearing institution and the relevant financial intermediaries to be registered in the records of the financial intermediaries in the name of such registered Shareholder, or (ii) through the registration of such Offeror Shares in the shareholders register of the Offeror held by Uptevia in the name of such registered Shareholder.

As of the Second Settlement Date, revocation, dissolution or annulment of the tendering, sale or transfer of any Tendered Share is not possible.

5.10	Costs related to tendering

No costs will be charged to Shareholders by the Offeror or the Company for the issuance or transfer of any Offeror Shares or the transfer of or payment for the Tendered Shares held through an Admitted Institution. However, Shareholders may be charged certain fees by Admitted Institutions or their custodians, banks or stockbrokers. Shareholders should consult their Admitted Institution, custodian, bank or stockbroker regarding any charges. Costs might also be charged if a foreign institution is involved in the transfer of or payment for the Tendered Shares.

5.11	Withholding

The Offeror is entitled to deduct and withhold from the Offer Consideration such amounts as the Offeror is required to deduct and withhold with respect to the payment of the Offer Consideration under any provision of applicable tax or social security Law. To the extent that amounts are so deducted and withheld by the Offeror and duly accounted for to the relevant Tax Authority, those amounts shall be treated for all purposes as having been paid to the Shareholders, on behalf of which that deduction and withholding was made by the Offeror. The Offer Consideration payable to Shareholders for Tendered Shares is not subject to Dutch dividend withholding taxes.

5.12	Announcements

Any further announcements in relation to the Offer, including whether or not the Offeror declares the Offer unconditional (gestand wordt gedaan) and announcements in relation to an extension of the Offer Period, if any, will be made by press release. Any press release issued by the Offeror will be made available on the website of the Offeror (https://www.teleperformance.com/en-us/investors/publications-and-events/acquisition-of-majorel/). Any press release issued by the Company will be made available on the website of the Company (https://ir.majorel.com/websites/majorel/English/200/news.html#section-publications).

Subject to any applicable requirements by Law and without limiting the manner in which the Offeror may choose to make any public announcement, the Offeror will have no obligation to make any public announcement other than as described in this Offer Memorandum.

5.13	Indicative timetable of the Offer

Expected date and time (all times are CET)	Event

11 August 2023	Press release announcing the commencement of the Offer Period and the availability of this Offer Memorandum, the Universal Registration Document, the Amendment to the Universal Registration Document and the Exemption Document

11 August 2023	Press release announcing the availability of the Position Statement

14 August 2023, 09:00 hours	Commencement of the Offer Period in accordance with Article 14, Paragraph 2 of the Decree

20 October 2023, 17:40 hours

Closing Date and Closing Time:

Deadline for tendering Shares during the Offer Period, unless the Offer is extended in accordance with Section 5.6 (Extension of the Offer Period) and Article 15 of the Decree

No later than three (3) Business Days after the Closing Date	Unconditional Date: The date on which the Offeror will publicly announce whether the Offer is declared unconditional (gestand wordt gedaan) in accordance with Article 16 of the Decree

No later than five (5) Business Days after the Closing Date

First Settlement Date:

The date on which, in accordance with the terms and conditions of the Offer, the Offeror will pay the Cash Consideration for each Tendered Share tendered during the Offer Period against the Cash Consideration

No later than three (3) Business Days after the Unconditional Date

Post-Acceptance Period:

If the Offer is declared unconditional (gestand wordt gedaan), the Offeror will publicly announce a Post-Acceptance Period of two (2) weeks, in accordance with Article 17 of the Decree. The Post-Acceptance Period will commence on the first Business Day following the announcement of the Post-Acceptance Period.

No later than five (5) Business Days after the last day of the Post-Acceptance Period

Second Settlement Date:

The date on which, in accordance with the terms and conditions of the Offer, the Offeror will pay (i) the Cash Consideration for each Tendered Share tendered during the Post-Acceptance Period against the Cash Consideration and (ii) the Share Consideration together with the corresponding Cash Consideration for the Shares that cannot be exchanged for Offeror Shares due to oversubscription for the Share Consideration for each Tendered Share tendered during the Offer Period or the Post-Acceptance Period against the Share Consideration.

6	EXPLANATION AND BACKGROUND OF THE OFFER

6.1	Background and Initial Announcement

In mid April 2023, in advance of an exploratory meeting scheduled to discuss the potential opportunity of complementary capabilities of the Offeror and the Company, the Offeror, Saham and the Company entered into a confidentiality agreement. Only the CEO of the Company participated in this exploratory meeting.

Following the meeting, the Offeror and Saham, together with Bertelsmann, and without further involvement of the Company, explored and discussed the possibility and willingness of Saham and Bertelsmann to commit to irrevocable undertakings to tender their Shares in a potential voluntary public offer by the Offeror for all Shares. This resulted in the Offeror, Bertelsmann and Saham signing a non-binding term sheet on 22 April 2023, setting out the main commercial terms and conditions pursuant to which the parties would continue to negotiate a tender offer agreement setting out the terms and conditions against which Bertelsmann and Saham would be willing to commit to such irrevocable undertakings.

On 23 April 2023, Bertelsmann and Saham informed the Management Board and the majority of the Supervisory Board, including the independent Supervisory Board Members, of the signed term sheet regarding the potential voluntary public offer by the Offeror.

In the early morning of 26 April 2023, the Offeror, Bertelsmann and Saham entered into a tender offer agreement, setting out the terms and conditions for the Offer and the irrevocable undertakings by Bertelsmann and Saham to each tender all their Shares under the Offer. Details of the tender offer agreement are included in Section 6.10. The Offeror and the Company did not negotiate on the terms and conditions for the Offer, and the Company is not a party to the tender offer agreement or any other agreement with the Offeror in relation to to the Offer. Bertelsmann and Saham have not been involved in the preparations of the Offer.

Immediately thereafter, the Offeror issued a press release pursuant to section 5(2) of the Decree (the “Initial Announcement”), announcing the intended Offer for all issued and outstanding Shares against payment of EUR 30.00 per Share (ex the 2022 Dividend Distribution and cum any Additional Distribution), and the option for Shareholders to alternatively elect to receive Offeror Shares at an exchange ratio of 30/217 Offeror Shares for each Share, up to an aggregate maximum of 4,608,295 Offeror Shares. In the Initial Announcement, the Offeror also confirmed it had sufficient funds available for the payment of the Cash Consideration and any Transaction costs and that the Share Consideration will be funded through the issuance of Offeror Shares under the Offeror’s existing share issue authorisation, in accordance with section 7(4) of the Decree.

In its press release of 26 April 2023 and following respective Company Boards meetings in which all Management Board Members and Supervisory Board Members respectively participated (it being specified that the Chairman of the Supervisory Board who is affiliated with Saham abstained from voting), the Company announced that the Management Board and the Supervisory Board welcomed the Offer and, at the time of the Initial Announcement, considered it to be in the best interest of the Company, its shareholders, employees and other stakeholders.

On 23 May 2023, the Offeror confirmed in an announcement published in accordance with section 7(1) of the Decree that it is making good progress on the preparations of the Offer and that the first draft of the Offer Memorandum would be submitted to the AFM for approval no later than the second half of June 2023.

The press releases referred to in this Section 6.1 (Background and Initial Announcement) are included in Section 11 (Press Releases).

6.2	Rationale for the Transaction

The combination between the Offeror and the Company will create a EUR 10.2 billion (based on financial information as at 31 December 2022) revenue digital business services organisation with a strong presence in all major economies of the world.

The strategic highlights of the combination include:

(a)	complementary capabilities in a number of geographies – thus enhancing the Offeror’s strength in servicing the Americas, while complemented by the Company’s strength in Europe;

(b)	a scaled up presence in Asia-Pacific and Africa;

(c)

the deepening of expertise across verticals with a highly diversified client portfolio, including Technology, Banking & Financial Services, Insurance, Travel, Energy & Utilities, Retail & FMCG, Government Services and Automotive verticals;

(d)	further scale and capabilities in Trust & Safety;

(e)	the creation of a significant management depth;

(f)	a broad portfolio of digital transformation services;

(g)	a proforma 2022 earnings per share accretion in the first year before synergies and double-digit earnings per share accretion including run-rate cost synergies;

(h)	material synergies expected in the range of EUR 100-150 million, through higher efficiencies, increased scale, enhanced potential for new product development, and sharing of best practices;

(i)

maintaining of financial flexibility with a leverage of 1.8x combined 2023 EBITDA and the Offeror expects its BBB rating to remain unchanged, allowing the Offeror to remain proactive on future acquisition opportunities; and

(j)	achieving the Offeror’s 2025 objective of EUR 10 billion in revenues two years in advance.

The intent of the Offeror is to continue the business expansion by cross-fertilization of existing clients of the Offeror and the Company either on products and on geographies. In addition, the intent of the Offeror is to continue developing new products to the Company’s client portfolio, in particular in artificial intelligence and digital.

The Offeror supports the Company’s existing strategy and intends to support the activities of the Company in accordance with its strategy. At the date of this Offer Memorandum, the Offeror does not envisage any concrete changes regarding maintaining of the Company’s headquarter at its current location.

6.3	The Offer

The Offeror is making an offer to acquire from the Shareholders all the Shares on the terms and subject to the conditions and restrictions contained in this Offer Memorandum.

Subject to the Offer being declared unconditional (gestand wordt gedaan), Shareholders tendering their Shares under the Offer will receive the Offer Consideration in respect of each Tendered Share.

6.4	Substantiation of the Offer Consideration

In establishing the Offer Consideration, the Offeror carefully considered the history and prospects of the Company, including:

(i)

analyses of public historical financial information derived from the Company’s financial statements, financial reports[1], the Company’s IPO prospectus and press releases, the Company’s IPO announcement, and the Company’s press releases on financial results issued since the IPO, including analysis of historical financial KPIs, enterprise value to equity bridge as of 30 June 2023 and analysis of the diluted number of shares; and

(ii)

the possible long-term developments in profitability, cash flows and balance sheets based on broker consensus estimates, including Berenberg, BNP Paribas Exane, Citi, Goldman Sachs, JP Morgan, Oddo and UBS.

In addition, the Offeror and its financial advisers conducted the following series of financial analyses and valuation benchmarks:

(a)

a historical share price analysis based on the volume-weighted average closing prices of the Shares since first traded on Euronext Amsterdam on 24 September 2021 up to and including the last trading date before the Initial Announcement, i.e., 25 April 2023 (the “Reference Date”). The volume-weighted average closing price per Share on Euronext Amsterdam over the period was EUR 26.9, ranging from EUR 18.0 to EUR 32.0. For the one, three, and twelve-month periods prior to and including the Reference Date, such volume-weighted average closing price was EUR 20.0, EUR 20.7 and EUR 22.1, respectively;

(b)

a target share price analysis based on the Company target prices issued during a period starting three months prior to the Reference Date until the Reference Date (including following the announcement of the Company Group’s FY 2022 results published on 14 March 2023) by certain analysts. The research analysts considered comprised Berenberg, BNP Paribas Exane, Citi, Goldman Sachs, JP Morgan, Oddo and UBS, with an average target price of EUR 31.3 per Share;

[1]	Annual, semi-annual and quarterly financial reports published by the Company since its initial public offering in 2021.

(c)

a trading multiple analysis based on the financial performance of the Company (broker consensus) and the prices of the Shares compared with those of certain comparable publicly traded companies and their securities, such as Concentrix[2], Telus International[3], TTEC[4], TaskUs[5], the Offeror[6] and TDCX[7]. For those companies, the average multiple of enterprise value to consensus EBITDA forecast for the financial year ending 31 December 2023 was 7.8x (as of the Reference Date, market data based on one (1) month VWAP). By comparison, the Offer Consideration represents a multiple of enterprise value to 2023 EBITDA forecast of 8.3x;

(d)

a discounted cash flow analysis assuming (i) financial forecasts for the Company on a stand-alone basis based on broker consensus estimates (first 2.5 years, consensus based on Berenberg, BNP Paribas Exane, Citi, Goldman Sachs, JP Morgan, Oddo and UBS), extrapolated estimates (next 3 years), and historical results, (ii) weighted average cost of capital between 9.1% and 9.6%, (iii) a forecasting period of 5.5 years and (iv) a terminal value based on the perpetual growth methodology assuming a perpetual growth rate of 2.0% and 2.5%; and

(e)

a transaction multiple analysis back to 2017 based on the financial terms, including enterprise value to EBITDA multiples, to the extent publicly available, of certain acquisition transactions in businesses related to those the Company operates in. Transactions analysed included the acquisitions of Webhelp by Concentrix[8], the Company by Sitel[9] (now known as Foundever) (aborted), Sykes by Sitel[10] (now known as Foundever), Everise by Brookfield[11], CCC Holding by Telus[12], ADM by Tessi[13], Webhelp by GBL[14], Konecta by ICG[15], TaskUs by Blackstone[16], Convergys by Synnex[17], Intelenet by the Offeror[18] and Aegis by StarTek[19].

6.5	Premia

The Cash Consideration represents a premium of:

(a)	43.2% over the closing price per Share of EUR 20.95 on Euronext Amsterdam on the Reference Date;

(b)	50.0% over the volume-weighted average closing price per Share of EUR 20.01 on Euronext Amsterdam for the one-month period prior to and including the Reference Date;

(c)	45.6% over the volume-weighted average closing price per Share of EUR 20.61 on Euronext Amsterdam for the three-month period prior to and including the Reference Date; and

[2]	Research analysts considered for Concentrix comprised Canaccord, Bank of America and Barrington.
[3]	Research analysts considered for Telus International comprised Morgan Stanley, NBF, Scotiabank, CIBC, RBC, JP Morgan, Credit Suisse and Bank of America.
[4]	Research analysts considered for TTEC comprised Barringhton, Morgan Stanley, Canaccord and Bank of America.
[5]	Research analysts considered for TaskUs comprised Morgan Stanley, JP Morgan and RBC.
[6]	Research analysts considered for the Offeror comprised BNP Paribas Exane, Société Générale, Dutch Bank, HSBC, Oddo, JP Morgan, Morgan Stanley.
[7]	Research analysts considered for TDCX comprised Credit Suisse, JP Morgan, HSBC and CGS CIMB.
[8]	Based on 2023E EBITDA.
[9]	Based on 2021 EBITDA.
[10]	Based on 2020 EBITDA.
[11]	Based on 2020 EBITDA.
[12]	Based on 2018 EBITDA.
[13]	Based on 2018 EBITDA.
[14]	Based on 2018 EBITDA.
[15]	Based on 2018 EBITDA.
[16]	Based on 2018 EBITDA.
[17]	Based on 2017 EBITDA.
[18]	Based on 2018 EBITDA.
[19]	Based on 2017 EBITDA.

(d)	35.6% over the volume-weighted average closing price per Share of EUR 22.12 on Euronext Amsterdam for the twelve-month period prior to and including the Reference Date.

The Share Consideration implies a premium of:

(i)	34.4% over the closing price per Share of EUR 20.95 on Euronext Amsterdam on the Reference Date (based on the closing price per Offeror Share of EUR 203.70 on Euronext Paris on the Reference Date);

(ii)

48.2% over the volume-weighted average closing price per Share of EUR 20.01 on Euronext Amsterdam for the one-month period prior to and including the Reference Date (based on the volume-weighted average closing price per Offeror Share of EUR 214.42 on Euronext Paris for the same period);

(iii)

57.1% over the volume-weighted average closing price per Share of EUR 20.61 on Euronext Amsterdam for the three-month period prior to and including the Reference Date (based on the volume-weighted average closing price per Offeror Share of EUR 234.14 on Euronext Paris for the same period); and

(iv)

56.3% over the volume-weighted average closing price per Share of EUR 22.12 on Euronext Amsterdam for the twelve-month period prior to and including the Reference Date (based on the volume-weighted average closing price per Offeror Share of EUR 250.07 on Euronext Paris for the same period).

Prices used in these premia analyses are not adjusted for dividends, especially as the Offer Consideration is ‘ex dividend’ for financial year 2022.

6.6	Financing of the Offer

The Offeror will fund the Cash Consideration of the Offer through a bridge loan initially underwritten by BNP Paribas, CACIB and Société Générale for a total amount of EUR 2,050,000,000 under a facilities agreement dated 17 May 2023. The bridge loan has been partially refinanced through a term loan of EUR 600,000,000. The two facilities have been syndicated to a pool of banks including BNP Paribas, CACIB, Société Générale, Natixis, Banco Bilbao Vizcaya Argentaria S.A., Paris Branch, Bank of America, Europe Designated Activity Company, Crédit Industriel et Commercial, Citibank Europe Plc, Commerzbank Aktiengesellschaft, Deutsche Bank Luxembourg S.A., HSBC Continental Europe, J.P. Morgan Chase Bank, N.A., Paris Branch, MUFG Bank, Ltd., Standard Chartered Bank AG and Wells Fargo Bank International UC. The Offeror plans to refinance the EUR 1,450,000,000 remaining bridge loan by bonds issues.

The bridge loan and the term loan are not subject to any guarantee or financial covenant and are subject to limited terms and conditions customary for loans provided on a certain funds basis.

The Share Consideration of the Offer will be paid through the issuance of the Offeror Shares as further discussed in Section 5.2(b) (Offer Consideration).

Reference is also made to the Initial Announcement in which the certainty of funds was announced in accordance with Article 7, Paragraph 4 of the Decree.

6.7	Offer Conditions, satisfaction and waiver

6.7.1	Offer Conditions

The obligation of the Offeror to declare the Offer unconditional (gestand doen) is subject to the following conditions precedent (the “Offer Conditions”) being satisfied or waived (either in whole or in part and to the extent permitted by Law) on the Closing Date:

Clearances

(a)

all required decisions or communications from the Antitrust Authorities having been obtained constituting clearance of the proposed Transaction, or stating that no clearance is required (without conditions or with conditions accepted by the Offeror as set out in Section 6.8 (Antitrust Clearances condition)) or the applicable waiting and other time periods (including extensions thereof) under any Laws having expired, lapsed or been terminated (provided that, upon such expiry, lapse or termination the proposed Transaction is by operation of Law effective and immediately deemed to be cleared) or, if applicable, having taken a decision or having otherwise informed the Offeror that they do not have jurisdiction to review the Transaction under the relevant Laws (“Clearances”);

No AFM notification

(b)

no notification having been received from the AFM that the Offer has been made in conflict with any provisions of chapter 5.5 of the Wft or the Decree, within the meaning of section 5:80 of the Wft in which case, pursuant to those rules, securities institutions (effecteninstellingen) would not be permitted to cooperate with the execution and completion of the Offer; and

No order

(c)

no order, stay, judgment or decree having been issued by any court, arbitral tribunal, government, Antitrust Authority, governmental authority or other regulatory or administrative authority and being in effect, or any statue, rule regulation, governmental order or injunction having been enacted, enforced, promulgated, issued, entered or deemed applicable to the Offeror, Offer, or Transaction, any of which restrains, prohibits or delays or is reasonably likely to restrain, prohibit, make illegal or delay consummation of the Offer in any material respect.

The obligation of the Offeror to declare the Offer unconditional (gestand doen) is not subject to a minimum number of Tendered Shares or any other minimum acceptance threshold.

6.7.2	Waiver of the Offer Conditions

The Offeror may, to the extent permitted by Law, waive each of the Offer Conditions set out in Section 6.7.1 (Offer Conditions) (either in whole or in part) at any time, provided that the Offer Condition set out in Section 6.7.1(b) (No AFM notification) cannot be waived by the Offeror.

If on the then scheduled Closing Date, the Offer Condition set out in Section 6.7.1(a) (Clearances) is not satisfied or waived, the Offeror will extend the Offer Period, provided that (i) the first extension of the Offer Period shall be no less than two (2) weeks and no more than ten (10) weeks after the Initial Closing Date, and (ii) any subsequent extension shall be subject to receipt of an exemption granted by the AFM and until such time as the Offeror reasonably believes is necessary to cause the Offer Condition to be satisfied or waived. Reference is made to Section 5.6 (Extension of the Offer Period).

In accordance with the Law, if it is ascertained by the Offeror that an Offer Condition is not satisfied or is incapable of being satisfied and the relevant Offer Condition is not or cannot be waived, the Offeror shall forthwith publicly announce this in accordance with Article 12, Paragraph 3 of the Decree.

6.7.3	Satisfaction of the Offer Conditions

The satisfaction of each of the Offer Conditions does not solely depend on the will of the Offeror as prohibited by Article 12, Paragraph 2 of the Decree.

The Offeror will, together with Bertelsmann and Saham, use its reasonable best efforts to procure satisfaction of the Offer Conditions as soon as reasonably practicable and to the extent permissible under the Law.

6.8	Antitrust Clearances condition

The Offeror is responsible for notifying the relevant Antitrust Authorities of the Transaction and is responsible for obtaining the Clearances in the following jurisdictions: Brazil, China, Colombia, the European Union, Morocco, the Philippines, Saudi Arabia and Turkey. The Offeror already obtained Clearances in Brazil, China and Colombia and is working on obtaining Clearances from the Antitrust Authorities of the other jurisdictions where Clearances are required. In the event that the Competition and Markets Authority of the United Kingdom indicates its intention to review the Transaction, clearance from the Competition and Markets Authority will also become a condition to the obligation of the Offeror to declare the Offer unconditional. At the date of this Offer Memorandum, the Competition and Markets Authority of the United Kingdom has not indicated that it intends to review the Transaction.

Although the timing is contingent on various factors, the current best estimate for obtaining the required Clearances or for the applicable waiting periods or other periods (including extensions thereof) under applicable Laws having been expired, lapsed or terminated, is the 4th quarter of 2023. The Clearances may however be obtained later. Certain Antitrust Authorities may impose requirements or request commitments in connection with their approval of the Transaction, which could require the Offeror and/or the Company to divest certain assets and/or businesses within their respective groups. Subject to a certain threshold, the Offeror undertook vis-à-vis Bertelsmann and Saham to take all actions required, and to proactively offer certain divestments, in order to secure antitrust clearances. The Offeror is solely responsible for obtaining the Clearances.

6.9	Decision-making process of the Company

There have been discussions regarding the (at the time) potential Offer between the Offeror on the one hand, and Bertelsmann and Saham on the other hand, which have resulted in an agreement publicly announced on 26 April 2023 in the Initial Announcement. On the day after the execution of a non-binding term sheet dated 22 April 2023 and prior to the Initial Announcement, Bertelsmann and Saham informed the Management Board and the majority of the Supervisory Board including the independent Supervisory Board Members, of the execution of the term sheet regarding the (at the time) potential Offer. Immediately following the Initial Announcement and following Company Boards meetings of both the Management Board and the Supervisory Board, the Company announced that the Management Board and the Supervisory Board welcomed the Offer and, at the time of the Initial Announcement, considered it to be in the best interest of the Company, its shareholders, employees and other stakeholders. As the Chairman of the Supervisory Board is affiliated with Saham, he abstained from voting on relevant decisions regarding the Offer.

The Company will publish its Position Statement setting out an updated recommendation of the Offer, subject to the fiduciary duties of the Company Boards, and such updated recommendation to be based on the Fairness Opinion.

6.10	Irrevocable undertakings of Bertelsmann and Saham

6.10.1	Main terms of irrevocable undertakings

Bertelsmann has entered into an irrevocable undertaking with the Offeror to (i) tender under the Offer all the Shares it holds, (ii) elect the Share Consideration for all such Shares, (iii) support the Offer, (iv) use the voting rights attached to such Shares to further the Transaction, (v) not commit to any alternative offer of any third party in respect of such Shares, and (vi) use its best efforts to ensure that any managers and employees of the Company tender their Shares, all in accordance with the terms of the irrevocable undertaking. At the date of this Offer Memorandum, Bertelsmann holds an interest of 39.49% in the Company.

Saham has entered into an irrevocable undertaking with the Offeror to (i) tender under the Offer all Shares it holds or controls, (ii) elect the Share Consideration for all such Shares, (iii) support the Offer, (iv) use the voting rights attached to such Shares to further the Transaction, (v) not commit to any alternative offer of any third party in respect of such Shares, and (vi) use its best efforts to ensure that any managers and employees of the Company tender their Shares, all in accordance with the terms of the irrevocable undertaking. At the date of this Offer Memorandum, Saham holds or controls an interest of 39.49% in the Company.

Bertelsmann and Saham have each entered into an irrevocable undertaking with the Offeror until the Second Settlement Date to refrain from acquiring or selling (i) any Shares, (ii) any Offeror Shares, or (iii) any other securities granting access to the share capital of the Company or the Offeror, or otherwise increase or decrease their interest in the Company or the Offeror (as applicable), without the consent of the other parties (i.e., the Offeror, Bertelsmann and Saham, as the case may be), other than for tendering their Shares in the Offer or for any hedging transactions with respect to the Offeror Shares with a view to reducing any exposure to share price fluctuations in relation to the Offeror Shares that they will receive upon the Second Settlement Date.

If the Offer is declared unconditional (gestand wordt gedaan), each of Bertelsmann and Saham will receive, in exchange for their Shares, a consideration comprised of (x) Offeror Shares representing between 1/3rd and 42.2% of the Offer Consideration and (y) cash representing between 57.8% and 2/3rd of the Offer Consideration, depending on the aggregate number of Tendered Shares for which the other Shareholders will have validly elected to receive the Share Consideration. Due to the Maximum Consideration Shares, Bertelsmann and Saham would, following the Second Settlement, acquire a maximum shareholding in the Offeror of 3.6% each (subject to changes as a result of the Share Buyback Program), if no other Shareholder will have validly elected the Share Consideration.

Except for intra-group transfers, Bertelsmann and Saham have each agreed with the Offeror not to transfer, commit to transfer, directly or indirectly, or announce their intention to transfer:

(a)	one-third of the Offeror Shares received by them as a result of the Offer for a period of six (6) months after the Second Settlement Date;

(b)	one-third of the Offeror Shares received by them as a result of the Offer for a period of nine (9) months after the Second Settlement Date; and

(c)	one-third of the Offeror Shares received by them as a result of the Offer for a period of twelve (12) months after the Second Settlement Date.

These lock-up undertakings can only be waived by the Offeror.

Following the expiration of each lock-up period as set out above (or upon a specific waiver provided by the Offeror), Bertelsmann and Saham have each agreed with the Offeror to only transfer or commit to transfer the Offeror Shares they will receive as a result of the Offer, in full or in part, in an orderly way, in particular through accelerated book-building private placements, private block trades outside the stock exchange or in limited positions through the stock exchange.

Bertelsmann and Saham agreed to make the relevant proposals to the general meeting of Shareholders of the Company to ensure that the 2022 Dividend Distribution would be in cash and would not exceed sixty-eight million euro (EUR 68,000,000). On 22 June 2023, the general meeting of Shareholders of the Company approved the distribution of a dividend of sixty-eight eurocents (EUR 0.68) per share, resulting in an aggregate dividend distribution of sixty-eight million euro (EUR 68,000,000) (i.e., the 2022 Dividend Distribution).

Bertelsmann and Saham will tender their Shares under the same terms and conditions as the other Shareholders. Bertelsmann and Saham did not receive any information that is relevant for Shareholders when assessing the Offer that is not included in this Offer Memorandum.

The irrevocable undertakings from Bertelsmann and Saham may only be terminated in accordance with Section 6.10.2 (Termination of irrevocable undertakings). If the Offer is not declared unconditional (gestand gedaan) for any reason other than the Offer Conditions set out in Section 6.7.1(a) (Clearances) and (c) (No order) not having been satisfied or waived, the Offeror, Bertelsmann and Saham will in good faith negotiate an alternative transaction structure on substantially equivalent economic conditions as set out in this Offer Memorandum to sell all of the Shares held by each of them to the Offeror. If no such alternative structure for the Transaction is available, they will agree on a different structure to ensure that Bertelsmann and Saham will be able to sell all of the Shares held by each of them to the Offeror on equivalent economic conditions as those set out in this Offer Memorandum.

6.10.2	Termination of irrevocable undertakings

The agreement described in Section 6.10.1 (Irrevocable undertakings of Bertelsmann and Saham) between the Offeror and Bertelsmann and Saham terminates immediately:

(a)	by the parties’ mutual written consent;

(b)

by notice in writing given by the Offeror to the other parties if any of the Offer Conditions has not been satisfied or waived on the Closing Date, or if it is apparent that such Offer Conditions cannot be satisfied and will not be waived before such date, provided that the non-satisfaction of the Offer Condition is not caused by or the result of a breach by the Offeror of any of its obligations under the agreement between the Offeror, Bertelsmann and Saham; or

(c)

by notice in writing given by the Offeror, Bertelsmann or Saham to the other parties if any of the Offer Conditions has not been satisfied or waived by the Offeror on 30 June 2024, or if it is apparent that such Offer Conditions cannot be satisfied and will not be waived by the Offeror before such date, provided that the terminating party is not in material breach of any of its obligations under the agreement between the Offeror, Bertelsmann and Saham.

6.11	Transactions by the Offeror

In the year preceding the date of this Offer Memorandum, the Offeror and the Offeror Directors did not effect any transactions in Shares and stock options for Shares.

6.12	Respective cross-shareholdings Offeror – the Company

As at the date of this Offer Memorandum:

(a)	the Offeror does not directly or indirectly hold any Shares; and

(b)	the Company does not directly or indirectly hold any shares in the Offeror.

6.13	Consequences of the Offer for non-tendering Shareholders

It is likely that the Offer, if and when it is declared unconditional (gestand wordt gedaan), has implications for the Shareholders who did not tender their Shares. Therefore, Shareholders considering not to tender their Shares under the Offer should carefully review the Sections of this Offer Memorandum that explain the intentions of the Offeror and/or certain actual or potential implications to which such non-tendering Shareholders will be subject if the First Settlement and Second Settlement occur, such as (but not limited to) this Section 6.13 (Consequences of the Offer for non-tendering Shareholders). These risks are in addition to the risks associated with holding securities issued by the Company in general, such as the exposure to risks related to the business of the Company, the markets in which the Company operates, as well as economic trends affecting such markets generally as such business, markets or trends may change from time to time.

It is the intention of the Offeror to ultimately acquire 100% of the Shares and the Offeror’s willingness to pay the Offer Consideration is predicated on the acquisition of 100% of the Shares or the entirety of the Company’s assets and operations (including the Company’s entire business). In light thereof, following the Second Settlement, the Offeror may choose to implement (or cause to be implemented) certain restructuring measures (as described in more detail in this Section 6.13 (Consequences of the Offer for non-tendering Shareholders)). The Offeror reserves the right to use any legally permitted method to acquire all of the Shares (or full ownership of the Group’s business) and/or to optimise the corporate, financing and tax structure of the Company.

The Offeror may therefore implement a Takeover Squeeze-Out (as defined below) or a Corporate Squeeze-Out (as defined below) for the remaining Shares if it holds at least 95% of the capital and voting rights in the Company following the Second Settlement. If the Offeror does not reach this 95% threshold immediately after the Second Settlement, the Offeror will explore any possibility (i) to reach such threshold in the future in order to implement either a Takeover Squeeze-Out or, as the case may be, a Corporate Squeeze-Out, or alternatively (ii) to implement any Post-Settlement Restructuring (as defined below) measures as further detailed in Section 6.13.6 (Post-Settlement Restructurings) below. With all these measures the Offeror does not intend to propose a consideration to be paid to, or received by, the Shareholders at financial terms higher than the Offer Consideration, it being specified that such terms could be lower than the Offer Consideration.

When deliberating and resolving on any Takeover Squeeze-Out, Corporate Squeeze-Out or Post-Settlement Restructuring, due consideration will be given to the requirements of Law, including, to the extent applicable, the Wft, the Decree and the duties of the Company Boards to promote the corporate interest of the Company, and the interests of all shareholders (including minority shareholders) and other relevant stakeholders, and relevant employee representative bodies’ information and/or consultation requirements.

6.13.1	Intentions following the Offer being declared unconditional

If the Offer is declared unconditional (gestand wordt gedaan), the Offeror intends to as soon as possible:

(a)	decide on the appropriate restructuring measure to acquire 100% of the Shares or the entirety of the Company’s assets and operations; and

(b)	procure the Delisting.

6.13.2	Liquidity

The purchase of Shares by the Offeror pursuant to the Offer will reduce the number of Shareholders and the number of Shares that might otherwise trade publicly. As a result, the size of the free float in Shares may be substantially reduced following the First Settlement and the Second Settlement, as applicable, and trading volumes, liquidity and market value of Shares may be adversely affected. The Offeror does not intend to compensate the Shareholders for such adverse effect by, for example, setting up a liquidity mechanism for the Shares that are not tendered in the Offer.

Furthermore, the Offeror may initiate any of the procedures set out in this Section 6.13 (Consequences of the Offer for non-tendering Shareholders) following completion of the Offer, such as the Delisting, which may further adversely affect liquidity and market value of any Shares not tendered.

6.13.3	Delisting

The Offeror may, as soon as reasonably practicable after the Second Settlement, seek to procure the delisting of the Shares from Euronext Amsterdam (including the Shares not tendered under the Offer) and the termination of the listing agreement between the Company and Euronext Amsterdam in relation to the listing of the Shares (the “Delisting”).

Delisting may be achieved in accordance with applicable (policy) rules of Euronext Amsterdam, but the listing of the Shares on Euronext Amsterdam can also be terminated on the basis of a Post-Settlement Restructuring. In the event that the Company will no longer be listed and the Shares will no longer be publicly traded, the provisions applicable to the governance of listed companies will no longer apply and the rights of remaining minority Shareholders may be limited to the statutory minimum.

6.13.4	Squeeze-Out

If, following the Second Settlement, the Offeror directly or indirectly holds the required number of Shares as specified below, the Offeror may initiate a squeeze-out procedure pursuant to the Luxembourg Law of 19 May 2006 on public takeover offers (the “Luxembourg Takeover Law”) under which it may require all other Shareholders to transfer their Shares to the Offeror in exchange for a fair price.

If the Offeror holds at least 95% of both the voting capital and the voting rights in the Company following the Second Settlement, the Offeror may initiate a Takeover Squeeze-Out (as defined in Section 6.13.4(a) (Takeover Squeeze-Out)). For further information on the requirements and consequences of a Takeover Squeeze-Out, see Section 6.13.4(a) (Takeover Squeeze-Out).

If the Offeror holds at least 95% of both the voting capital and the voting rights in the Company, the Offeror may initiate a Corporate Squeeze-Out (as defined in Section 6.13.4(b) (Corporate Squeeze-Out)) in accordance with Article 4 paragraph 1 of the Luxembourg Law of 21 July 2012 on the squeeze-out and mandatory sell-out of securities of companies currently admitted or previously admitted to trading on a regulated market or having been offered to the public (the “Luxembourg Squeeze-Out and Sell-Out Law”). For further information on the requirements and consequences of a Corporate Squeeze-Out, see Section 6.13.4(b) (Corporate Squeeze-Out).

If the Offeror initiates a Takeover Squeeze-Out or a Corporate Squeeze-Out, the Offeror may procure the Delisting after completion of the Takeover Squeeze-Out or Corporate Squeeze-Out, as applicable.

Shareholders will have the Buy-Out rights described in (i) Section 6.13.5(a) (Takeover Buy-Out Right) after the Second Settlement Date, if the Offeror holds more than 90% of the voting rights in the Company after the Second Settlement Date and (ii) Section 6.13.5(b) (Corporate Buy-Out Right) six (6) months after the Squeeze-Out-Buy-Out Period (as defined below), if the Offeror holds at least 95% of both the voting capital and the voting rights in the Company.

Takeover Squeeze-Out

(a)

Pursuant to Article 15 Paragraph 2 of the Luxembourg Takeover Law, the Offeror may request that the remaining Shareholders transfer their Shares to the Offeror against a fair price, if the Offeror holds at least 95% of both the voting capital and the voting rights in the Company following the Offer (the “Takeover Squeeze-Out”). The Offeror may exercise the Takeover Squeeze-Out within three (3) months following the expiration of the Post-Acceptance Period (the “Squeeze-Out-Buy-Out Period”). If the Offeror initiates a Takeover Squeeze-Out, the Offeror may only offer a consideration in cash. In the event of a voluntary takeover offer, such as the Offer, the offer price of the voluntary takeover offer would be presumed to be fair according to the legal presumption of Article 15 paragraph 5 of the Luxembourg Takeover Law, if the relevant offeror acquires shares through the acceptance of the offer representing at least 90% of the voting capital subject to the relevant offer (including the shares tendered by Bertelsmann and Saham).

Corporate Squeeze-Out

(b)

Pursuant to Article 4 of the Luxembourg Squeeze-Out and Sell-Out Law, the Offeror may require the transfer of Shares held by other Shareholders if the Offeror directly or indirectly holds at least 95% of both the voting capital and the voting rights in the Company (the “Corporate Squeeze-Out”) at the earliest six (6) months after the expiration of all rights resulting from the Offer, for:

(i)	as long as the Shares are admitted to trading on a regulated market in one or more member states of the European Economic Area; or

(ii)	five (5) years after a Delisting.

If the Offeror initiates a Corporate Squeeze-Out, the Offeror will appoint an independent expert who will draw up a valuation report in order to determine the fair price in cash for the Shares which are subject to the Corporate Squeeze-Out.

6.13.5	Buy-Out Rights

Takeover Buy-Out Right

(a)

Pursuant to Article 16 Paragraph 1 of the Luxembourg Takeover Law, Shareholders that have not accepted the Offer may require the Offeror to acquire their Shares at a fair price in cash, if the Offeror holds more than 90% of the voting rights in the Company following the Offer (the “Takeover Buy-Out Right”). The exercise of the Takeover Buy-Out Right is subject to the Laws of Luxembourg. A Shareholder may exercise its Takeover Buy-Out Right only within the Squeeze-Out-Buy-Out Period.

The Offeror will acquire the Shares from all Shareholders exercising their Takeover Buy-Out Right at a fair price in cash as defined by Article 15 paragraph 5 of the Luxembourg Takeover Law. In the event of a voluntary takeover offer, such as the Offer, the offer price of the voluntary takeover offer would be presumed to be fair according to the legal presumption of Article 15 paragraph 5 of the Luxembourg Takeover Law, if the relevant offeror acquires shares through the acceptance of the offer representing at least 90% of the voting capital subject to the relevant offer (including the shares tendered by Bertelsmann and Saham).

If a Takeover Buy-Out Right arises, the conditions pursuant to which the Takeover Buy-Out Right may be exercised within the Squeeze-Out-Buy-Out Period will be published by the Offeror in due time.

Corporate Buy-Out Right

(b)

If at the earliest six (6) months after the expiration of the Squeeze-Out-Buy-Out Period, the Offeror (i) holds at least 95% of both the voting capital and the voting rights in the Company, or (ii) holds less than 95% of the voting capital or the voting rights in the Company but reaches or exceeds those thresholds through subsequent acquisitions of Shares, the remaining Shareholders may require the Offeror to purchase their Shares pursuant to Article 5 paragraph 1 of the Luxembourg Squeeze-Out and Sell-Out Law (the “Corporate Buy-Out Right”) for:

(i)	as long as the Shares are admitted to trading on a regulated market in one or more member states of the European Economic Area; or

(ii)	five (5) years after a Delisting.

The Offeror is required to purchase the Shares of the Shareholders who have exercised their Corporate Buy-Out Right at a fair price in cash within the meaning of Article 5 paragraph 3 of the Luxembourg Squeeze-Out and Sell-Out Law.

In case the Offeror decides to initiate a Corporate Squeeze-Out after a Shareholder shall have exercised its Corporate Buy-Out Right, the Corporate Squeeze-Out will override the Corporate Buy-Out Right.

6.13.6	Post-Settlement Restructurings

Without prejudice to Section 6.13.4 (Squeeze-Out) and 6.13.5 (Buy-Out Rights), if the Offeror declares the Offer unconditional (gestand doen), the Offeror may, at any time following the expiry of the Post-Acceptance Period, effect or cause to effect any restructuring of the Group (other than the Takeover Squeeze-Out or Corporate Squeeze-Out as set out in Section 6.13.4 (Squeeze-Out)) for the purpose of acquiring 100% of the Shares or the entirety of the Company’s assets and operations, implementing a Delisting, fully integrating the respective businesses of the Offeror and the Company, and/or achieving an optimal operational, commercial, organisational, legal, financial and/or tax structure in accordance with Law (each a “Post-Settlement Restructuring”), some of which may have the (side) effect of diluting the shareholding of any remaining minority shareholders of the Company, including:

(a)	a subsequent public offer for any Shares held by minority Shareholders;

(b)

a statutory (cross-border or domestic) legal merger (fusion) in accordance with article 1020-1 et seq. of the Luxembourg Law of 10 August 1915 on commercial companies, as amended (“Luxembourg Company Law”), between the Company as the disappearing entity and the Offeror and/or any affiliate of the Offeror as the surviving entity;

(c)	a statutory legal demerger (scission) of the Company in accordance with article 1030-1 et seq. of the Luxembourg Company Law;

(d)

a contribution of cash and/or assets by the Offeror or by any affiliate of the Offeror in exchange for shares in the Company’s share capital, in which circumstances the pre-emptive rights, if any, of minority Shareholders of the Company may be excluded;

(e)	a distribution of proceeds, cash and/or assets to the Shareholders of the Company or share buybacks;

(f)

a sale and transfer of assets and liabilities by the Offeror or any of its affiliates to any member of the Group, or a sale and transfer of assets and liabilities by any member of the Group to the Offeror or any of its affiliates;

(g)	any transaction between the Company and the Offeror or their respective affiliates;

(h)

any transaction, including a sale and/or transfer of any material asset, between the Company and its affiliates or between the Company and the Offeror or their respective affiliates with the objective of utilising any carry forward tax losses available to the Company, the Offeror or any of their respective affiliates;

(i)	any combination of the foregoing; or

(j)	any transactions, restructurings, share issues, procedures and/or proceedings in relation to the Company and/or one or more of its affiliates required to effect the aforementioned objectives,

At the date of this Offer Memorandum, no decision has been taken by the Offeror in respect of pursuing a Post-Settlement Restructuring and no such decision is envisaged to be taken prior to the end of the Post-Acceptance Period.

6.13.7	Dividend policy

The Shareholders should be aware that the Company may or may not pay cash dividends in the future. Future dividends paid may be of a one-off nature only and the amount of any dividends will depend on a number of factors associated with the Offeror’s tax and financial preferences from time to time. The Company currently does not envisage to, and the Offeror does not envisage that the Company will, declare any dividend for the foreseeable future other than the 2022 Dividend Distribution. Any distribution made in respect of Shares after the Second Settlement Date will be taken into consideration for the purpose of establishing the value per Share in any Post-Settlement Restructuring.

6.13.8	Reduced governance rights

In the event that the Company or its successor entity will no longer be listed and its Shares will no longer be publicly traded, the statutory provisions applicable to the governance of public or listed companies will no longer apply and the rights of minority shareholders may, in accordance with Laws and the Company Articles of Association, be reduced.

6.14	Governance of the Company as at the Second Settlement Date

The Offeror does not intend to amend the Company Articles of Association upon the First Settlement or the Second Settlement but may decide to do so at a later stage. The Company will therefore maintain a two-tier governance structure following the Second Settlement Date consisting of the Management Board and the Supervisory Board until the relevant provisions of the Company Articles of Association are amended.

The five Bertelsmann nominees on the Supervisory Board indicated that they will resign from their offices as of the Second Settlement Date. The two Saham nominees on the Supervisory Board will remain on the Board for the time being, but may resign from their offices upon request of the Offeror. Bertelsmann and Saham have accepted to waive their nomination rights granted pursuant to the Company Articles of Association in respect of the replacement of the resigning Supervisory Board Members. The Offeror will propose five, or if the two Saham nominees have resigned, seven candidates (with an indication for each proposed candidate as to whether such candidate shall be elected as a Class A Member or a Class B Member, to the extent applicable) for appointment to the Supervisory Board.

It is envisaged that the remaining Supervisory Board Members co-opt the new members so proposed by the Offeror effective immediately following the Second Settlement Date.

Following said co-optations, the composition of the two committees of the Supervisory Board (being the audit committee and the nomination and compensation committee) will be changed by the Supervisory Board in accordance with the Company Articles of Association and any other applicable rules and regulations.

6.15	Governance of the Offeror as at the First Settlement Date and Second Settlement Date

If the Offer is declared unconditional (gestand gedaan), there are no amendments envisaged to the Offeror Articles of Association (as defined below) or its board composition.

6.16	Employee consultations

The Offeror (i) has informed its works council (comité social et économique) and the Bureau of the European Company Works Council (comité de la société européenne) by providing them with a presentation of the key terms of the Offer prior to the publication of this Offer Memorandum, (ii) will provide its works council with a copy of this Offer Memorandum within two (2) Business Days following the date of this Offer Memorandum in accordance with article L. 2312-49 of the French labor code, and (iii) will inform the Bureau of the European Company Works Council (comité de la société européenne) within eight (8) calendar days following the date of this Offer Memorandum in accordance with article L. 2353-6 of the French labor code. Informing of the Offeror’s works councils is solely for informative purposes and no employee or employee representative body consultation process will be conducted.

The Company does not have a works council (délégation du personnel) in place. The Company informed its employees about the Offer prior to the publication of this Offer Memorandum. The Company consulted its employees with regard to the establishment of the Position Statement in accordance with articles 6(2) and 10(5) of the Luxembourg Takeover Law in advance of the publication of the Offer Memorandum in order for the Position Statement to be published shortly following the date of this Offer Memorandum. Upon publication of the Offer Memorandum, the Company will communicate the Offer Memorandum to its employees in accordance with article 6(2) of the Luxembourg Takeover Law.

At the date of this Offer Memorandum, the Offeror intends to retain all of the Company’s employees and it does not envisage any material changes to the employment contracts of these employees. At the date of this Offer Memorandum, it is not expected that the Offer would have any direct adverse financial or legal consequences on the workforce, employees, working conditions or employment terms and conditions of the Company.

7	INFORMATION REGARDING THE COMPANY

7.1	Introduction

The Company is a public limited liability company (société anonyme), incorporated in the Grand Duchy of Luxembourg, with its registered office at 18, Boulevard de Kockelscheuer, L-1821, Luxembourg, Grand Duchy of Luxembourg. The registered office of the Company has been transferred with effect as from 1 March 2022 from 43, Boulevard Pierre Frieden, L-1543 Luxembourg, Grand Duchy of Luxembourg to the current registered office. The Company is registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés, Luxembourg) under number B227626 and its LEI is 529900M90DFPXG97IJ03. The Company is the parent entity of the Group. The Company is a holding company without material direct business operations. The principal assets of the Company are the equity interests it directly or indirectly holds in its Group Companies.

7.2	History of the Company

The Company was incorporated on 12 September 2018 in the form of a private limited liability company (société à responsabilité limitée, S.à r.l.) under the name Reinhard Mohn Luxembourg S.à r.l. In September 2018, Saham and Bertelsmann agreed on the combination of their customer experience services businesses and their venture Phone Group.

The closing of the combination occurred on 4 January 2019 and the name of the Company was changed to “ACR – Advanced Customer Relation S.à r.l.”. On 30 August 2019, the Company changed (i) its legal form from a private limited liability company (société à responsabilité limitée, S.à r.l.) to a public limited liability company (société anonyme) and (ii) its legal name to its current name “Majorel Group Luxembourg S.A.”. In September 2021, 20,000,000 Shares (i.e., 20.0% of the shares) were offered to institutional investors in a private placement and the shares were listed on Euronext Amsterdam. The first trading day was 24 September 2021. Bertelsmann and Saham participated in the offering. Since then, 21.0% of the Shares are in free float and the remainder is held by Bertelsmann and Saham.

7.3	Business overview

The Group is a global provider of customer experience services (“CX”). It designs, builds, and delivers solutions for respected digital-native and vertical brands. The Group offers its more than 500 clients a differentiated portfolio of integrated services tailored to different industry needs. The Group’s services include:

Customer Interaction Services. The Group provides end-to-end CX solutions, based on human expertise augmented with advanced proprietary technology tools and data insights. The Group enhances this approach with deep vertical, cultural, and CX domain expertise, developed from partnering with top brands for around 30 years. These include solutions for Customer Service, Sales and Marketing, Loyalty and Retention, and Tech Support. These services help the Group’s clients to successfully retain and grow their customer base while ensuring brand engagement and advocacy.

Business Process Services. In Content Services, Trust & Safety, teams of highly skilled reviewers are trained to effectively and efficiently apply policies to all types of tasks, from user-generated content review to profile management, to commercial compliance monitoring, ensuring applicable standards and laws are met. The Group also offers industry-specific Business Process Outsourcing (“BPO”) services for its clients with a focus on certain different growth verticals – such as claims management for the insurance sector, and specialized back-office services for example for utilities and banking.

Tech & Expert Services. The Group’s Digital Consumer Engagement services include the design, build and delivery of direct-to-consumer (D2C) and various digital marketing approaches to enable its clients to engage with their customers across multiple touchpoints. In December 2022, the Group launched “Majorel X” as a platform for CX transformation services. In addition, the Group’s specialised service for startups, “MajUp” supports its clients by ensuring that CX processes are established and scaled across markets in parity with leading peers. To cater to the needs of individual industries, the Group innovates vertical digital solutions – for example, Majorel Digital Banking. The Group also enhances its offerings with technological solutions, so-called “tech enablers”. These include, among others: its Customer Service Analytics platform; Process Automation and Robotic Process Automation (Majorel Automate); automated interactions and bots (MajBot) and its omni-language solution (Majorel Lingua).

7.4	Objectives and strategy

The Company has a growth-oriented strategy that revolves around five key focus areas:

Increase the Group’s differentiated global footprint: The Group has a presence in 45 countries and offers its clients a comprehensive presence in major markets from East to West: from Asia to Africa, and from Europe to the Americas. The Group plans to expand and deepen its geographic footprint in places that can satisfy certain key criteria: access to diverse and skilled talent, market share of clients, benefit to clients, competitive density, convenience of location, and an ability to deliver its services over multiple time zones and in multiple languages. While the Group typically looks to partner with a client when entering a new country, it is also prepared to pursue strategic investments independently.

Drive further growth with existing clients, and win new clients: The Group serves more than 500 clients across the globe, and is the partner of choice for Global Internet brands, leaders in major industries, and upcoming startups. To grow further with its clients, the Group:

(a)	seeks to deepen and expand existing relationships by systematically cross- and up-selling its services along the value chain;

(b)	aims to support its clients in their business transformation plans, including by expanding into new geographies and via portfolio expansion; and

(c)

aims to leverage the deep insights and expertise that the Group gains in strategic partnerships to identify opportunities to innovate and develop new business solutions that address their evolving needs.

To win new clients, the Group plans to focus also on its proven strengths in the Global Internet, banking, financial services, insurance, automotive, consumer goods, utilities and telecom industries, targeting vertical leaders as well as digital disruptors. To this end, the Group’s dedicated regional and global sales teams will seek to generate new business with national companies and global accounts. During 2022, the Group succeeded in adding more than 60 new logos to its client portfolio.

Innovate fresh solutions and drive digital improvements: The Group plans to continue growing its solutions portfolio and drive digital improvements by combining human talent, process expertise, and technology. This includes further honing of the Group’s automation capabilities, capitalizing on latest advancements in AI. In this area the Group seeks to build on its position as a transformative partner by leveraging its deep CX expertise.

In more detail, the Group plans to:

(i)

Customer Interaction Services: The Group leverages its CX heritage to optimise existing technology and implement new tools for omnichannel solutions and omni-language support. By continuing to enhance sophisticated sales and marketing services, the Group seeks to generate additional revenue for its clients.

(ii)

Business Process Services: The Group plans to grow its Content Services, Trust & Safety practice. Its priorities here are threefold: to ensure the health and wellbeing of its team members; to continue to expand its service portfolio; and to constantly innovate in close collaboration with its clients and external partners. As part of Business Process Services, the Group is also planning to enhance its vertical BPO services, which increase clients’ process efficiency and revenue while reducing operating costs.

(iii)

Tech & Expert Services: The Group is driving further growth, particularly in its digital consumer engagement solutions (which include the design, build and delivery of direct-to-consumer – D2C – and various digital marketing approaches) and through “Majorel X”, the Group’s platform for CX transformation services. In addition, the Group constantly enhances and expands its portfolio of vertical digital solutions.

Leverage the Group’s diverse corporate culture to further strengthen its market position: The Group is passionate that its culture of responsibility to its people, society and the environment is not only the right thing to do; it also enables the Group to grow better as a company, as #OneTeam and as a great home for talent. The Group wants to be the employer of choice for talent, making a positive impact on lives and communities. The diversity of its team members is one of its key competitive advantages and is part of its DNA.

7.5	The Company Boards

The Company maintains a two-tier board consisting of the Management Board and the Supervisory Board.

The table below sets out certain information on the current members of the Management Board (the “Management Board Members”):

	Thomas Mackenbrock	Otmane Serraj
Position	Management Board Member	Management Board Member
Role	Chief Executive Officer (CEO)	Chief Financial & Shared Services Officer (CFSO)
Appointment date	January 2019	January 2019
Current term	Until AGM 2025	Until AGM 2025

With respect to the Supervisory Board, the general meeting of shareholders of the Company has appointed, in accordance with the Company Articles of Association, nine members of the Supervisory Board of different classes, namely Class A members (the “Class A Members”) and Class B members (the “Class B Members”), being:

(a)	five Class A Members from a list of candidates proposed by Bertelsmann,

(b)	two Class B Members from a list of candidates proposed jointly by Saham Customer and Saham Outsourcing; and

(c)	two Class A Members from a list of candidates proposed by the nomination and compensation committee (the “NCC”), who are independent members.

The Class A Members and the Class B Members have the same duties and responsibilities.

The Supervisory Board has established two committees: (i) an audit committee and (ii) the NCC.

The table below sets out certain information on the current members of the Supervisory Board (the “Supervisory Board Members”, together with the Management Board Members, the “Company Boards Members”):

	Moulay M’hamed Elalamy	Pim Berendsen	Geoffroy Dedieu	Rolf Hellermann	Laureen Kouassi- Olsson	Anne Marie Magis	Matthias Möller	Maud de Vries-van Vliet	Bettina Wulf

Position	Supervisory Board Member	Supervisory Board Member	Supervisory Board Member	Supervisory Board Member	Supervisory Board Member	Supervisory Board Member	Supervisory Board Member	Supervisory Board Member	Supervisory Board Member

Class	B	A	B	A	A	A	A	A	A

Role	Chairman of the Supervisory Board and Member of the Audit Committee	Chairman of the Audit Committee	Member of the NCC	Member of the NCC and the Audit Committee	Chairwoman of the NCC		Member of the Audit Committee	Member of the NCC	Member of the NCC and the Audit Committee

Appointment date	4 January 2019	17 September 2021	16 December 2022	17 September 2021	17 September 2021	20 June 2022	17 September 2021	20 June 2022	26 August 2022

Current term	Until AGM 2025	Until AGM 2025	Until AGM 2025	Until AGM 2025	Until AGM 2025	Until AGM 2025	Until AGM 2025	Until AGM 2025	Until AGM 2025

Independence	Nominated by Saham	Yes	Nominated by Saham	Nominated by Bertelsmann	Yes	Nominated by Bertelsmann	Nominated by Bertelsmann	Nominated by Bertelsmann	Nominated by Bertelsmann

7.6	Shareholdings of the Company Boards Members

7.6.1	Information on Shares held by the Company Boards Members

As at the date of this Offer Memorandum, the Shares held by each Company Boards Member, directly or indirectly via entities over which such Company Boards Member has control (zeggenschap hebben in) within the meaning of Annex A, Paragraph 2, sub-paragraphs 5 and 6 of the Decree, are shown in the table below:

Company Boards Member	Number of Shares
Management Board Members
Thomas Mackenbrock	219,696
Otmane Serraj	143,939

The Management Board Members intend to tender the Shares they hold in the Offer and to receive the Cash Consideration.

7.6.2	Transactions in the year prior to the date of this Offer Memorandum

In the year prior to the date of this Offer Memorandum none of the Company Boards Members concluded transactions in securities of the Company.

7.7	Major Shareholders

On 30 September 2021, the Company has been notified that Bertelsmann and Saham hold a substantial holding, i.e., a holding of 5% or more, in the share capital or voting rights of the Company (the further notification thresholds being 10%, 15%, 20%, 25%, 33 1/3%, 50%, and 66 2/3%) pursuant to Luxembourg Law. Additionally, Bertelsmann and Saham are registered in the public register of the AFM as having notified a substantial holding (substantiële deelneming), i.e., a holding of 5% or more, in the share capital or voting rights of the Company (the further notification thresholds being 10%, 15%, 20%, 25%, 30%, 50% and 75%):

Shareholders	Share Capital		Voting rights		Date of notification (most recent notification only)
Bertelsmann Luxembourg S.à r.l.	39.55	%(1)	39.55	%(1)	24 September 2021
Saham Customer Relationship Investments Limited and Saham Outsourcing Luxembourg S.à r.l. (jointly)	39.55	%(1)	39.55	%(1)	24 September 2021

(1)

The percentages are based on the information registered in the register kept by the AFM as of 24 September 2021. These percentages may not reflect the actual shareholdings and/or voting rights as per the date of this Offer Memorandum since not all changes in shareholdings and/or voting rights require a notification. Only if a notification threshold is reached, exceeded or fallen below this must be notified.

7.8	Capital and shares

As at the date of this Offer Memorandum, the issued share capital of the Company amounts to EUR 1,000,000 (one million euro) represented by 100,000,000 Shares with an accounting par value of EUR 0.01 each.

As of the date of this Offer Memorandum, the Company’s authorised share capital, excluding the issued share capital, is set at EUR 2,000,000 (two million euro), represented by 200,000,000 Shares having an accounting par value of EUR 0.01 each (the “Company Authorised Capital”). At the date of the Offer Memorandum, the Management Board is authorised, with the prior consent of the Supervisory Board (being a Supervisory Board consent matter requiring the positive vote of one class B Supervisory Board Member), to issue Shares within the limits of the Company Authorised Capital. This authorisation applies from the date of publication in the official gazette of the Grand Duchy of Luxembourg (Recueil électronique des Sociétés et Associations) of the minutes of the extraordinary general meeting of shareholders of the Company held on 6 September 2021 and ends on the fifth anniversary of the date of such publication, thus 20 September 2026, without prejudice to any renewals. Any issuance of such instruments will reduce the available Company Authorised Capital accordingly.

Pursuant to Articles 6.2 and 10.35 of the Company Articles of Association, the Company Authorised Capital may be increased or reduced by a resolution of an extraordinary general meeting of Shareholders if (i) no less than fifty percent (50%) of the issued share capital of the Company is present or represented and (ii) the agenda of the extraordinary general meeting of Shareholders indicates the proposed amendments to the Company Articles of Association. If this quorum is not reached, a second extraordinary general meeting of Shareholders shall be convened in accordance with the formalities foreseen in the Company Articles of Association. The second extraordinary general meeting of Shareholders shall deliberate validly regardless of the proportion of issued share capital present or represented. At both extraordinary general meetings of Shareholders, resolutions must be adopted by a majority of at least two-thirds of the votes cast. Abstentions and nil votes shall not be taken into account. The authorisation given to the Management Board by the extraordinary general meeting of Shareholders held on 6 September 2021 may be renewed through a resolution of the extraordinary general meeting of Shareholders adopted in the manner required for an amendment of the Company Articles of Association (with the quorum and majority above described) and subject to the provisions of the Luxembourg Company Law, each time for a period not exceeding five (5) years. The Management Board was further authorised, subject to prior consent of the Supervisory Board, amongst others, (i) to determine the conditions of any share capital increase under the Company Authorised Capital, (ii) to set the subscription price and (iii) to limit or exclude the preferential subscription rights of existing shareholders of the Company in connection with an issue of new shares under the Company Authorised Capital.

As at the date of this Offer Memorandum, the Company holds no shares in treasury.

The Shares are listed on Euronext Amsterdam. All issued Shares are fully paid-up and are in registered form under the Laws of the Grand Duchy of Luxembourg.

7.9	Share price development

The graph below sets out the Share price development from 10 August 2022 to 9 August 2023:

7.10	Incentive plans

Please refer to section 3.3.2.2 (Variable remuneration) of the annual report for the Company’s financial year 2022 for a description of the Company’s short-term incentive plan and long-term incentive plan. Each of these incentive plans is for the benefit of the Management Board Members and is in cash, not in equity, and do not involve any stock options for Shares. The Management Board Members were required to invest over time part of such cash in Shares. Due to the Initial Announcement, such requirement was waived.

8	INFORMATION REGARDING THE OFFEROR

8.1	Information regarding the Offeror

8.1.1	Introduction

The Offeror is a European company (Societas Europaea), incorporated under the Laws of France, having its statutory seat (statutaire zetel) in Paris, France, and its office at 21/25 rue Balzac, Paris, France. The Offeror is registered with the Paris trade register under number 301 292 702.

The Offeror is a global leader in digital business services, blending the best of advanced technology with human empathy to deliver enhanced customer care that is simpler, faster and safer for the world’s biggest brands and their customers. The Group’s comprehensive, AI-powered service portfolio ranges from front-office customer care to back-office functions, including Trust and Safety services that help defend both online users and brand reputation. It also offers a range of specialised services such as collections, interpreting and localisation, visa and consular services, and recruitment process outsourcing services.

The Offeror’s shares are traded on the Euronext Paris market, Compartment A, and are eligible for the deferred settlement service. They are included in the following indices: CAC 40, STOXX 600, S&P Europe 350, MSCI Global Standard and Euronext Tech Leaders. In the area of corporate social responsibility, the Offeror’s shares are included in the CAC 40 ESG since September 2022, the Euronext Vigeo Euro 120 index since 2015, the EURO STOXX 50 ESG index since 2020, the MSCI Europe ESG Leaders index since 2019, the FTSE4Good index since 2018 and the S&P Global 1200 ESG index since 2017.

8.1.2	Ownership structure as per the date of this Offer Memorandum

The table below shows the number of shares and corresponding percentages of share capital and voting rights held by the main shareholders of the Offeror as of 31 July 2023:

Shareholders	Share capital		Theoretical voting rights (1)		Actual voting rights
	Number	%	Number	%	Number	%
Norges Bank Investment Management	3,395,800	5.70%	3,395,800	5.56%	3,395,800	5.63%
BlackRock Fund Advisors, LLC	3,186,700	5.35%	3,186,700	5.22%	3,186,700	5.29%
Daniel Julien (2)	1,243,980	2.09%	2,354,536	3.86%	2,354,536	3.91%
Other shareholders (public)	50,931,233	85.55%	51,334,959	84.09%	51,334,959	85.17%
Treasury shares	773,046	1.30%	773,046	1.27%	0	0.00%

Total	59,530,759	100%	61,045,041	100%	60,271,995	100%

(1)

Theoretical voting rights, calculated on the basis of all shares to which voting rights are attached, including treasury shares. Number of actual voting rights exercisable (excluding treasury shares): 60,271,995

(2)	Daniel Julien is the founder, Chairman and Chief Executive Officer of the Offeror.

8.1.3	Ownership structure upon the Second Settlement

The below tables illustrate the ownership structure of the Offeror upon the Second Settlement (subject to changes as a result of the Share Buyback Program) assuming that either (i) all Shareholders (including Bertelsmann and Saham) elect to receive the Share Consideration or (ii) only Bertelsmann and Saham elect the Share Consideration.

(a)

Ownership structure of the Offeror assuming that all Shareholders (including Bertelsmann and Saham) tender their Shares and elect to receive the Share Consideration, subject to changes as a result of the Share Buyback Program:

Shareholders	Number of shares	% of share capital	% of voting rights (1)
Bertelsmann	1,819,845	2.84%	2.77%
Saham	1,819,845	2.84%	2.77%
Daniel Julien	1,243,980	1.94%	3.59%
Other shareholders (public)	58,482,337	91.18%	89.69%
Treasury shares	773,046	1.21%	1.18%

Total	64,139,054	100.00%	100.00%

(1)

Theoretical voting rights, calculated on the basis of all shares to which voting rights are attached, including treasury shares. Number of actual voting rights exercisable at 31 July 2023 (excluding treasury shares): 64,880,290.

(b)	Ownership structure of the Offeror assuming that only Bertelsmann and Saham elect the Share Consideration, subject to changes as a result of the Share Buyback Program:

Shareholders	Number of shares	% of share capital	% of voting rights(1)
Bertelsmann	2,304,147	3.59%	3.51%
Saham	2,304,147	3.59%	3.51%
Daniel Julien	1,243,980	1.94%	3.59%
Other shareholders (public)	57,513,733	89.67%	88.22%
Treasury shares	773,046	1.21%	1.18%

Total	64,139,054	100.00%	100.00%

(1)

Theoretical voting rights, calculated on the basis of all shares to which voting rights are attached, including treasury shares. Number of actual voting rights exercisable at 31 July 2023 (excluding treasury shares): 64,880,290.

Pursuant to article 1:1 of the Wft, only the Offeror qualifies as an offeror in respect of the Offer. The Offer is made only by the Offeror and the Offeror is solely responsible for accepting and paying for the Shares.

The Offer will not have any impact on the activities and the place of establishment of the Offeror.

8.1.4	Capital and shares in the Offeror

General

(a)

The following information is a summary of the material terms of the Offeror’s shares as specified in the Offeror’s articles of association (the “Offeror Articles of Association”) as updated on 31 July 2023. An English translation of the Offeror Articles of Association is available free of charge on the Offeror’s website https://www.teleperformance.com/media/nfvla5rr/tp-se-articles-of-association-as-of-july-31-2023.pdf. Shareholders are advised to read the Offeror Articles of Association. Shareholders are also advised to read the Universal Registration Document, the Amendment to the Universal Registration Document and the Exemption Document which are available free of charge on the Offeror’s website (https://www.teleperformance.com/en-us/investors/publications-and-events/financial-publications/).

Under French law, persons who are neither residents nor nationals of France, may freely hold, vote and transfer the Offeror Shares in the same manner and under the same terms as French residents or nationals.

Share capital

(b)

As at the date of this Offer Memorandum, the share capital of the Offeror is set at EUR 148,826,897.50. It is divided into 59,530,759 ordinary shares, each with a par value of EUR 2.50, fully paid up and registered in an account and all in the same class.

Each share confers the same rights, except double voting rights as further detailed in Section 8.1.4(j) (Voting rights attached to shares).

Listing

(c)

The shares in the Offeror are admitted to trading on the Euronext Paris market, Compartment A. Shares are fully tradeable except where legal or regulatory provisions provide otherwise. There are no statutory clauses restraining the free trade of the shares.

Alteration of share capital and repurchase of shares

(d)

The Offeror’s share capital can be increased by resolution of the extraordinary general meeting of shareholders. The extraordinary general meeting may delegate its powers to increase the Offeror’s share capital to the Offeror’s board of directors and may attach terms and conditions to such delegation.

In the event of a share capital increase paid in cash, the former share capital must be fully paid up beforehand. Each shareholder will then be entitled to a statutory preferential subscription right, except if such right is waived by the extraordinary general meeting. Any beneficial owner of shares’ (usufruitier) and bare owner of shares’ (nu-propriétaire) rights over the preferential subscription right are governed by Law.

Increases in the Offeror’s share capital may be performed despite the existence of fractional shares. Shareholders who do not possess the exact number of subscription or allotment rights required to obtain the issuance of a whole number of new shares are personally responsible for any acquisitions or sales of rights.

It is prohibited for the Offeror to subscribe for or purchase its own shares either directly or through a person acting on the Offeror’s behalf, except as stipulated by Law.

The share capital of the Offeror can be reduced by a resolution from the extraordinary general meeting either by reducing the par value or the number of shares. In this latter case, the shareholders shall be required to sell or purchase such shares they either have in excess or are short of in order to allow for the exchange of old shares with new ones.

On 2 August 2023, the Offeror has announced that it has decided to launch a share buyback program for a total amount of up to EUR 500 million—scheduled to run from 3 August 2023 to 31 December 2024—and that most of the shares to be acquired will be cancelled (the “Share Buyback Program”). The Share Buyback Program (within the framework of the authorization given by the Shareholders’ meeting of the Offeror of 13 April 202320) will be executed in one or several tranches. For additional details, refer to teleperformance-press-release-share-buy-back-program-ev-def.pdf. Press releases regarding the Share Buyback Program will be published on the Offeror’s website (https://www.teleperformance.com/en-us/investors/publications-and-events/regulated-information/ under “Type (Liquidity contract and share buy-back program)”).

Form of the shares

(e)	The fully paid-up shares are registered shares or bearer shares, as elected by the shareholder, unless legislative or regulatory provisions require the shares to be in registered form.

The shares are represented by registration in an account opened in their owner’s name under the conditions stipulated by Law.

The shares may be transferred, whatever their form, by a transfer from account to account in accordance with the Law.

The shares are indivisible towards the Offeror. Joint owners of shares must be represented vis-à-vis the Offeror and at general meetings by only one representative. Save where the Offeror is notified of an agreement to the contrary, beneficial owners (usufruitiers) of shares validly represent bare owners (nu-propriétaires) vis-à-vis the Offeror.The owners of shares in the Offeror are responsible and liable only up to the nominal value of the shares they own.

Disclosures of ownership

(f)

Any individual or legal entity acting alone or in concert who acquires a number of shares representing more than 5%, 10%, 15%, 20%, 25%, 30%, 33.3%, 50%, 66.6%, 90% or 95% of the share capital or voting rights of the Offeror, must inform the AMF and the Offeror of the total number of shares and voting rights held, no later than the close of trading on the fourth trading day following the day on which the threshold is exceeded.

The AMF and the Offeror should also be informed within the same timeframe if the holding in terms of share capital and/or voting rights falls below the thresholds referred to above.

Subject to the conditions required by Law, the Offeror is entitled to request at any time information concerning the owners of its shares or securities immediately or ultimately conferring the right to vote at general meetings.

[20]	The description of the share buyback program is included in the Universal Registration Document.

Shareholders general meetings

(g)	General

General meetings are convened by the Offeror’s board, or, in failure thereof, may be convened by:

•	one or more statutory auditors;

•	upon request of one or more shareholders who together hold at least 10% of the share capital;

•

by a court-appointed agent at the request of (i) any interested party in the event of an emergency or (ii) by one or more shareholders holding at least 5% of the share capital or 10% of the shares in the class concerned if special meetings are involved or (iii) by an association of shareholders; or

•	if the Offeror is wound up, by a liquidator during the liquidation period.

General meetings are held at the registered office of the Offeror, unless otherwise arranged by the Offeror’s board. The Offeror’s board may decide that shareholders may attend the general meeting by means of video-conference and telecommunication technology, provided that it allows the identification of shareholders and complies with applicable regulations.

Shareholders who have held registered shares for at least one month prior to a general meeting, are invited to a general meeting by post or, upon request and at their own costs, by registered post. Any shareholder is entitled to take part in general meetings either personally or through a proxy. Any relevant documents for the general meeting are published on the website of the Offeror.

(h)	Ordinary general meetings

The ordinary general meeting can adopt any resolution, except for resolutions directly or indirectly amending the Offeror’s Articles of Association. It meets at least once each calendar year, within six months of the close of the financial year, to approve the annual accounts and consolidated accounts for that financial year, unless this period is prolonged by order of the presiding judge (Président) of the Commercial Court ruling upon request of the Offeror’s board.

The ordinary general meeting further considers the reports of the Offeror’s board and statutory auditors. It resolves on dividends and remuneration of the Offeror’s Directors (as defined below), it appoints or dismisses members from the Offeror’s board and it ratifies co-opted members from the Offeror’s board. It may ratify null agreements which were concluded without authorization, grant authorizations to the Offeror’s board and consider all proposals entered on its agenda which are not within the mandate of the extraordinary general meeting.

When first convened, the ordinary general meeting can only validly adopt resolutions if the shareholders present or represented, or voting by post, hold at least 20% of the shares with voting rights. No quorum is required when a second meeting is convened. Resolutions are adopted by a simple majority of the votes cast, with abstentions, invalid and blank votes (other than blank proxies for the chairman) not being counted as votes.

(i)	Extraordinary general meetings

The extraordinary general meeting may amend the Offeror’s Articles of Association, provided that it cannot increase liabilities of shareholders (unless as a result of an ordinary consolidation of shares).

The extraordinary general meeting can only validly adopt resolutions if the shareholders present or represented or voting by post hold at least 25% (the first time the meeting is convened) and 20% (the second time the meeting is convened) of the Offeror’s shares with voting rights. If this latter quorum is not achieved, the second meeting can be postponed to a later date, no more than two months from the date on which it was originally convened. The quorum of 20% is again required for this adjourned meeting.

The extraordinary general meeting adopts resolutions by qualified majority, requiring at least 66.6% of the votes cast, with abstentions, invalid and blank votes (other than blank proxies for the chairman) not being counted as votes.

If the extraordinary general meeting resolves to increase the share capital by incorporating reserves, profits or issue premiums, the same quorum and majority voting conditions as applicable in the ordinary general meeting are required.

Voting rights attached to shares

(j)

Each shareholder has the number of votes corresponding to the number of shares it owns or represents. A double voting right is granted to all paid-up shares which have been registered in the name of the same shareholder for at least four years. The double voting right automatically ceases if a share is either converted to a bearer share or transferred to a new shareholder. If a registered share is transferred due to inheritance, sharing of matrimonial property or being gifted to a spouse or a close relative, the holding period will be deemed uninterrupted.

At ordinary general meetings, beneficial owners may exercise the voting right whereas bare owners may exercise the voting right at extraordinary general meetings. The voting right for pledged shares is exercised by the owner and not by the pledgee.

In the event of an increase in share capital by capitalisation of reserves, profits or issue premiums, the double voting right is granted to the newly issued registered shares allotted free of charge to a shareholder in proportion to the old shares with respect to which it benefitted from this right.

If the Offeror merges or splits up, the double voting right can be exercised within the beneficiary company or companies provided their articles of association stipulate this.

Shareholder’s right to the disclosure of information

(k)

Any shareholder is entitled to request disclosure of certain information as set out by Law, and the board of directors is obliged to send or make available the documents required to allow the shareholder to come to a conclusion with full knowledge of the facts and to make an informed judgment on the Offeror’s management and running.

Shareholder’s right to dividends

(l)	The shares of the Offeror carry rights to dividends, which will also apply to the Offeror Shares.

Holders of shares in the Offeror will be entitled to share in the Offeror’s profits through dividend distributions, determined by the general meeting or the Offeror’s board. The ordinary general meeting called to approve the annual financial statements has the power to grant each shareholder the option to receive all or part of the dividend distributed, or any interim dividends, either in cash or in the form of shares.

Each financial year, a deduction of at least one twentieth is made from the net profits for such financial year (less any prior losses) to form a reserve fund called the “legal reserve”. This transfer to the legal reserve shall cease to be compulsory when said reserve reaches an amount equal to one-tenth of share capital. The account transfer shall resume if the “legal reserve” falls below this proportion for any reason. The balance, plus any retained earnings brought forward, constitute earnings that may be distributed through dividends. The general meeting may decide to deduct from this profit, before any dividends are paid, any sums it considers necessary, either to be carried forward to the next financial year, or to be entered into one or more general or special reserve funds. In addition, the ordinary general meeting can decide to distribute the sums deducted from optional reserves either to supply or to supplement a dividend, or as an exceptional dividend, expressly stating the reserve accounts from which the amounts are transferred.

Dividends are paid out within nine months after the fiscal year end, which period may be extended by court order. Dividends which are unclaimed within five years of being paid are time-barred. No dividends can be claimed back from shareholders, save in the case of the payment of fictitious dividends or fixed or interim interest prohibited by Law, provided that the Offeror proves that the beneficiaries knew of the irregular nature of this dividend or could not have been unaware of it under the circumstances.

The dividend pay-out policy, as defined by the Offeror’s board of directors, is based on an analysis taking into account in particular the history of dividends, the financial position and the results of the Offeror. It consists of distributing a stable or progressive dividend so as to fairly compensate the shareholder while retaining within the group the resources necessary for its development. For the year 2022, the Offeror distributed a gross amount of dividend at EUR 3.85 per share.

Take-over provisions

(m)

The Offeror Articles of Association do not contain any specific take-over provisions. The Offeror is therefore subject to the legislative and regulatory provisions in force in France with regard to voluntary and mandatory takeover bids, buy-back offers and squeeze-out proceedings.

Winding up

(n)

The extraordinary general meeting may determine to liquidate the Offeror. Alternatively, the French commercial court may order the Offeror’s dissolution upon request of an interested party if (i) the number of shareholders in the Offeror has been reduced to less than seven for more than one year or (ii) the Offeror’s share capital has been reduced below the legally required minimum amount and the Offeror has not brought this up to par.

8.1.5	Share price development

This graph sets out the share price development of the Offeror from 10 August 2022 to 9 August 2023:

8.1.6	Offeror board

The Offeror maintains a one-tier board of directors consisting of sixteen directors (each an “Offeror Director”) including two directors representing the employees. The Transaction will not impact the structure or composition of the Offeror’s board.

The Offeror will not pay any compensation to any Offeror Director in relation to the Offer being declared unconditional (gestand wordt gedaan). It is currently not expected that the Transaction will have an impact on the continued directorship or the directorship conditions of any Offeror Director.

As of the date hereof, the Offeror’s board of directors is composed as follows:

	Personal information				Experience	Position on the Board
	Age	Gender	Nationality	Number of Offeror Shares	Number of directorships in listed companies (1)	Date of first appointment	End of term of office (2)	Member of a committee
EXECUTIVE OFFICERS
Daniel Julien Chairman and Chief Executive Officer	70	M		1,243,980	0	05/31/2011	2024 GM	—
Bhupender Singh Deputy Chief Executive Officer	50	M		34,000	0	04/13/2023	2026 GM	—
INDEPENDENT DIRECTORS
Emily Abrera	75	F		1,000	0	11/27/2012	2024 GM	RAC (Chair)
Varun Bery	64	M		400	0	04/13/2023	2026 GM	—
Pauline Ginestié	52	F		1,000	0	04/28/2016	2025 GM	ARCC
Shelly Gupta	49	F		300	0	04/14/2022	2025 GM	—
Kevin Niu (3)	38	M		—	0	26/07/2023	2025 GM	—
Christobel Selecky	68	F		1,250	1	05/07/2014	2026 GM	CSRC
Angela Maria Sierra-Moreno	68	F		1,000	0	05/07/2014	2026 GM	CSRC (Chair)
Patrick Thomas	76	M		500	2	11/30/2017	2025 GM	RAC
Carole Toniutti	52	F		360	0	04/14/2022	2025 GM	ARCC (Chair)
NON INDEPENDENT DIRECTORS
Alain Boulet	74	M		600	0	05/31/2011	2024 GM	ARCC
Bernard Canetti	74	M		5,235	0	06/23/2005	2024 GM	RAC
Jean Guez	77	M		1,000	0	01/29/2010	2025 GM	—
DIRECTORS REPRESENTING THE EMPLOYEES
Véronique de Jocas	40	F		1,250	0	09/09/2020	08/09/23	RAC
Evangelos Papadopoulos	40	M		0	0	11/02/2020	01/11/23	—

(1)	In companies other than the Company.
(2)	It is specified that the Company has adopted a system of staggering of terms, which explains why expiry dates vary.
(3)	Co-option as Offeror Director by the Offeror’s board meeting held on 26 July 2023 in replacement of Wai Ping Leung, who has resigned.

RAC: Remuneration and Appointments Committee. ARCC: Audit, Risk and Compliance Committee. CSRC: CSR Committee.

8.2	Information on the Offeror

Founded in 1978 by Daniel Julien, Teleperformance is a global leader in outsourced digital integrated business services. It is the preferred partner of market leading multinationals undergoing rapid expansion, as well as government agencies for the implementation of digital strategies to optimise and transform their customer experience and business processes.

With over 410,000 employees in 91 countries managing programs in over 300 languages and dialects in 170 markets and multiple client sectors, the Offeror Group is committed to being an employer of choice for its employees. The development of these activities integrates the highest standards in terms of working conditions and adopts new forms of work organisation. In 2022, around 50% of employees worked from home, most of them using the Offeror’s Cloud Campus integrated digital remote working solution.

Teleperformance operations comprise two main activities:

(a)	core services & Digital Integrated Business Services (for the purpose of this paragraph, “DIBS”):

(i)	customer care and citizen services;

(ii)	technical support;

(iii)	sales services;

(iv)	business services and back-office operations, including digital content management, administrative services and content moderation and related services (Trust & Safety);

(v)

vertical specific services: banking, financial services and insurance, travel & hospitality, healthcare, social media, entertainment and gaming, retail and e-commerce, technology, telecommunications and the public sector; and

(vi)

digital transformation solutions (TP Digital, formerly T.A.P.TM): data automation, business analytics, customer experience analysis, business process knowledge services and digital transformation implementation.

(b)	Specialised Services:

(i)	online interpretation, translation and localisation services (LanguageLine Solutions);

(ii)	visa application management and consulate services (TLScontact);

(iii)	accounts receivable management (AllianceOne);

(iv)	online healthcare advisory and assistance services (Health Advocate); and

(v)	advisory and assistance services for recruitment processes (PSG Global Solutions).

The service offering includes many DIBS solutions, development of which was stepped up in 2018 with the acquisition of Intelenet. These solutions comprise digital solutions and high value-added BPO services, as well as the Offeror Group’s knowledge services.

The majority of the DIBS solutions cover integrated services and dedicated support services. By combining experience and know-how in business-critical processing services, DIBS comprise a range of integrated digital transformation solutions spanning the entire customer experience value chain.

Teleperformance defines itself as a high-touch, high-tech business, reflecting the two pillars of its value-enhancing business model: a human touch and technology. The Offeror Group offers companies around the world its know-how in human resource management, management of dedicated customer experience infrastructures, and high-performance technology ensuring quality, security and reliability.

Specialised Services include niche, high value-added businesses. They have been considerably strengthened over 2021 and 2022 via the acquisition in June 2021 of Health Advocate, a US company that provides its corporate clients with an online assistance platform designed for their employees to help them, in particular, in managing their health insurance and daily well-being, and in October 2022 of PSG Global Solutions, a leading US provider of digital solutions in recruitment process outsourcing (RPO). With these acquisitions, the Offeror Group continued to strengthen its position in the dynamic US healthcare vertical and in digital recruitment practices.

8.3	Additional Information on the Offeror

The Offeror is subject to information and reporting requirements under French Law and files periodic reports and other information with the AMF. This information is available without charge upon written or oral request and can be found on the website of the Offeror at www.teleperformance.com. Information contained in any website referenced in this Offer Memorandum is not incorporated by reference in this Offer Memorandum.

The Offeror also refers to the documents listed below for information purposes:

(a)	the Universal Registration Document (available through https://www.teleperformance.com/en-us/investors/publications-and-events/financial-publications/);

(b)	the Amendment to the Universal Registration Document (available through https://www.teleperformance.com/en-us/investors/publications-and-events/financial-publications/);

(c)	the Exemption Document (available through https://www.teleperformance.com/en-us/investors/publications-and-events/financial-publications/); and

(d)	the Offeror’s Articles of Association (available through https://www.teleperformance.com/en-us/investors/shareholder-information/corporate-governance/).

For the avoidance of doubt, the documents are not incorporated by reference and do not form part of this Offer Memorandum.

9	PRINCIPAL LUXEMBOURG AND FRENCH TAX CONSEQUENCES

9.1	Taxation in Luxembourg

The following is a summary of certain Luxembourg tax considerations for non-resident holders in the context of (i) the disposal of Shares in connection with the Offer or a possible Takeover Squeeze-Out or Corporate Squeeze-Out or the potential exercise by non-resident holders of their Takeover Buy-Out Right or Corporate Buy-Out Right as well as (ii) the potential Luxembourg withholding tax consequences on distribution of dividends or liquidation proceeds on Shares as envisaged in the context of certain Post-Settlement Restructurings. This summary is not a substitute for tax advice and does not purport to address all tax considerations that might be relevant to a particular Shareholder’s decision to tender, hold or dispose of its Shares. Shareholders should consult their own tax advisers as to the tax consequences arising from the disposal of their Shares in connection with the Offer, in case of a possible Takeover Squeeze-Out or Corporate Squeeze-Out or the potential exercise by the non-resident holder of its Takeover Buy-Out Right or Corporate Buy-Out Right or the potential Luxembourg withholding tax consequences on distribution of dividends or liquidation proceeds on Shares as envisaged in the context of certain Post-Settlement Restructurings. This summary is based on laws, regulations, practice and published decisions in effect in Luxembourg as of the date of this Offer Memorandum. Any of these are subject to change, possibly on a retroactive basis.

9.1.1	Non-Residents of Luxembourg

Non-resident Shareholders under the form of a corporation, not having a permanent establishment, a permanent representative, or a fixed place of business in Luxembourg to which their Shares are attributable and not holding a significant shareholding representing more than ten percent (10%) of the Shares in issue, or non-resident individual Shareholders that do not directly or indirectly hold at any time over the five (5) years preceding the date of disposal more than ten percent (10%) of the Shares in issue, are not subject to any tax on capital gains in Luxembourg upon exchange of the Shares tendered in the Offer or the disposal of their Shares in case of a Takeover Squeeze-Out or a Corporate Squeeze-Out or the exercise of their Takeover Buy-Out Right or Corporate Buy-Out Right.

Any dividend distributions by the Company to its non-resident Shareholders will, in principle, be subject to a fifteen percent (15%) withholding tax in Luxembourg unless (i) a reduced withholding tax rate on dividend distribution (or a full exemption, as the case may be) applies based on the double tax treaty concluded between Luxembourg and the jurisdiction where the relevant non-resident Shareholder resides or (ii) the domestic withholding tax exemption on dividend distribution applies.

No withholding tax will be levied in Luxembourg upon distribution of liquidation proceeds to non-resident Shareholders.

9.1.2	Luxembourg Gift Tax or Inheritance Tax

No Luxembourg inheritance tax is levied on a Shareholder as a result of a disposal in the context of the Offer or in case of a Takeover Squeeze-Out, a Corporate Squeeze-Out or the exercise of Takeover Buy-Out Rights or Corporate Buy-Out Rights.

Gift tax may be due on a donation of Shares, if the donation is passed before a Luxembourg notary or recorded in a deed registered in Luxembourg.

9.1.3	Other Taxes and Duties in Luxembourg

Neither the exchange of Shares in the Offer nor the disposal of Shares in case of a Takeover Squeeze-Out, Corporate Squeeze-Out or the exercise of the Takeover Buy-Out Right or Corporate Buy-Out Rights will give rise to any Luxembourg stamp duty, value added tax, issuance tax, registration tax, transfer tax or similar taxes or duties.

9.2	Material French tax consequences arising from the holding and disposal of the Offeror Shares

The following is a general summary of certain French tax consequences in relation to the ownership and disposal of the Offeror Shares received pursuant to the Transaction. The French tax consequences of the acquisition of the Offeror Shares pursuant to the Transaction are depending on the taxable regime of the shares exchanged, which should be determined on a case-by-case basis. Shareholders should consult their own tax advisor in relation thereto.

This section is intended as general information only. It is not intended to cover all situations that may arise for all Shareholders and does not address general or specific anti-abuse rules. Shareholders should consult their own tax adviser regarding the tax consequences of ownership and disposal of the Offeror Shares received pursuant to the Transaction.

This section is based on French tax law as applied and interpreted by French tax courts and as published and in effect on the date of this Offer Memorandum, including the tax rates applicable on that date, without prejudice to any amendments introduced at a later date and implemented with or without retroactive effect.

9.2.1	Individuals

9.2.1.1	Dividends

(a)	Tax residents of France

Dividends are taxed at a flat rate of 30% (12.8% income tax and 17.2% of social contributions). In some cases, taxpayers can elect to be taxed at progressive income tax rates with a discount, subject to conditions (discount does not apply for social contributions). In case the shares are held in a PEA (“Plan d’épargne en actions”), dividends may be exempt from income tax subject to conditions (social contributions are due when the funds are withdrawn from the PEA).

(b)	Tax residents of another jurisdiction

Under French domestic tax law, dividends paid by a French company to a non-French tax resident shareholder are generally subject to a 12.8% withholding tax (or 75% in the event the individual is tax resident in a Non-cooperative State or Territory under Article 238-0 A of the French tax code, unless an exception applies).

The withholding tax levied on the dividend distributions by the Offeror to a non-French tax resident shareholder may be reduced to a lower rate pursuant to the tax treaty signed between France and the country of residence of the shareholder, subject to certain conditions to be analysed on a case-by-case basis.

9.2.1.2	Capital gains

(a)	Tax residents of France

Capital gains realised by a taxable household on the sale of shares are taxed at a flat rate of 30% (12.8% income tax and 17.2% of social contributions). In some cases, taxpayers can elect to be taxed at progressive income tax rates with a discount based on the holding period, subject to conditions (discount does not apply for social contributions). In case the shares are held in a PEA, capital gains may be exempt from income tax subject to conditions (social contributions are due when the funds are withdrawn from the PEA).

(b)	Tax residents of another jurisdiction

Capital gains derived from the sale of the Offeror Shares should not be taxable in France unless the substantial holding thresholds provided for by article 244 B of the French Tax Code are fulfilled (the individual, alone or together with his/her spouse or relatives, has owned more than 25% of financial rights in the Offeror at any time within the five-year period prior to the sale).

In that latter case, the capital gains may still not be taxable in France pursuant to the tax treaty signed between France and the country of residence of the shareholder, subject to certain conditions to be analysed on a case-by-case basis.

9.2.1.3	Gift, Estate and Inheritance Tax

Non-French resident shareholders of the Offeror will have to inquire the French gift and inheritance Tax regime with their professional advisers.

9.2.2	Entities

9.2.2.1	Dividends

(a)	Tax residents of France

Dividends received by a French tax resident entity subject to corporate income tax are generally subject to corporate income tax at the standard rate (at the date of this Offer Memorandum, 25%, increased by 3.3% surtax on the corporate income tax, where applicable).

A French tax resident entity subject to corporate income tax may benefit from a partial exemption, subject to certain conditions to be analysed on a case-by-case basis, including, but not limited to, a 2-year holding period of at least 5% of the share capital of the Offeror and electing for such exemption.

(b)	Tax residents of another jurisdiction

Under French domestic tax law, dividends paid by a French company to a non-French tax resident shareholder are generally subject to a 25% withholding tax (or 75% in the event the entity is tax resident in a Non-cooperative State or Territory under Article 238-0 A of the French tax code, unless an exception applies).

The withholding tax exemption provided by the EU Parent-Subsidiary Directive (implemented under Section 119 ter of the French tax code) may be applicable, subject to conditions (including, but not limited to, the shareholder having its effective place of management in a member-State of the European Union or a country member of the European Economic Area that has signed an administrative assistance agreement, being incorporated under a legal form listed in Part A of Annex I of the directive 2011/96/EU dated 30 November 2011, holding at least 10% (or, under certain conditions, 5%) of the share capital of the Offeror, or commit to hold such a participation, for at least 2 years, being subject to corporate income tax in a member-State of the European Union or a country member of the European Economic Area).

Pursuant to applicable double tax treaties, the withholding tax levied on the dividend distributions by the Offeror to a non-French tax resident shareholder may be reduced to a lower rate subject to certain conditions to be analysed on a case-by-case basis.

9.2.2.2	Capital gains

(a)	Tax residents of France

Capital gains derived by a French tax resident entity subject to corporate income tax from the disposal of shares in other companies are in principle subject to corporate income tax at the standard rate (at the date of this Offer Memorandum 25%, increased by 3.3% surtax on the corporate income tax, where applicable). Capital gains derived from the sale of qualifying participations (qualification to be analysed on a case-by-case basis) that have been held for at least two years may be partially tax exempt.

(b)	Tax residents of another jurisdiction

Capital gains derived from the sale of the Offeror Shares could be taxable in France at a rate of 25% (or 75% in the event the entity is a tax resident in a Non-cooperative State or Territory under Article 238-0 A of the French tax code, unless an exception applies) in the event the entity has owned more than 25% of financial rights in the Offeror at any time within the five-year period prior to the sale.

The capital gains derived from the sale of the Offeror Shares may not be taxable in France pursuant to the tax treaty signed between France and the country of residence of the shareholder, subject to certain conditions to be analysed on a case-by-case basis.

9.2.3	Transfer tax/registration duties

The transfer of shares in a listed company incorporated in France is generally not subject to transfer tax or registration duties in France, unless such transfer is subject to a legal deed.

9.2.4	Financial transaction tax

The acquisition of shares in a French listed company with a market capitalisation exceeding 1 billion euros is subject to a 0.3% financial transaction tax, unless an exemption applies, such as the acquisition of shares in the context of an issuance of new shares on the primary market.

10	FURTHER INFORMATION REQUIRED BY THE DECREE

In addition to the other statements set out in this Offer Memorandum, the Offeror with regard to items (b), (c), (e) and (f), the Company with regard to items (d) and (g) and the Offeror and the Company jointly with regard to item (a), hereby declare as follows:

(a)

the Offeror and the Company did not negotiate the terms and conditions for the Offer, and the Company is not a party to the tender offer agreement between the Offeror, Bertelsmann and Saham or to any other agreement with the Offeror relating to the Offer. Reference is made to Section 6.1 (Background and Initial Announcement);

(b)

with due observance of and without prejudice to the restrictions referred to in Section 2 (Restrictions) and Section 3 (Important information), the Offer concerns all Shares and applies on an equal basis to all Shares and Shareholders, including Bertelsmann and Saham;

(c)

(i) no securities issued by the Company are held at the date of this Offer Memorandum, and no transactions or agreements in respect of securities in the Company have been effected or have been concluded during the twelve (12) months prior to the date of this Offer Memorandum, by the Offeror or any Offeror Director, any of their spouses (echtgenoten), registered partners (geregistreerde partners) or minor children (minderjarige kinderen) and any entities over which these persons have control (zeggenschap hebben in) within the meaning of Annex A, Paragraph 2, sub-paragraphs 5 and 6 of the Decree and (ii) no transactions similar to the transactions referred to in Annex A, Paragraph 2, sub-paragraph 7 of the Decree have been concluded by legal entities with which the Offeror is affiliated in a group;

(d)

no securities issued by the Company are held at the date of this Offer Memorandum, and no transactions or agreements in respect of securities in the Company have been effected or have been concluded during the twelve (12) months prior to the date of this Offer Memorandum, by any Company Boards Member, any of their spouses (echtgenoten), registered partners (geregistreerde partners) or minor children (minderjarige kinderen) and any entities over which these persons have control (zeggenschap hebben in) within the meaning of Annex A, Paragraph 2, sub-paragraphs 5 and 6 of the Decree, other than in respect of securities in the Company and transactions as described in Section 7.6 (Shareholdings of the Company Boards Members);

(e)

the costs incurred or to be incurred by the Offeror in relation to the Offer are expected to amount to approximately EUR 34,000,000 and comprise fees of legal advisors, financial advisors, auditors, other advisors, finance arrangement fees, AFM fees and fees of the Settlement Agent. These costs will be borne by the Offeror;

(f)	the costs incurred or to be incurred by the Company in relation to the Offer are expected to amount to a low single-digit million number. These costs will be borne by the Company; and

(g)	no remunerations will be paid to the Company Boards Members in connection with the Offer being declared unconditional (gestand wordt gedaan).

11	PRESS RELEASES

12	DUTCH LANGUAGE SUMMARY

Dit Hoofdstuk 12 (Dutch language summary) is de Nederlandse samenvatting van dit Biedingsbericht dat is uitgegeven ter zake van het openbaar bod dat door de Bieder is uitgebracht op alle Aandelen met inachtneming van de voorwaarden zoals beschreven in dit Biedingsbericht.

De gedefinieerde termen in dit Hoofdstuk 12 (Dutch language summary) hebben de betekenis die daaraan is gegeven in Paragraaf 12.2 (Nederlandse definities). Deze Nederlandse samenvatting maakt deel uit van dit Biedingsbericht, maar vervangt dit niet. Deze Nederlandse samenvatting is niet volledig en bevat niet alle informatie die voor de Aandeelhouders van belang is om een afgewogen oordeel te kunnen vormen over het Bod.

Het lezen van deze Nederlandse samenvatting mag niet worden beschouwd als een alternatief voor het bestuderen van het volledige Biedingsbericht. Aandeelhouders wordt geadviseerd het volledige Biedingsbericht (inclusief alle documenten die daarin door middel van verwijzing (incorporation by reference) zijn opgenomen) zorgvuldig door te lezen en zo nodig onafhankelijk advies in te winnen teneinde een afgewogen en goed geïnformeerd oordeel te kunnen vormen omtrent het Bod. Daarnaast wordt Aandeelhouders geadviseerd een onafhankelijke professionele adviseur te raadplegen met betrekking tot de fiscale gevolgen van het aanmelden van Aandelen onder het Bod.

Waar deze Nederlandse samenvatting afwijkt van de Engelse tekst van dit Biedingsbericht, prevaleert de Engelse tekst.

12.1	Belangrijke informatie

Het uitbrengen van het Bod, de algemeenverkrijgbaarstelling van dit Biedingsbericht, inclusief deze Nederlandse samenvatting, en/of de verspreiding van enige andere informatie met betrekking tot het Bod, kunnen in bepaalde jurisdicties aan restricties onderhevig zijn. Ieder persoon die dit Biedingsbericht of enig daarmee verband houdend document doorstuurt of voornemens is door te sturen naar enig rechtsgebied buiten Nederland, dient de Hoofdstukken 2 (Restrictions) en 3 (Important information) zorgvuldig te lezen alvorens enige actie te ondernemen.

Het Bod wordt gedaan in en vanuit Nederland met inachtneming van de verklaringen, voorwaarden en beperkingen opgenomen in dit Biedingsbericht. Het Bod wordt direct noch indirect gedaan in, en mag niet worden aanvaard door of namens Aandeelhouders vanuit een jurisdictie waarin het uitbrengen van het Bod of het aanvaarden daarvan niet in overeenstemming is met de in die jurisdictie geldende wet- en regelgeving. Het niet in acht nemen van deze restricties kan een overtreding van de wet- en regelgeving van de desbetreffende jurisdictie opleveren. De Bieder, de Doelvennootschap, hun respectievelijke adviseurs en het Afwikkelingskantoor aanvaarden geen enkele aansprakelijkheid ter zake van overtredingen van voornoemde restricties. Aandeelhouders dienen zo nodig onafhankelijk advies in te winnen omtrent hun positie dienaangaande.

De Bieder behoudt zich het recht voor om in het kader van het Bod de aanmelding van Aandelen te accepteren, zelfs indien dit niet gebeurt in overeenstemming met de bepalingen zoals uiteengezet in dit Biedingsbericht.

De informatie opgenomen op de voorpagina en de pagina’s 2, 3 en 4 en in Paragrafen 1 (Table of Contents) tot en met 3.2 (Information for U.S. Shareholders), 3.4 (Governing Law and jurisdiction), 3.5 (Language), 3.8 (Forward-looking statements), 4 (Definitions and Interpretation), 5 (Invitation to the Shareholders), 6.2 (Rationale for the Transaction) tot en met 6.7 (Offer Conditions, satisfaction and waiver), 6.10 (Irrevocable undertakings of Bertelsmann and Saham), 6.11 (Transactions by the Offeror), 6.13 (Consequences of the Offer for non-tendering Shareholders) tot en met 6.15 (Governance of the Offeror as at the First Settlement Date and Second Settlement Date), 8 (Information regarding the Offeror), 9 (Principal Luxembourg and french tax consequences), 11 (Press Releases), 12 (Dutch language summary) en 14 (Selected Consolidated Financial Statements of the Offeror) is uitsluitend door de Bieder verstrekt.

De informatie opgenomen in Paragrafen 6.9 (Decision-making process of the Company), 7 (Information regarding the Company) en 13 (Selected Consolidated Financial Statements of the Company) is uitsluitend door de Doelvennootschap verstrekt.

De informatie opgenomen in Paragrafen 3.3 (Responsibility for information), 3.6 (Contact details), 3.7 (Availability of information), 3.9 (Financial advisors), 6.1 (Background and Initial Announcement), 6.8 (Antitrust clearances condition), 6.12 (Respective cross-shareholdings Offeror – the Company), 6.16 (Employee consultations), 10 (Further information required by the Decree) en 15 (Advisors) is door de Bieder en de Doelvennootschap gezamenlijk verstrekt. Voor zover bepaalde informatie in deze Paragrafen alleen betrekking heeft of de Bieder of de Doelvennootschap, heeft alleen de Bieder of de Doelvennootschap, al naar gelang van toepassing, deze informatie verstrekt.

De Bieder en de Doelvennootschap zijn verantwoordelijk voor de juistheid en volledigheid van de informatie die in dit Biedingsbericht is verstrekt, en dan ieder afzonderlijk voor de informatie die uitsluitend door henzelf is verstrekt, en gezamenlijk voor de informatie die door hen gezamenlijk is verstrekt.

De Bieder en de Doelvennootschap verklaren ieder afzonderlijk ten aanzien van de informatie die door henzelf in dit Biedingsbericht is verstrekt, en gezamenlijk ten aanzien van de informatie die door hen gezamenlijk is verstrekt, dat de informatie in dit Biedingsbericht, voor zover hen redelijkerwijs bekend, in overeenstemming is met de werkelijkheid en dat geen gegevens zijn weggelaten waarvan het waarschijnlijk is dat de vermelding daarvan de strekking van dit Biedingsbericht zou wijzigen.

De informatie opgenomen in Paragrafen 13.2 (Comparative overview of consolidated statements of the Company’s financial position for the financial years 2022, 2021 and 2020) tot en met 13.4 (Comparative overview of the consolidated statements of the Company’s cash flow relating to the financial years 2022, 2021 and 2020) is door de Doelvennootschap ontleend aan de geconsolideerde jaarrekeningen over de boekjaren 2022, 2021 en 2020, respectievelijk, zoals verder uiteengezet in Paragraaf 13.1 (Basis for preparation). De accountantsverklaring opgenomen in Paragraaf 13.5 (Independent auditor’s report on the Company’s selected consolidated financial information) is door de Doelvennootschap verkregen van KPMG Luxemburg, de onafhankelijke accountant van de Doelvennootschap, voor de boekjaren 2022, 2021 en 2020.

De informatie opgenomen in Paragrafen 14.2 (Comparative overview of the Offeror’s consolidated statements of financial position for the financial years 2022 and 2021) tot en met 14.4 (Comparative overview of the consolidated statements of the Offeror’s cash flows relating to the financial years 2022 and 2021) is door de Bieder ontleend aan de geconsolideerde jaarrekeningen over het boekjaar 2022, zoals verder uiteengezet in Paragraaf 14.1 (Basis for preparation). De accountantsverklaring opgenomen in Paragraaf 14.5 (Independent auditor’s report on the Offeror’s selected consolidated financial information) is door de Bieder verkregen van Deloitte, één van de onafhankelijke accountants van de Bieder, voor de boekjaren 2022 en 2021.

De informatie in dit Biedingsbericht geeft de situatie weer op de datum van dit Biedingsbericht tenzij specifiek anders is aangegeven. Onder geen beding houden publicatie en verspreiding van dit Biedingsbericht in dat de hierin opgenomen informatie ook na de datum van dit Biedingsbericht juist en volledig blijft. Het voorgaande laat echter onverlet de verplichting van de Bieder en de Doelvennootschap om een openbare mededeling te doen ingevolge de Europese Verordening Marktmisbruik (596/2014) of artikel 4 lid 1 en 3 van het Bob, voor zover van toepassing. Getallen in dit Biedingsbericht kunnen naar boven of beneden zijn afgerond en dienen derhalve niet als exact te worden beschouwd.

Uitsluitend de Bieder en de Doelvennootschap zijn bevoegd mededelingen te doen of informatie te verstrekken namens de Bieder respectievelijk de Doelvennootschap, over het Bod of de in dit Biedingsbericht opgenomen informatie, zonder afbreuk te doen aan de respectieve accountantsverklaringen van KPMG Luxemburg met betrekking tot de Doelvennootschap, en KPMG Frankrijk, Deloitte en PwC Audit met betrekking tot de Bieder, die zijn opgenomen in dit Biedingsbericht en de Fairness Opinion die is verstrekt aan het Bestuur en de Raad van Commissarissen van de Doelvennootschap door Berenberg en die zal worden opgenomen in de Standpuntbepaling. Indien dergelijke informatie of verklaringen door anderen dan de Bieder of de Doelvennootschap zijn verstrekt of gedaan, dient op dergelijke informatie of verklaringen niet te worden vertrouwd als zijnde verstrekt door of gedaan door of namens de Bieder of de Doelvennootschap.

Dit Biedingsbericht en het Bod worden beheerst door en worden uitgelegd in overeenstemming met Nederlands recht, in het bijzonder de Nederlandse biedingsregels, en enig aanbod, inbreng, aankoop en overdracht (levering) van Aandelen zal worden beheerst door en worden uitgelegd in overeenstemming met Luxemburgs recht.

De rechtbank Amsterdam en haar beroepsinstanties zijn aangewezen als exclusief forum om geschillen te beslechten voortvloeiend uit of in verband met dit Biedingsbericht, het Bod en enig aanbod, inbreng, aankoop of overdracht (levering) van Aandelen. Enige juridische actie of procedure die voortvloeit uit of verband houdt met dit Biedingsbericht, het Bod en enig aanbod, inbreng, aankoop of overdracht (levering) van Aandelen moet uitsluitend bij dit gerecht aanhangig worden gemaakt.

12.2	Nederlandse definities

2022 Dividenduitkering	betekent de dividenduitkering van de Doelvennootschap voor het jaar 2022 ter hoogte van het totale bedrag van EUR 68.000.000, zoals goedgekeurd door de algemene vergadering van aandeelhouders op 22 juni 2023;

Aandeelhouders	betekent een houder van één of meer Aandelen;

Aandelen	betekent een gewoon aandeel in het geplaatste en uitstaande aandelenkapitaal van de Doelvennootschap met een nominale waarde van EUR 0,01;

Aandelen Inkoopprogramma	betekent het aandelen inkoopprogramma zoals aangekondigd door de Bieder op 2 augustus 2023 voor een totaalbedrag van EUR 500 miljoen dat zal lopen tussen 3 augustus 2023 en 31 december 2024, waarbij de meerderheid van de verkregen aandelen zullen worden ingetrokken;

Aangemeld Aandeel	betekent elk Aandeel dat voorafgaand aan of op de Laatste Dag van Aanmelding of tijdens de Na-aanmeldingsperiode op juiste wijze is aangemeld (of op onjuiste wijze, mits de Bieder de aanmelding desalniettemin heeft aanvaard) en dat niet is herroepen onder het Bod;

Aangesloten Instelling	betekent de tot Euronext Amsterdam aangesloten instellingen;

Aanmeldingstermijn	betekent de periode gedurende welke de Aandeelhouders hun Aandelen kunnen aanmelden bij de Bieder, vanaf 09:00 uur CET op 14 augustus 2023 tot 17:40 uur CET op de Laatste Dag van Aanmelding;

Additionele Uitkering	betekent elke additionele uitkering op de Aandelen op of na de datum van dit Offer Memorandum, anders dan de 2022 Dividenduitkering;

AFM	betekent de Stichting Autoriteit Financiële Markten;

Afwikkelingskantoor	betekent ABN AMRO Bank N.V.;

Berenberg	betekent Joh. Berenberg, Gossler & Co. KG;

Bertelsmann	betekent Bertelsmann Luxembourg S.à r.l.;

Bestuur	betekent de raad van bestuur van de Doelvennootschap;

Bieder	betekent Teleperformance SE, een Europese naamloze vennootschap (Societas Europaea), opgericht naar Frans recht, met statutaire zetel te Parijs, Frankrijk, en kantoorhoudende te 21/25 rue Balzac, Parijs, Frankrijk, en geregistreerd in het handelsregister van Parijs onder nummer 301 292 702;

Bieder Aandelen	betekent de aandelen uit te geven door de Bieder en toegelaten tot de handel op Euronext Parijs als onderdeel van de vergoeding voor het Bod;

Biedingsbericht	betekent dit biedingsbericht;

Biedprijs	heeft de betekenis die daaraan is gegeven in Paragraaf 12.5(a) (Biedprijs in Contanten);

Biedprijs in Aandelen	heeft de betekenis die daaraan is gegeven in Paragraaf 12.5(b) (Biedprijs in Aandelen);

Biedprijs in Contanten	heeft de betekenis die daaraan is gegeven in Paragraaf 12.5(a) (Biedprijs in Contanten);

Bob	betekent het Besluit openbare biedingen behorend bij de Wet op het financieel toezicht;

Bod	betekent het bod zoals in dit Biedingsbericht beschreven;

CACIB	betekent Crédit Agricole Corporate and Investment Bank;

CET	betekent Midden-Europese tijd;

Dag van Gestanddoening	betekent de dag waarop de Bieder aankondigt of het Bod gestand wordt gedaan, zijnde niet later dan de derde (3e) Werkdag na de Laatste Dag van Aanmelding in overeenstemming met artikel 16 lid 1 van het Bob;

Deloitte	betekent Deloitte & Associés;

Eerste Overdracht	heeft de betekenis die daaraan is gegeven in Paragraaf 12.13 (Eerste Overdracht);

Eerste Overdrachtsdatum	betekent de dag waarop de Eerste Overdracht zal plaatsvinden;

Doelvennootschap	betekent Majorel Group Luxembourg S.A., een naamloze vennootschap met beperkte aansprakelijkheid (société anonyme), opgericht naar Luxemburgs recht, en kantoorhoudende te 18, Boulevard de Kockelscheuer, L-1821, Luxemburg, en geregistreerd in het Handels- en Bedrijvenregister van Luxemburg (Registre de Commerce et des Sociétés, Luxembourg) onder nummer B227626 en haar LEI is 529900M90DFPXG97IJ03;

Euronext Amsterdam	betekent de beurs van Euronext Amsterdam, een gereglementeerde markt beheerd door Euronext Amsterdam N.V.;

Euronext Parijs	betekent de beurs van Euronext Paris, een gereglementeerde markt beheerd door Euronext Paris S.A.;

Groep	betekent de Doelvennootschap en haar directe en indirecte dochterondernemingen;

Herstructureringsmaatregelen na Overdracht	betekent de herstructureringsmaatregelen van de Groep die de Bieder kan (laten) doorvoeren na afloop van de Na-aanmeldingstermijn (anders dan de Overname Uitkoopprocedure en de Vennootschapsrechtelijke Uitkoopprocedure) teneinde honderd procent (100%) van de Aandelen of de activa en activiteiten van de Doelvennootschap te verkrijgen, de beursnotering van de Doelvennootschap te beëindigen, de respectieve ondernemingen van de Doelvennootschap en de bieder volledig te integreren en/of om een optimale operationele, commerciële, organisatorische, juridische, financiële en/of fiscale structuur te bewerkstelligen, overeenkomstig de Wet, welke de Bieder op elk moment na het verstrijken van de Na-aanmeldingstermijn kan uitvoeren;

Initiële Aankondiging	betekent de openbare mededeling van de Bieder van 26 april 2023 in overeenstemming met artikel 5 lid 2 van het Bob;

KPMG Frankrijk	betekent KPMG Audit IS;

KPMG Luxemburg	betekent KPMG Audit S.à r.l.;

Laatste Dag van Aanmelding	betekent de dag waarop de Aanmeldingstermijn (al dan niet verlengd in overeenstemming met artikel 15 van het Bob) afloopt;

Luxemburgse Overnamewet	betekent de Luxemburgse Wet van 19 mei 2006 op openbare overnamebiedingen (Luxembourg Law of 19 May 2006 on public takeover offers);

Luxemburgse Squeeze-Out en Sell-Out Wet	betekent de Luxemburgse Wet van 21 juli 2012 betreffende de uitkoopprocedure en de verplichte verkoop van effecten van ondernemingen die momenteel zijn toegelaten of eerder zijn toegelaten tot de handel op een gereglementeerde markt of die aan het publiek zijn aangeboden (Luxembourg Law of 21 July 2012 on the squeeze out and mandatory sell out of securities of companies currently admitted or previously admitted to trading on a regulated market or having been offered to the public);

Mededingingsautoriteiten	betekent de Europese Commissie, en de mededingingsautoriteiten van Brazilië, China, Colombia, Marokko, de Filippijnen, Saoedi-Arabië, en Turkije. Indien de mededingingsautoriteit van het Verenigd Koninkrijk voor de Laatste Dag van Aanmelding aangeeft voornemens te zijn de Transactie te beoordelen, wordt deze autoriteit ook beschouwd als een Mededingingsautoriteit;

Na-aanmeldingstermijn	heeft de betekenis die daaraan is gegeven in Paragraaf 12.14 (Na-aanmeldingstermijn);

Overname Uitkoopprocedure	heeft de betekenis die daaraan is gegeven in Paragraaf 12.20 (De gevolgen van het Bod voor Aandeelhouders die hun Aandelen niet aanmelden);

Peildatum	betekent 25 april 2023;

PwC Audit	betekent PricewaterhouseCoopers Audit;

Raad van Commissarissen	betekent de raad van commissarissen van de Doelvennootschap;

Ruilverhouding	heeft de betekenis die daaraan is gegeven in Paragraaf 12.5(b) (Biedprijs in Aandelen);

Saham	betekent Saham Customer Relationship Investments Limited en Saham Outsourcing Luxembourg S.à r.l tezamen;

Standpuntbepaling	betekent de afzonderlijke standpuntbepaling van de Doelvennootschap (inclusief de bijlagen) met inbegrip van de informatie vereist op grond van artikel 18a van het Bob in verband met het Bod;

Squeeze-Out-Buy-Out-periode	betekent de periode van drie (3) maanden volgend op de Na-aanmeldingstermijn;

Transactie	betekent het Bod en de transacties die worden overwogen in verband daarmee;

Tweede Overdracht	heeft de betekenis die daaraan is gegeven in Paragraaf 12.15 (Tweede Overdracht);

Tweede Overdrachtsdatum	betekent de dag waarop de Tweede Overdracht zal plaatsvinden;

Vennootschapsrechtelijke Uitkoopprocedure	heeft de betekenis die daaraan is gegeven in Paragraaf 12.20 (De gevolgen van het Bod voor Aandeelhouders die hun Aandelen niet aanmelden)

Voorwaarden	heeft de betekenis die daaraan is gegeven in Paragraaf 12.9(a) (Voorwaarden);

Werkdag	betekent een dag, anders dan een zaterdag of zondag, waarop banken in Nederland en Euronext Amsterdam in het algemeen open zijn voor normale bedrijfsvoering;

Wet	betekent alle toepasselijke wet- en regelgeving, waaronder, zonder daartoe beperkt te zijn, de toepasselijke bepalingen van de Wft, de Europese Verordening Marktmisbruik (596/2014), het Bob, de krachtens de Wft en het Bob uitgevaardigde regels en voorschriften, de beleidslijnen en instructies van de AFM, de Wet op de ondernemingsraden, de SER Fusiegedragsregels 2015, de regels en voorschriften van Euronext Amsterdam, het BW, de relevante effecten- en werknemersraadplegingsregels enregelingen in andere toepasselijke jurisdicties en eventuele relevante antitrustwetgeving;

Wft	betekent de Wet op het financieel toezicht.

12.3	Uitnodiging aan de Aandeelhouders

Onder verwijzing naar de verklaringen, voorwaarden en beperkingen zoals opgenomen in dit Biedingsbericht, worden Aandeelhouders uitgenodigd om hun Aandelen aan te melden onder het Bod op de wijze en onder de voorwaarden zoals in dit Biedingsbericht beschreven. Aandeelhouders wordt aangeraden dit Biedingsbericht (inclusief alle documenten die daarin zijn opgenomen door middel van verwijzing), in het bijzonder Paragrafen 2 (Restrictions), 3 (Important information) en 12.1 (Belangrijke informatie), grondig en volledig door te nemen en waar nodig onafhankelijk financieel, fiscaal en/of juridisch advies in te winnen om tot een afgewogen en weloverwogen oordeel te komen met betrekking tot het Bod en dit Biedingsbericht. Aandeelhouders die overwegen hun Aandelen niet aan te melden, wordt geadviseerd in het bijzonder Paragrafen 6.13 (Consequences of the Offer for non-tendering Shareholders), 6.14 (Governance of the Company as at the Second Settlement Date), 12.20 (De gevolgen van het Bod voor Aandeelhouders die hun Aandelen niet aanmelden) en 12.21 (Maatregelen na Overdracht en toekomstige juridische structuur) door te nemen.

12.4	Het Bod

De Bieder brengt het Bod uit om alle Aandelen te verwerven, onder de voorwaarden en conform de bepalingen, voorwaarden en beperkingen zoals opgenomen in het Biedingsbericht. Onder voorbehoud dat het Bod gestand wordt gedaan, zullen de Aandeelhouders de Biedprijs per Aangemeld Aandeel ontvangen.

12.5	Biedprijs

Voor elk Aangemeld Aandeel dat niet geldig wordt ingetrokken en wordt overgedragen onder het Bod, biedt de Bieder, onder voorbehoud van gestanddoening van het Bod, de Biedprijs in Contanten (zoals hierna gedefinieerd) aan, zonder rente en verminderd met de wettelijk verschuldigde bronbelasting (indien van toepassing) onder voorbehoud van en in overeenstemming met Paragraaf 5.11 (Withholding). Als alternatief kan een Aandeelhouder ervoor kiezen voor ieder Aangemeld Aandeel de Biedprijs in Aandelen (zoals hierna gedefinieerd) te ontvangen in plaats van de Biedprijs in Contanten. Dit kan zowel voor alle als voor slechts een deel van de Aandelen die deze Aandeelhouder aanmeldt onder het Bod.

(a)	Biedprijs in Contanten

De biedprijs in contanten bestaat uit EUR 30,00 (dertig euro) in contanten voor elk Aandeel (ex de 2022 Dividenduitkering en cum enige Additionele Uitkering) (de “Biedprijs in Contanten”, tezamen met de Biedprijs in Aandelen (zoals hierna gedefinieerd), de “Biedprijs”).

(b)	Biedprijs in Aandelen

Een Aandeelhouder kan ervoor kiezen, met inachtneming van de beperkingen zoals uiteengezet in Paragrafen 2 (Restrictions), 3 (Important information) en 12.1 (Belangrijke informatie), om voor elk Aandeel dat de Aandeelhouder aanmeldt in het Bod de Biedprijs in Aandelen (zoals hierna gedefinieerd) te ontvangen in plaats van de Biedprijs in Contanten. De biedprijs in aandelen bestaat uit 30/217e deel van een nieuw uitgegeven en volgestort Bieder Aandeel voor een Aandeel (de “Ruilverhouding”, zoals kan worden aangepast ingevolge Paragrafen 12.5(e) (Additionele Uitkeringen) en 5.2(e) (Additional Distributions)) (ex de 2022 Dividenduitkering en cum enige Additionele Uitkering, de “Biedprijs in Aandelen”). Aandeelhouders die hun Aandelen geldig hebben aangemeld (of gebrekkig hebben aangemeld, maar waarbij de Bieder afstand heeft gedaan van een dergelijk gebrek) zonder dat zij voor de Biedprijs in Aandelen kiezen voor een deel of alle Aangemelde Aandelen, worden geacht te hebben gekozen voor de Biedprijs in Contanten voor zover het die Aangemelde Aandelen betreft. Een Aandeelhouder hoeft zijn Aandelen niet aan te bieden in aantallen die exact deelbaar zijn door de Ruilverhouding.

Een maximum van 4.608.295 Bieder Aandelen is beschikbaar voor uitgifte om de Biedprijs in Aandelen te betalen, zijnde een derde van de totale Biedprijs. Dit betekent dat maximaal 33.333.334 Aandelen kunnen worden omgeruild voor Bieder Aandelen. Een dergelijk maximum aantal Bieder Aandelen vertegenwoordigt 7,2% van het aandelenkapitaal van de Bieder (na uitgifte van dergelijke Bieder Aandelen) als alle Bieder Aandelen worden uitgegeven als gevolg van het Bod (onder voorbehoud van wijzigingen als gevolg van het Aandelen Inkoopprogramma).

Het is mogelijk dat er dermate veel Aandeelhouders aanmelden voor de Biedprijs in Aandelen dat het totaal aantal Bieder Aandelen dat zou worden uitgegeven in ruil voor Aandelen waarvoor een geldige keuze is gemaakt om de Biedprijs in Aandelen te ontvangen, hoger zou uitvallen dan het maximaal aantal uit te geven Bieder Aandelen. In dat geval zullen de Bieder Aandelen pro rata worden toegewezen aan de Aandeelhouders die voor de Biedprijs in Aandelen hebben gekozen, op basis van het aantal Aandelen dat is aangemeld door de Aandeelhouders die geldig voor de Biedprijs in Aandelen hebben gekozen (op basis van de cumulatieve resultaten van de Aanmeldingstermijn en de Na-Aanmeldingstermijn). Het aantal Aandelen dat zal worden geruild tegen Bieder Aandelen (als gevolg van deze pro rata toewijzing) zal naar beneden worden afgerond tot het dichtstbijzijnde hele getal. Met betrekking tot de resterende Aangemelde Aandelen die als gevolg hiervan niet worden omgeruild voor Bieder Aandelen, zullen Aandeelhouders de overeenkomstige Biedprijs in Contanten ontvangen op de Tweede Overdrachtsdatum. Aangezien Bertelsmann en Saham zich onherroepelijk hebben verbonden om voor al hun Aandelen te kiezen voor de Biedprijs in Aandelen, zal het maximaal aantal Bieder Aandelen in alle waarschijnlijkheid worden overstegen. Aandeelhouders die kiezen voor de Biedprijs in Aandelen (inclusief Bertelsmann en Saham) zullen daarom zowel Bieder Aandelen als contanten ontvangen.

Volledigheidshalve zij opgemerkt dat bij de toewijzing zoals beschreven in de voorgaande alinea geen rekening wordt gehouden met de Aandelen waarvoor is gekozen voor de Biedprijs in Contanten, voor zover een Aandeelhouder voor een deel van zijn Aangemelde Aandelen de Biedprijs in Aandelen kiest en voor het resterende deel de Biedprijs in Contanten.

Als alle Aandelen worden aangemeld in het Bod en alle Aandeelhouders die Aandelen aanbieden (anders dan Bertelsmann en Saham (die samen 78,98% van de Aandelen houden of controleren en zich ertoe hebben verbonden al hun Aandelen aan te bieden in het Bod en ervoor kiezen de Biedprijs in Aandelen te ontvangen—zie Paragraaf 12.18 (Toezeggingen) en 6.10 (Irrevocable undertakings of Bertelsmann and Saham)) ervoor kiezen om de Biedprijs in Contanten te ontvangen, (a) zullen dergelijke Aandeelhouders (anders dan Bertelsmann en Saham) uitsluitend contanten ontvangen in ruil voor hun Aandelen, en (b) zullen Bertelsmann en Saham in ruil voor hun Aandelen (x) 42,2% van hun respectieve Biedprijs in Aandelen van de Bieder en (y) 57,8% van hun respectieve Biedprijs in contanten ontvangen. Rekening houdend met de verbintenissen van zowel Bertelsmann als Saham zoals beschreven in Paragraaf 12.18 (Toezeggingen) en 6.10 (Irrevocable undertakings of Bertelsmann and Saham)), zal een Aandeelhouder die ervoor kiest om de Biedprijs in Aandelen te ontvangen voor al zijn Aandelen die worden aangemeld in het Bod, in ruil voor dergelijke Aandelen een Biedprijs in Aandelen ontvangen die bestaat uit tussen (x) 1/3e en 42,2% in Aandelen van de Bieder en (y) 57,8% en 2/3e in contanten, afhankelijk van het totaal aantal Aangemelde Aandelen ten aanzien waarvan de Aandeelhouders ervoor kiezen om de Biedprijs in Aandelen te ontvangen.

(c)	Kenmerken van de Bieder Aandelen

De Bieder Aandelen die zullen worden uitgegeven aan Aandeelhouders die kiezen voor de Biedprijs in Aandelen, zullen worden uitgegeven als volledig volgestort en zullen in alle opzichten van gelijke rang zijn als bestaande gewone aandelen in het kapitaal van de Bieder, en dergelijke Bieder Aandelen zullen gerechtigd zijn tot alle dividenden en andere uitkeringen die op aandelen in het kapitaal van de Bieder worden betaald na de Tweede Overdrachtsdatum. Voor zover dividenden of uitkeringen worden aangekondigd door de Bieder voorafgaand aan de Tweede Overdrachtsdatum, zal de Ruilverhouding worden aangepast in overeenstemming met Paragraaf 12.5(e) (Additionele Uitkeringen) en 5.2(e) (Additional Distributions). De Bieder zal ervoor zorgdragen dat het vereiste aantal Bieder Aandelen zal worden uitgegeven en toegelaten tot de notering en verhandeling op Euronext Parijs op de Tweede Overdrachtsdatum, met levering van dergelijke Bieder Aandelen in overeenstemming met de gebruikelijke leveringsprocedures.

De Bieder Aandelen en de rechten van de houders daarvan worden beheerst door en zullen worden geïnterpreteerd in overeenstemming met het Franse recht en de statuten van de Bieder. Een beschrijving van en gedetailleerde informatie over de Bieder en de belangrijkste rechten verbonden aan Bieder Aandelen, is opgenomen in hoofdstuk 7.1.2.3 (Description of rights, privileges and restrictions, if any, on existing shares and each class of shares) van het Universele Registratiedocument zoals gepubliceerd op de website van de Bieder (https://www.teleperformance.com/en-us/investors/publications-and-events/financial-publications/).

(d)	Gedeelten van Aandelen

De Bieder zal alleen hele nieuwe Aandelen uitgeven en overdragen aan enige Aandeelhouder in verband met het Bod. Indien een Aandeelhouder recht heeft op een gedeelte van een Aandeel van de Bieder als gevolg van de toepassing van de Ruilverhouding en/of van de prolongatiecorrectie zoals beschreven in Paragrafen 12.5(b) (Biedprijs in Aandelen) en 5.2(b) (Share Consideration), ontvangt iedere dergelijke Aandeelhouder in plaats van een gedeelte van een Aandeel van de Bieder een bedrag in contanten (in euro, naar beneden afgerond op de dichtstbijzijnde eurocent). De gedeelten van Bieder Aandelen zullen worden samengevoegd, en het Afwikkelingskantoor zal ervoor zorgdragen dat het maximale gehele aantal Bieder Aandelen zal worden toegewezen en geleverd aan de relevante intermediairs namens hun cliënten of de Aandeelhouders die Aandelen houden die rechtstreeks op hun naam zijn ingeschreven in het aandeelhoudersregister van de Doelvennootschap op de Tweede Overdrachtsdatum. Intermediairs die dergelijke Bieder Aandelen ontvangen, zullen deze afwikkelen in overeenstemming met hun contractuele afspraken met hun cliënten en de netto-opbrengst van enige verkoop zal naar evenredigheid worden betaald aan de relevante Aandeelhouders.

(e)	Additionele Uitkeringen

De Biedprijs is ex de 2022 Dividenduitkering. Indien op of na de datum van dit Biedingsbericht een Additionele Uitkering wordt vastgesteld door de Doelvennootschap, waarbij de registratiedatum voor het recht op een dergelijke Additionele Uitkering op of vóór de Tweede Overdrachtsdatum valt, dan (i) zal de Biedprijs in Contanten worden verminderd met het volledige bedrag vóór belastingen van een dergelijke Additionele Uitkering gedaan door de Doelvennootschap met betrekking tot elk Aandeel (vóór toepassing van bronbelasting) en (ii) zal de Biedprijs in Aandelen worden aangepast door de Ruilverhouding als volgt te wijzigen: (30 minus de Additionele Uitkering) / 217. Het maximaal aantal Bieder Aandelen blijft in ieder geval ongewijzigd. Volledigheidshalve, de regeling uiteengezet in Paragrafen 12.5(b) (Biedprijs in Aandelen) en 5.2(b) (Share Consideration) zal van toepassing blijven op de aangepaste Ruilverhouding.

Op de datum van dit Biedingsbericht zijn er geen voorgenomen Additionele Uitkeringen door de Doelvennootschap.

Indien op of na de datum van dit Biedingsbericht een uitkering wordt vastgesteld door de Bieder, waarbij de registratiedatum voor het recht op een dergelijke uitkering op of vóór de Tweede Overdrachtsdatum valt, dan zal de Biedprijs in Aandelen worden aangepast door de Ruilverhouding te wijzigen in: 30 / (217 minus het bedrag van een dergelijke uitkering vóór toepassing van bronbelasting). Het maximaal aantal Bieder Aandelen blijft in elk geval ongewijzigd. Volledigheidshalve, de regeling uiteengezet in Paragrafen 12.5(b) (Biedprijs in Aandelen) en 5.2(b) (Share Consideration) zal van toepassing blijven op de aangepaste Ruilverhouding.

Op de datum van dit Biedingsbericht zijn er geen voorgenomen uitkeringen door de Bieder.

Enige aanpassing van de Biedprijs, als gevolg van een Additionele Uitkering of enige uitkering door de Bieder op zijn aandelen, of een verhoging van de Biedprijs, zal worden gecommuniceerd door middel van een persbericht in overeenstemming met Paragrafen 12.24 (Aankondigingen) en 5.12 (Announcements).

12.6	Premie

De Biedprijs in Contanten vertegenwoordigt een premie van ongeveer:

(a)	43,2% boven de slotkoers per Aandeel van EUR 20,95 op Euronext Amsterdam op de Peildatum;

(a)	50,0% boven de volumegewogen gemiddelde slotkoers per Aandeel van EUR 20,01 op Euronext Amsterdam voor de periode van één (1) maand voorafgaand aan en inclusief de Peildatum;

(b)	45,6% boven de volumegewogen gemiddelde slotkoers per Aandeel van EUR 20,61 op Euronext Amsterdam voor de periode van drie (3) maanden voorafgaand aan en inclusief de Peildatum; en

(c)	35,6% boven de volumegewogen gemiddelde slotkoers per Aandeel van EUR 22,12 op Euronext Amsterdam voor de periode van twaalf (12) maanden voorafgaand aan en inclusief de Peildatum.

De Biedprijs in Aandelen vertegenwoordigt een premie van ongeveer:

(i)	34,4% boven de slotkoers per Aandeel van EUR 20,95 op Euronext Amsterdam op de Referentiedatum (gebaseerd op de slotkoers per Aandeel van de Bieder van EUR 203,70 op Euronext Parijs op de Peildatum);

(i)

48,2% boven de volumegewogen gemiddelde slotkoers per Aandeel van EUR 20,01 op Euronext Amsterdam voor de periode van één (1) maand voorafgaand aan en inclusief de Peildatum (gebaseerd op de volumegewogen gemiddelde slotkoers per Aandeel van de Bieder van EUR 214,42 op Euronext Parijs voor dezelfde periode);

(ii)

57,1% boven de volumegewogen gemiddelde slotkoers per Aandeel van EUR 20,61 op Euronext Amsterdam voor de periode van drie (3) maanden voorafgaand aan en inclusief de Peildatum (gebaseerd op de volumegewogen gemiddelde slotkoers per Aandeel van de Bieder van EUR 234,14 op Euronext Parijs voor dezelfde periode); en

(iii)

56,3% boven de volumegewogen gemiddelde slotkoers per Aandeel van EUR 22,12 op Euronext Amsterdam voor de periode van twaalf (12) maanden voorafgaand aan en inclusief de Peildatum (gebaseerd op de volumegewogen gemiddelde slotkoers per Aandeel van de Bieder van EUR 250,07 op Euronext Parijs voor dezelfde periode).

Prijzen gebruikt in deze premieanalyses zijn niet aangepast voor dividenden, in het bijzonder is de Biedprijs voor het boekjaar 2022 ex dividend.

12.7	Rationale van de Transactie

De combinatie tussen de Bieder en de Doelvennootschap zal een omzet creëren van EUR 10,2 miljard (gebaseerd op financiële informatie per 31 december 2022) in de digitale zakelijke dienstverleningsorganisatie met een sterke aanwezigheid in alle belangrijke economieën van de wereld.

De strategische hoogtepunten van de combinatie zijn onder andere:

(a)

complementaire capaciteiten in een aantal geografische gebieden – de kracht van de Bieder in het bedienen van de Noord- en Zuid-Amerikaanse markten wordt daarmee versterkt, terwijl deze wordt aangevuld met de kracht van de Doelvennootschap in Europa;

(b)	een opgeschaalde aanwezigheid in Azië-Pacific en Afrika;

(c)

de verdieping van expertise in verticale bedrijfsprocessen met een zeer gediversifieerde klantenportefeuille, waaronder Technologie, Banking & Financiële Dienstverlening, Verzekeringen, Reizen, Energie & Nutsvoorzieningen, Retail & Snellopende consumptiegoederen, Overheidsdiensten en verticale bedrijfsprocessen in de Automobielsector;

(d)	verdere schaalvergroting en capaciteiten in Vertrouwen & Veiligheid;

(e)	het creëren van diepgaande capaciteiten binnen het management;

(f)	een brede portfolio van digitale transformatiediensten;

(g)	een pro forma 2022 winstgroei per aandeel in het eerste jaar vóór synergieën en dubbelcijferige winstgroei per aandeel inclusief run-rate kostensynergieën;

(h)

verwachte materiële synergieën in de orde van grootte van EUR 100-150 miljoen per jaar, door hogere efficiëntie, grotere schaal, verbeterd potentieel voor nieuwe productontwikkeling en het delen van best practices;

(i)

behoud van financiële flexibiliteit met een leverage van 1,8x de gecombineerde 2023 EBITDA en de Bieder verwacht dat zijn BBB-rating ongewijzigd zal blijven, waardoor de Bieder proactief kan blijven ten aanzien van toekomstige overnamemogelijkheden; en

(j)	het twee jaar eerder bereiken van de door de Bieder gestelde doelstelling voor 2025 van EUR 10 miljard aan omzet.

De Bieder heeft de intentie de uitbreiding van de ondernemingen voort te zetten door een kruisbestuiving van bestaande klanten van de Bieder en de Doelvenootschap, zowel waar het producten als regio’s betreft. Daarbij wil de Bieder nieuwe producten blijven ontwikkelen voor het klanten portfolio van de Doelvennootschap, in het bijzonder kunstmatige intelligentie en digitaal.

De Bieder ondersteunt de bestaande strategie van de Doelvennootschap en heeft de intentie om de activiteiten van de Doelvennootschap in overeenstemming met haar strategie te ondersteunen. Op de datum van dit Biedingsbericht voorziet de Bieder geen concrete wijzigingen met betrekking tot de huidige locatie van het hoofdkantoor van de Doelvennootschap.

12.8	Financiering van het Bod

De Bieder zal de Biedprijs in Contanten van het Bod financieren door middel van een overbruggingskrediet dat in eerste instantie is onderschreven door BNP Paribas, CACIB en Société Générale voor een totaalbedrag van EUR 2.050.000.000 onder een leningsovereenkomst van 17 mei 2023. Het overbruggingskrediet is gedeeltelijk geherfinancierd door middel van een termijnkrediet van EUR 600.000.000. De Bieder is van plan om het resterende overbruggingskrediet van EUR 1.450.000.000 te herfinancieren door de uitgifte van obligaties.

Het overbruggingskrediet en het termijnkrediet zijn niet onderworpen aan enige garantie of financieel convenant en zijn gesloten onder voorwaarden die gebruikelijk zijn voor dergelijke financieringsovereenkomsten op een certain funds basis.

De Biedprijs in Aandelen van het Bod zal worden betaald door de uitgifte van Bieder Aandelen, zoals verder besproken in Paragrafen 12.5(b) (Biedprijs in Aandelen) en 5.2(b) (Share Consideration).

Tevens wordt verwezen naar de Initiële Aankondiging, waarin de Bieder heeft aangekondigd dat het beschikt over voldoende middelen om het Bod te voltooien in overeenstemming met artikel 7 lid 4 van het Bob.

12.9	Voorwaarden, afstand en vervulling

(a)	Voorwaarden

De verplichting van de Bieder om het Bod gestand te doen is afhankelijk van of wordt voldaan aan de volgende opschortende voorwaarden of de afstand daarvan (geheel of gedeeltelijk en voor zover wettelijk toegestaan) op de Laatste Dag van Aanmelding:

(i)

alle vereiste besluiten of mededelingen van de Mededingingsautoriteiten zijn verkregen die goedkeuring van de voorgenomen Transactie inhouden, of waarin wordt verklaard dat geen goedkeuring vereist is (zonder voorwaarden of met voorwaarden die door de Bieder zijn aanvaard zoals uiteengezet in hoofdstuk 6.8 (Antitrust Clearances condition)) of de toepasselijke wachttermijnen en andere termijnen (met inbegrip van verlengingen daarvan) onder enige toepasselijke Wet zijn verstreken, vervallen of beëindigd (op voorwaarde dat de voorgenomen Transactie bij zulk verstrijken, vervallen of beëindiging van rechtswege van kracht wordt en onmiddellijk geacht wordt te zijn goedgekeurd) of, indien van toepassing, een beslissing hebben genomen of de Bieder anderszins hebben geïnformeerd dat zij niet bevoegd zijn om de Transactie te beoordelen onder de relevante Wet;

(ii)

geen aanwijzing is ontvangen van de AFM dat het Bod is uitgebracht in strijd met een van de bepalingen uit hoofdstuk 5.5 van de Wft of het Bob, in de zin van artikel 5:80 Wft, op grond waarvan beleggingsondernemingen niet zullen mogen meewerken aan het Bod; en

(iii)

geen bevel, schorsing, vonnis of decreet is uitgevaardigd door een rechtbank, scheidsgerecht, regering, Mededingingsautoriteit, overheidsinstantie of andere regelgevende of administratieve autoriteit en van kracht, en geen statuut, regel, voorschrift, overheidsbevel of bevel is vastgesteld, wordt ten uitvoer gelegd, afgekondigd, uitgevaardigd, ingevoerd of wordt van toepassing geacht op de Bieder, het Bod of de Transactie, welke het voltooien van het Bod beperkt, verbiedt of materieel vertraagt of naar redelijke waarschijnlijkheid zal leiden tot een beperking, verbod of materiële vertraging

(gezamenlijk, de “Voorwaarden”).

De verplichting van de Bieder om het Bod gestand te doen is niet onderworpen aan een minimum aantal Aangemelde Aandelen of enige andere minimum aanmelddrempel.

(b)	Afstand van de Voorwaarden

De Bieder mag, voor zover wettelijk toegestaan, op elk moment afstand doen van elk van de Voorwaarden uiteengezet in Paragrafen 12.9 (Voorwaarden, afstand en vervulling) en 6.7 (Offer Conditions, satisfaction and waiver) (geheel of gedeeltelijk), met dien verstande dat van de Voorwaarde uiteengezet in Paragrafen 12.9(ii) en 6.7.1(b) (No AFM notification) geen afstand kan worden gedaan door de Bieder.

Indien op de geplande Laatste Dag van Aanmelding niet is voldaan aan de Voorwaarde zoals uiteengezet in Paragraaf 6.7.1(a) en 12.9(a)(i) (Goedkeuringen) of geen afstand van deze voorwaarde is gedaan, zal de Bieder de Biedingsperiode verlengen, met dien verstande dat (i) de eerste verlenging van de Aanmeldingstermijn niet minder dan twee (2) weken en niet meer dan tien (10) weken na de initiële Laatste Dag van Aanmelding zal zijn, en (ii) elke volgende verlenging afhankelijk zal zijn van de ontvangst van een ontheffing verleend door de AFM, tot het moment dat de Bieder redelijkerwijs noodzakelijk acht om te bewerkstelligen dat aan de Voorwaarde wordt voldaan of afstand van deze Voorwaarde wordt gedaan. Verwezen wordt naar Paragrafen 12.12 (Verlenging van de Aanmeldingstermijn) en 5.6 (Extension of the Offer Period).

Verwezen wordt naar Paragrafen 12.12 (Verlenging van de Aanmeldingstermijn) en 5.6 (Extension of the Offer Period). In overeenstemming met de Wet zal de Bieder, indien hij vaststelt dat aan een Voorwaarde niet is of kan worden voldaan en de betreffende Voorwaarde niet is of kan worden opgeheven, dit onverwijld publiekelijk bekend maken overeenkomstig artikel 12 lid 3 van het Bob.

(c)	Vervulling

De vervulling van elk van de Voorwaarden hangt niet enkel af van de wil van de Bieder, zoals verboden door artikel 12 lid 2 van het Bob.

12.10	Aanmeldingstermijn

De Aanmeldingstermijn vangt aan om 09:00 uur, CET op 14 augustus 2023 en eindigt om 17:40 uur CET op 20 oktober 2023, tenzij de Aanmeldingstermijn wordt verlengd in overeenstemming met artikel 15 van het Bob en Paragrafen 12.12 (Verlenging van de Aanmeldingstermijn) en 5.6 (Extension of the Offer Period).

Als het Bod gestand wordt gedaan door de Bieder, zal de Bieder alle Aangemelde Aandelen waarvan de aanmelding niet voordien geldig is herroepen, aanvaarden met inachtneming van de procedures zoals uiteengezet in Paragraaf 12.13 (Eerste Overdracht) en 12.15 (Tweede Overdracht).

12.11	Gestanddoening

De verplichting van de Bieder om het Bod gestand te doen is onder voorbehoud van de vervulling of afstanddoening van de Voorwaarden zoals uiteengezet in Paragrafen 12.9 (Voorwaarden, afstand en vervulling) en 6.7 (Offer Conditions, satisfaction and waiver). Van de Voorwaarden kan afstand worden gedaan door de Bieder, voor zover toegestaan bij de Wet en de overeenkomst tussen de Bieder, Bertelsmann en Saham, zoals uiteengezet in Paragrafen 12.9(b) (Afstand van de voorwaarden) en 6.7.2 (Waiver of the Offer Conditions). Indien afstand wordt gedaan van enige Voorwaarde in overeenstemming met het bepaalde in Paragrafen 12.9(b) (Afstand van de voorwaarden) en 6.7.2 (Waiver of the Offer Conditions), dan zal de Bieder daarvan kennisgeven aan de Aandeelhouders zoals voorgeschreven door de Wet.

De Bieder zal uiterlijk op de Dag van Gestanddoening, die volgt binnen drie (3) Werkdagen na de Laatste Dag van Aanmelding overeenkomstig artikel 16 lid 1 van het Bob, vaststellen of aan de Voorwaarden is voldaan dan wel daarvan afstand is gedaan. Op de Dag van Gestanddoening zal de Bieder bekendmaken of het Bod:

(a)	gestand wordt gedaan;

(b)	wordt verlengd in overstemming met Paragrafen 12.12 (Verlenging van de Aanmeldingstermijn) en 5.6 (Extension of the Offer Period); of

(c)	wordt beëindigd omdat niet is voldaan aan de Voorwaarden en daarvan geen afstand is gedaan,

alles in overeenstemming met artikel 16 van het Bob. Indien de Bieder het Bod niet gestand doet, zal de Bieder dit besluit toelichten.

Als de Bieder het Bod gestand doet, zal de Bieder de overdracht van alle Aangemelde Aandelen accepteren onder de voorwaarden van het Bod.

12.12	Verlenging van de Aanmeldingstermijn

Indien op de Laatste Dag van Aanmelding de Voorwaarde zoals uiteengezet in Paragrafen 12.9(i) en 6.7.1(a) (Clearances) niet is vervuld en daarvan evenmin afstand is gedaan, dan zal de Bieder, in overeenstemming met artikel 15 van het Bob, de Aanmeldingsperiode verlengen, met dien verstande dat (i) de eerste verlenging van de Aanmeldingstermijn niet minder dan twee (2) weken en niet meer dan tien (10) weken zal bedragen, gerekend vanaf de dag vanaf de oorspronkelijke Laatste Dag van Aanmelding, en (ii) elke daaropvolgende verlenging afhankelijk zal zijn van het verkrijgen van een ontheffing daarvoor van de AFM en zal duren tot het moment dat de Bieder redelijkerwijs noodzakelijk acht om te voldoen aan de Voorwaarde opgenomen in Paragrafen 12.9(i) en 6.7.1(a) (Clearances). Bertelsmann en Saham hebben toegezegd elk verzoek van de Bieder aan de AFM voor een ontheffing tot verlenging van de Aanmeldingstermijn volledig te ondersteunen en daaraan mee te werken.

Als de Aanmeldingstermijn wordt verlengd, worden alle verwijzingen in dit Biedingsbericht naar “17:40 uur CET”, “Laatste Dag van Aanmelding” en “20 oktober 2023” geacht te zijn gewijzigd in de laatste tijd en datum waarnaar de Aanmeldingstermijn is verlengd, tenzij uit de context anders blijkt.

Als de Aanmeldingstermijn wordt verlengd, waardoor de verplichting op grond van artikel 16 van het Bob om openbaar mede te delen of het Bod gestand wordt gedaan wordt uitgesteld, zal uiterlijk op de derde (3e) Werkdag na de oorspronkelijk Laatste Dag van de Aanmelding hierover een openbare mededeling worden gedaan in overeenstemming met de bepalingen van artikel 15, leden 1 en 2 van het Bob. Indien de Bieder de Aanmeldingstermijn verlengt, zal het Bod aflopen op de uiterste tijd en datum waartoe de Bieder de Aanmeldingstermijn heeft verlengd.

Gedurende een verlenging van de Aanmeldingstermijn blijven eerder Aangemelde Aandelen die niet zijn ingetrokken overeenkomstig Paragrafen 12.16 (Recht tot herroeping) en 5.3.5 (Withdrawal Rights) aangemeld onder het Bod.

12.13	Eerste Overdracht

Indien de Bieder het Bod gestand doet, zullen Aandeelhouders die:

(a)	op geldige wijze hun Aandelen hebben aangemeld (of gebrekkig hebben aangemeld mits de Bieder een dergelijk gebrek aanvaardt); en

(b)	hun Aandelen niet op geldige wijze hebben ingetrokken en hebben geleverd voor aanvaarding ingevolge het Bod op of vóór de Laatste Dag van Aanmelding; en

op de Eerste Overdrachtsdatum de Biedprijs in Contanten ontvangen voor elk Aandeel dat is aangemeld tegen de Biedprijs in Contanten (de “Eerste Overdracht”). Aandeelhouders die de Biedprijs in Aandelen hebben gekozen voor een deel van hun Aangemelde Aandelen, ontvangen alleen de Biedprijs in Contanten voor de Aangemelde Aandelen die op dat moment zijn aangemeld tegen de Biedprijs in Contanten, en niet de Biedprijs in Aandelen. Vanaf dat moment is herroeping, ontbinding of vernietiging van de aanmelding van Aandelen onder het Bod of de overdracht door een Aandeelhouder niet toegestaan. De Eerste Overdracht zal alleen plaatsvinden op de Eerste Overdrachtsdatum indien het Bod gestand wordt gedaan. De Eerste Overdracht zal uiterlijk plaatsvinden op de vijfde (5e) Werkdag na de Laatste Dag van de Aanmelding. De Bieder kan niet garanderen dat Aandeelhouders die Aandelen houden via een Aangesloten Instelling daadwerkelijk op de Eerste Overdrachtsdatum betaling zullen ontvangen van de Aangesloten Instelling bij wie zij hun Aandelen houden, hoewel Aandeelhouders de Biedprijs in Contanten kort daarna zouden moeten ontvangen.

Aandeelhouders die ervoor hebben gekozen om de Biedprijs in Aandelen te ontvangen voor al hun Aandelen of een deel daarvan, ontvangen op de Tweede Overdrachtsdatum de Biedprijs in Aandelen en de overeenkomstige Biedprijs in Contanten voor de Aandelen die niet kunnen worden omgewisseld voor Bieder Aandelen als gevolg van overaanmelding voor de Biedprijs in Aandelen (zie Paragrafen 12.17 (Aanvaarding door Aandeelhouders) en 5.3.2 (Acceptance by Shareholders)).

12.14	Na-aanmeldingstermijn

Indien de Bieder het Bod gestand doet, zal de Bieder binnen drie (3) Werkdagen na de Dag van Gestanddoening een na-aanmeldingstermijn aankondigen van twee (2) weken (de “Na-aanmeldingstermijn”). Aandeelhouders die hun Aandelen niet hebben aangemeld tijdens de Aanmeldingstermijn kunnen gedurende de Na-aanmeldingstermijn hun Aandelen alsnog aanmelden tegen dezelfde voorwaarden als het Bod, inclusief de mogelijkheid om te kiezen de Biedprijs in Aandelen te ontvangen in plaats van de Biedprijs in Contanten voor elk Aandeel dat zij aanmelden.

De Bieder zal de resultaten van de Na-Aanmeldingstermijn en het totale aantal en percentage van de door de Bieder gehouden Aandelen uiterlijk op de derde (3e) Werkdag na de laatste dag van de Na-aanmeldingstermijn openbaar mededelen, in overeenstemming met artikel 17 lid 4 van het Bob.

Gedurende de Na-aanmeldingstermijn en tot de Tweede Overdrachtsdatum hebben Aandeelhouders geen recht om Aandelen terug te trekken uit het Bod of om hun keuze te wijzigen voor de Biedprijs in Aandelen, ongeacht of de Aandelen zijn aangemeld tijdens de Aanmeldingstermijn of tijdens de Na-aanmeldingstermijn.

12.15	Tweede Overdracht

De Tweede Overdracht zal plaatsvinden op de Tweede Overdrachtsdatum voor Aangemelde Aandelen tegen betaling van de Biedprijs in Contanten voor Aandeelhouders die:

(a)	op geldige wijze hun Aandelen hebben aangemeld tijdens de Na-aanmeldingstermijn (of gebrekkig hebben aangemeld mits de Bieder een dergelijk gebrek aanvaardt); en

(b)	hun Aandelen niet op geldige wijze hebben ingetrokken en hebben geleverd voor aanvaarding ingevolge het Bod op of vóór de laatste dag van de Na-aanmeldingstermijn; en voor Aangemelde Aandelen tegen betaling van de Biedprijs in Aandelen voor Aandeelhouders die:

(i)	op geldige wijze hun Aandelen hebben aangemeld tijdens de Aanmeldingstermijn of de Na-aanmeldingstermijn (of gebrekkig hebben aangemeld mits de Bieder een dergelijk gebrek aanvaardt); en

(ii)	hun Aandelen niet op geldige wijze hebben ingetrokken en hebben geleverd voor aanvaarding ingevolge het Bod op of vóór de laatste dag van de Aanmeldingstermijn of de Na-aanmeldingstermijn.

Op de Tweede Overdrachtsdatum zal de Bieder de Biedprijs met betrekking tot alle Aangemelde Aandelen leveren aan de Aandeelhouders zoals hierboven uiteengezet, op basis van de voorwaarden zoals uiteengezet in dit Biedingsbericht (de “Tweede Overdracht”). De Tweede Overdrachtsdatum zal uiterlijk plaatsvinden op de vijfde (5e) Werkdag na de laatste dag van de Na-aanmeldingstermijn. De Bieder kan niet garanderen dat Aandeelhouders die Aandelen houden via een Aangesloten Instelling daadwerkelijk op de Tweede Overdrachtsdatum de Biedprijs zullen ontvangen van de Aangesloten Instelling bij wie zij hun Aandelen houden, hoewel Aandeelhouders de Biedprijs wel kort daarna zouden moeten ontvangen. Er is geen specifieke actie vereist van de Aandeelhouders met betrekking tot de levering van de Biedprijs.

De Bieder zal het aantal uit te geven Bieder Aandelen bepalen voor de betaling van de Biedprijs in Aandelen met betrekking tot de Aangemelde Aandelen in overeenstemming met Paragrafen 12.5 (Biedprijs) en 5.2 (Offer Consideration). De Bieder zal ervoor zorgdragen dat het vereiste aantal Bieder Aandelen zal worden uitgegeven op of vóór de Tweede Overdrachtsdatum en dat de Bieder Aandelen vanaf die datum zullen worden toegelaten tot de notering en verhandeling op Euronext Parijs. De Bieder Aandelen zullen volledig volgestort worden uitgegeven in ruil voor de Aangemelde Aandelen voor zover de Aandeelhouder voor dergelijke Aangemelde Aandelen de Biedprijs in Aandelen heeft gekozen.

Er is geen specifieke actie vereist van Aandeelhouders met betrekking tot de levering van de Bieder Aandelen. De Bieder Aandelen die moeten worden geleverd aan houders van Aandelen die worden gehouden via een financiële tussenpersoon, zullen worden geleverd aan die personen die in de administratie van de financiële tussenpersoon zijn geregistreerd als personen die recht hebben op de Aandelen in gedematerialiseerde vorm via (i) Euroclear France S.A. en (ii) de relevante financiële tussenpersoon en het Afwikkelingskantoor.

De Bieder Aandelen die moeten worden geleverd aan Aandeelhouders die rechtstreeks zijn ingeschreven in het aandeelhoudersregister van de Doelvennootschap, zullen naar keuze van elke dergelijke geregistreerde Aandeelhouder in gedematerialiseerde vorm aan die Aandeelhouder worden geleverd, ofwel (i) via de clearinginstelling en de relevante financiële tussenpersoon om te worden ingeschreven in de administratie van de financiële tussenpersoon op naam van die geregistreerde Aandeelhouder, ofwel (ii) via de registratie van die Bieder Aandelen in het aandeelhoudersregister van de Bieder dat door Uptevia wordt gehouden op naam van die geregistreerde Aandeelhouder.

Vanaf de Tweede Overdrachtsdatum is herroeping, ontbinding of annulering van de aanmelding, verkoop of overdracht van enig Aangemeld Aandeel niet mogelijk.

12.16	Recht tot herroeping

Aandelen die zijn aangemeld op of voorafgaand aan de Laatste Dag van Aanmelding mogen niet worden ingetrokken, behoudens het recht tot intrekking van elke aanmelding:

(a)	gedurende enige verlenging van de Aanmeldingstermijn in overeenstemming met de bepalingen in artikel 15 lid 3 van het Bob;

(b)

na een aankondiging in overeenstemming met het Bob van een verplicht openbaar bod in overeenstemming met de Luxemburgse Overnamewet, mits dergelijke Aandelen al waren aangemeld voorafgaand aan deze aankondiging en zijn ingetrokken binnen zeven (7) Werkdagen na deze aankondiging;

(c)

na indiening van een succesvol verzoek tot het vaststellen van een redelijke prijs voor een verplicht openbaar bod in overeenstemming met de bepalingen van artikel 15 lid 8 van het Bob, mits deze Aandelen al waren aangemeld voorafgaand aan het verzoek en zal worden ingetrokken binnen zeven (7) Werkdagen volgend op de dag waarop de beslissing van de Ondernemingskamer van het hof Amsterdam uitvoerbaar bij voorraad is verklaard of onherroepelijk is geworden en uiterlijk op de Laatste Dag van Aanmelding; of

(d)	na een verhoging van de Biedprijs in verband waarmee een daartoe strekkend document algemeen verkrijgbaar is gesteld zoals voorgeschreven in artikel 15a lid 3 van het Bod, mits dergelijke Aandelen:

(i)	reeds aangemeld waren voorafgaand aan het algemeen verkrijgbaar stellen van het document; en

(ii)	werden ingetrokken binnen zeven (7) Werkdagen nadat dit document algemeen verkrijgbaar is gesteld.

Om eerder aangemelde Aandelen in te trekken, moeten Aandeelhouders de Aangesloten Instelling aan wie zij aanvankelijk de opdracht hebben gegeven om de Aandelen aan te melden, instrueren om de intrekking van die Aandelen te regelen door tijdig een schriftelijke of per fax verzonden kennisgeving van intrekking te bezorgen aan het Afwikkelingskantoor op het adres vermeld in Paragraaf 3.6 (Contact details), of, indien een Aandeelhouder rechtstreeks met zijn naam is ingeschreven in het aandeelhoudersregister van de Doelvennootschap, tijdig een schriftelijke kennisgeving van terugtrekking in te dienen bij het Afwikkelingskantoor op het adres vermeld in Paragraaf 3.6 (Contact details) en in de vorm zoals aangehecht aan het aanvaardingsformulier.

Elke kennisgeving van intrekking moet de naam vermelden van de persoon die de in te trekken Aandelen heeft aangemeld, het aantal in te trekken Aandelen en de naam van de houder van de in te trekken Aandelen, indien deze verschilt van de persoon die deze Aandelen heeft aangemeld. De handtekening(en) op het bericht van intrekking moet(en) worden gegarandeerd door een Aangesloten Instelling, tenzij de Aandelen zijn aangemeld voor rekening van een Aangesloten Instelling. Alle vragen met betrekking tot de vorm en geldigheid (inclusief tijdstip van ontvangst) van een kennisgeving van intrekking zullen naar eigen oordeel worden vastgesteld door de Bieder, welke vaststelling definitief en bindend zal zijn. Aandeelhouders dienen contact op te nemen met hun financiële tussenpersoon om informatie te verkrijgen over de uiterste datum waarop zij instructies moeten sturen naar de financiële tussenpersoon om hun aanvaarding van het Bod in te trekken en dienen zich te houden aan de data die door deze financiële tussenpersoon, omdat deze data kan afwijken van de data en tijdstippen zoals vermeld in dit Biedingsbericht.

Intrekkingen van Aangemelde Aandelen kunnen niet worden herroepen, en Aandelen die op de juiste wijze zijn ingetrokken, zullen worden geacht niet geldig te zijn aangemeld ten behoeve van het Bod. Ingetrokken Aandelen kunnen echter opnieuw worden aangemeld in overeenstemming met de procedure voor het aanmelden van Aandelen beschreven in Paragrafen 12.17 (Aanvaarding door Aandeelhouders) en 5.3.2 (Acceptance by Shareholders).

Gedurende de Na-aanmeldingstermijn zijn er geen herroepingsrechten van toepassing op Aangemelde Aandelen aanvaard door de Bieder.

Aandeelhouders die hun Aandelen hebben aangemeld tijdens de Aanmeldingstermijn of de Na-aanmeldingstermijn, hebben niet het recht om hun keuze voor de Biedprijs in Aandelen te wijzigen (behalve ingeval een Aandeelhouder zijn Aandelen geldig opnieuw aanmeldt na geldig één van de rechten tot herroeping te hebben uitgeoefend).

12.17	Aanvaarding door Aandeelhouders

Aandeelhouders worden verzocht om hun aanmelding onder het Bod, inclusief hun keuze voor de Biedprijs in Aandelen (voor zover van toepassing), uiterlijk op de Laatste Dag van Aanmelding om 17:40 uur CET, kenbaar te maken via hun bewaarnemer, bank of effectenmakelaar. De relevante bewaarnemer, bank of effectenmakelaar kan een eerdere deadline stellen voor Aandeelhouders om hun aanmelding onder het Bod te communiceren zodat de bewaarnemer, bank of effectenmakelaar de aanmeldingen tijdig kan doorgeven aan het Afwikkelingskantoor. Derhalve dient een Aandeelhouder contact op te nemen met zijn financiële tussenpersoon om informatie te verkrijgen over de uiterste datum waarop die Aandeelhouder instructies moet sturen naar de financiële tussenpersoon om het Bod te accepteren en dient hij zich te houden aan de data die door die financiële tussenpersoon zijn vastgesteld, aangezien die data kunnen afwijken van de data en tijdstippen zoals vermeld in dit Biedingsbericht.

De instellingen die zijn aangesloten bij Euronext Amsterdam kunnen Aandelen, en de Biedprijs in Aandelen met betrekking tot die Aandelen (indien van toepassing), alleen schriftelijk aanmelden bij het Afwikkelingskantoor. De Aangesloten Instellingen worden verzocht de Aandelen aan te melden via Euroclear Nederland (via Swift-bericht MT565). Bij het aanmelden van de Aandelen moeten de Aangesloten Instellingen een verklaring overleggen aan het Afwikkelingskantoor met daarin de naam en het aantal Aandelen voor alle gevallen waarin Aandeelhouders meer dan 10.000 Aandelen aanmelden. Aangesloten Instellingen dienen verder te verklaren dat:

(a)	zij de Aangemelde Aandelen van de relevante Aandeelhouder in hun administratie hebben opgenomen;

(b)

iedere betrokken Aandeelhouder onherroepelijk garandeert dat (i) voldaan is aan alle restricties die worden genoemd in Hoofdstukken 2 (Restrictions) en 3 (Important information) en 12.1 (Belangrijke informatie) en (ii) het niet (direct of indirect) is onderworpen aan of getroffen door enige economische of financiële sancties uitgevoerd of afgedwongen door enig orgaan van de Amerikaanse overheid, de Europese Unie, een van haar lidstaten, het Verenigd Koninkrijk (met inbegrip van His Majesty’s Treasury) of de Verenigde Naties, anders dan enkel uit hoofde van zijn opname in, of eigendom door een persoon opgenomen in de Amerikaanse “Sectoral Sanctions Identifications (SSI) List” of Annex III, IV, V of VI van Verordening (EU) No. 833/2014 van 31 juli 2014, zoals gewijzigd; en

(c)

zij zich verplicht om de Aangemelde Aandelen tegen ontvangst van de Biedprijs te leveren aan de Bieder voor of uiterlijk op de Eerste Overdrachtsdatum of de Tweede Overdrachtsdatum, zoals van toepassing, mits het Bod gestand wordt gedaan.

Hoewel onder normale omstandigheden de relevante Aangesloten Instellingen ervoor zullen zorgdragen dat de Aangemelde Aandelen worden geleverd aan de Bieder, worden Aandeelhouders erop gewezen dat iedere Aandeelhouder zelf verantwoordelijk is voor de levering van deze Aangemelde Aandelen aan de Bieder, indien de Aandeelhouder hiertoe opdracht geeft.

Aandeelhouders die Aandelen houden die rechtstreeks op hun naam zijn ingeschreven in het aandeelhoudersregister van de Doelvennootschap en die het Bod voor hun Aandelen wensen te aanvaarden, dienen een ingevuld en ondertekend aanvaardingsformulier in te dienen bij het Afwikkelingskantoor. Ingevulde aanvaardingsformulieren moeten door het Afwikkelingskantoor zijn ontvangen vóór of op het de Laatste Dag van Aanmelding om 17:40 uur CET en zullen aan de Doelvennootschap worden medegedeeld. De aanvaardingsformulieren zijn op verzoek verkrijgbaar bij het Afwikkelingskantoor. Het aanvaardingsformulier zal ook dienen als een akte van levering met betrekking tot de Aandelen waarnaar daarin wordt verwezen.

Behoudens de rechten tot herroeping, zal de aanmelding van Aandelen ter aanvaarding van het Bod een onherroepelijke instructie vormen door de relevante Aandeelhouder aan de relevante Aangesloten Instelling om:

(i)

enige poging om dergelijke Aandelen over te dragen te blokkeren, met als gevolg dat uiterlijk op de Eerste Overdrachtsdatum of de Tweede Overdrachtsdatum, zoals van toepassing, geen overdracht van dergelijke Aandelen kan plaatsvinden (anders dan enige handeling die is vereist voor de overdracht aan de Bieder);

(ii)

de effectenrekening waarop dergelijke Aandelen worden gehouden op de Eerste Overdrachtsdatum of de Tweede Overdrachtsdatum, zoals van toepassing, met betrekking tot al dergelijke Aandelen, te debiteren tegen betaling van de Biedprijs voor dergelijke Aandelen door het Afwikkelingskantoor namens de Bieder; en

(iii)	de overdracht van dergelijke Aandelen aan de Bieder te bewerkstelligen.

Op de datum van dit Biedingsbericht houdt alleen Bertelsmann Aandelen die rechtstreeks op haar naam zijn ingeschreven in het aandeelhoudersregister van de Doelvennootschap.

12.18	Toezeggingen

Zowel Bertelsmann als Saham hebben zich ieder onherroepelijk verbonden jegens de Bieder tot (i) het aanmelden van de door hen gehouden Aandelen onder het Bod, (ii) de Biedprijs in Aandelen te kiezen voor alle Aandelen die zij aanmelden, (iii) het Bod te steunen, (iv) de stemrechten die verbonden zijn aan de Aandelen uit te oefenen ten behoeve van het doen slagen van Bod, (v) zich niet te committeren aan een alternatief bod van een derde partij op de Aandelen, en (vi) er zorg voor te dragen dat alle bestuurders en werknemers van de Doelvennootschap hun aandelen aanmelden onder het Bod, dit alles conform de overeengekomen voorwaarden van de onherroepelijke verbintenis.

Op de datum van dit Biedingsbericht houden Bertelsmann en Saham ieder afzonderlijk een belang van 39,49% in de Doelvennootschap.

Bertelsmann en Saham hebben zich verder elk afzonderlijk onherroepelijk verbonden jegens de Bieder tot het niet verkrijgen of verkopen van (i) Aandelen, (ii) Bieder Aandelen, of (iii) andere effecten in de Doelvennootschap of de Bieder, of tot het op andere wijze verhogen of verlagen van hun belang in de Doelvennootschap of de Bieder zonder toestemming van de andere partijen. Uitzondering hierop zijn het aanmelden van hun Aandelen onder het bod of het aangaan van afdekkende transacties (hedging transactions) voor zover dit de Bieder Aandelen betreft om daarmee het risico te verkleinen voor blootstelling aan prijsschommelingen voor zover het de Bieder Aandelen betreft die zij bij de Tweede Overdracht zullen ontvangen.

Zowel Bertelsmann en Saham hebben zich gecommitteerd aan een lock-up regeling voor de Bieder Aandelen na de Tweede Overdracht. De details hiervan zijn uitgewerkt in Paragraaf 6.10.1 (Main terms of irrevocable undertakings). In deze Paragraaf en Paragraaf 6.10.2 (Termination of irrevocable undertakings) staan ook de overige details van de afspraken tussen de Bieder, Bertelsmann en Saham.

Bertelsmann en Saham zullen hun Aandelen aanbieden tegen dezelfde biedprijs en onder dezelfde voorwaarden die gelden voor het Bod en de Bieder heeft aan Bertelsmann en Saham geen relevante informatie verstrekt dan die in dit Biedingsbericht is opgenomen.

12.19	Achtergrond en Initiële Aankondiging

Medio april 2023, voorafgaand aan een verkennende bijeenkomst die was gepland om de potentiële mogelijkheden van de complementaire capaciteiten van de Bieder en de Doelvennootschap te bespreken, hebben de Bieder, Saham en de Doelvennootschap een geheimhoudingsovereenkomst gesloten. Alleen de CEO van de Doelvennootschap nam deel aan deze verkennende bijeenkomst.

Na de bijeenkomst hebben de Bieder en Saham, samen met Bertelsmann, en zonder verdere betrokkenheid van de Doelvennootschap, de mogelijke voorwaarden en bereidheid verkend en besproken op grond waarvan Bertelsmann en Saham zich onherroepelijk zouden willen verbinden om hun Aandelen aan te bieden in een vrijwillig openbaar bod door de Bieder op alle Aandelen. Dit resulteerde in ondertekening van een niet-bindende term sheet door de Bieder, Bertelsmann en Saham op 22 april 2023. In deze term sheet stonden de belangrijkste commerciële voorwaarden op grond waarvan de partijen verder zouden onderhandelen over een overeenkomst waarin de voorwaarden zouden worden uiteengezet voor dergelijke onherroepelijke verbintenissen.

Op 23 april 2023 hebben Bertelsmann en Saham het Bestuur en de meerderheid van de Raad van Commissarissen, met inbegrip van de onafhankelijke leden van de Raad van Commissarissen, in kennis gesteld van de ondertekende term sheet met betrekking tot het potentiële vrijwillige openbare bod door de Bieder.

In de vroege ochtend van 26 april 2023 hebben de Bieder, Bertelsmann en Saham een aanmeldingsovereenkomst gesloten, waarin de voorwaarden voor het Bod en de onherroepelijke toezeggingen van Bertelsmann en Saham om elk al hun Aandelen onder het Bod aan te bieden, zijn vastgelegd. Details van de aanmeldingsovereenkomst zijn opgenomen in Paragraaf 6.10 (Irrevocable undertakings of Bertelsmann and Saham) en 12.18 (Toezeggingen). De Bieder en de Doelvennootschap hebben niet onderhandeld over de voorwaarden voor het Bod, en de Doelvennootschap is geen partij bij de aanmeldingsovereenkomst of enige andere overeenkomst met de Bieder met betrekking tot het Bod. Bertelsmann en Saham zijn niet betrokken geweest bij de voorbereiding van het bod.

Onmiddellijk daarna heeft de Bieder een persbericht uitgegeven in overeenstemming met artikel 5 lid 2 van het Bob, waarin het voorgenomen Bod op alle geplaatste en uitstaande Aandelen werd aangekondigd tegen betaling van EUR 30,00 per Aandeel (ex de 2022 Dividenduitkering en cum enige Additionele Uitkering), en de optie voor Aandeelhouders om als alternatief te kiezen voor het ontvangen van Bieder Aandelen tegen een ruilverhouding van 30/217 Bieder Aandelen voor elk Aandeel, tot een totaal maximum van 4.608.295 Bieder Aandelen wordt bereikt. In de Initiële Aankondiging heeft de Bieder tevens bevestigd in overeenstemming met artikel 7 lid 4 van het Bob dat het beschikt over voldoende middelen voor de betaling van de Biedprijs in Contanten en eventuele transactiekosten, en dat de Biedprijs in Aandelen zal worden gefinancierd door de uitgifte van nieuwe Bieder Aandelen onder de bestaande aandelenuitgiftebevoegdheid van de Bieder.

In haar persbericht van 26 april 2023 en na respectieve vergaderingen van het Bestuur en de Raad van Commissarissen van de Doelvennootschap waaraan alle leden van het Bestuur respectievelijk de Raad van Commissarissen deelnamen (met dien verstande dat de voorzitter van de Raad van Commissarissen zich heeft onthouden van stemming, omdat hij verbonden is aan Saham), heeft de Doelvennootschap bekendgemaakt dat het Bestuur en de Raad van Commissarissen het Bod verwelkomden en, ten tijde van de Initiële Aankondiging, van mening waren dat het in het beste belang was van de Doelvennootschap, haar aandeelhouders, werknemers en andere stakeholders.

Op 23 mei 2023 heeft de Bieder in een persbericht in overeenstemming met artikel 7 lid 1 van het Bob bevestigd dat het goede voortgang boekt met de voorbereidingen van het Bod en dat het eerste concept van het Biedingsbericht uiterlijk in de tweede helft van juni 2023 ter goedkeuring aan de AFM zou worden voorgelegd.

De persberichten waarnaar in deze Paragraaf 12.19 (Achtergrond en Initiële Aankondiging) wordt verwezen, zijn opgenomen in Hoofdstuk 11 (Press releases).

12.20	De gevolgen van het Bod voor Aandeelhouders die hun Aandelen niet aanmelden

Het is waarschijnlijk dat het Bod, indien en wanneer het gestand wordt gedaan, gevolgen heeft voor de Aandeelhouders die hun Aandelen niet hebben aangemeld. Daarom dienen Aandeelhouders die overwegen hun Aandelen niet aan te melden onder het Bod, zorgvuldig de hoofdstukken van dit Biedingsbericht te bestuderen die de intenties van de Bieder uiteenzetten en/of bepaalde feitelijke of potentiële implicaties waaraan dergelijke niet-aanmeldende Aandeelhouders zullen worden onderworpen als de Eerste Overdracht en de Tweede Overdracht plaatsvinden, zoals (maar niet beperkt tot) deze Paragraaf 12.20 (De gevolgen van het Bod voor Aandeelhouders die hun Aandelen niet aanmelden) en Paragraaf 6.13 (Consequences of the Offer for non-tendering Shareholders). Deze risico’s komen in aanvulling op de risico’s die verbonden zijn aan het houden van door de Doelvennootschap uitgegeven effecten in het algemeen, zoals de blootstelling aan risico’s die verband houden met de activiteiten van de Doelvennootschap, de markten waarop de Doelvennootschap actief is, alsmede economische trends die van invloed zijn op die market in het algemeen zoals die activiteiten, markten en trends van tijd tot tijd kunnen veranderen.

Het is de intentie van de Bieder om uiteindelijk 100% van de Aandelen te verwerven en de bereidheid van de Bieder om de Biedprijs te betalen is gebaseerd op de verwerving van 100% van de Aandelen of het geheel van de activa en activiteiten van de Doelvennootschap (inclusief de gehele onderneming van de Doelvennootschap). In het licht daarvan kan de Bieder, na de Tweede Overdracht, ervoor kiezen om bepaalde herstructureringsmaatregelen te (laten) implementeren (zoals meer in detail beschreven in Paragrafen 12.21 (Maatregelen na Overdracht en toekomstige juridische structuur) en 6.13 (Consequences of the Offer for non-tendering Shareholders). De Bieder behoudt zich het recht voor om elke wettelijk toegestane methode te gebruiken om alle Aandelen (of de volledige eigendom van de activiteiten van de Groep) te verwerven en/of om de bedrijfs-, financierings- en belastingstructuur van de Doelvennootschap te optimaliseren.

De Bieder kan daarom een uitkoopprocedure op grond van artikel 15 lid 2 van de Luxemburgse Overnamewet (de “Overname Uitkoopprocedure”) implementeren voor de resterende Aandelen als hij ten minste 95% van het kapitaal en de stemrechten in de Doelvennootschap houdt na de Tweede Overdracht. Als de Bieder deze drempel van 95% niet onmiddellijk na de Tweede Overdracht bereikt, zal de Bieder elke mogelijkheid onderzoeken (i) om die drempel in de toekomst te bereiken om ofwel een Overname Uitkoopprocedure of, zoals het geval kan zijn, een vennootschapsrechtelijke uitkoopprocedure te implementeren in overeenstemming met artikel 4 lid 1 van de Luxemburgse Squeeze-Out en Sell-Out Wet (de “Vennootschapsrechtelijke Uitkoopprocedure”), of als alternatief (ii) om enige Herstructureringsmaatregelen na Overdracht te implementeren zoals verder beschreven in Paragrafen 12.21 (Maatregelen na Overdracht en toekomstige juridische structuur) en 6.13.6 (Post-Settlement Restructurings). Bij al deze maatregelen is de Bieder niet voornemens een prijs te betalen aan, of te laten ontvangen door, de Aandeelhouders tegen financiële voorwaarden die hoger zijn dan de Biedprijs, met dien verstande dat dergelijke voorwaarden lager kunnen zijn dan de Biedprijs.

Bij het beraadslagen en beslissen over een Overname Uitkoopprocedure, een Vennootschapsrechtelijke Uitkoopprocedure of een mogelijke Herstructureringsmaatregel na de Overdracht, zal de nodige aandacht worden besteed aan de vereisten van de Wet, met inbegrip, voor zover van toepassing, van de Wft, het Bob en de plichten van het Bestuur en de Raad van Commissarissen van de Doelvennootschap om het duurzame succes van de Doelvennootschap te bevorderen, rekening houdend met de belangen van alle aandeelhouders (inclusief minderheidsaandeelhouders) en andere relevante belanghebbenden, en de informatie- en/of raadplegingsvereisten van relevante werknemersvertegenwoordigingen.

(a)	Intenties nadat het Bod gestand is gedaan

Indien het Bod gestand wordt gedaan, is de Bieder voornemens zo spoedig mogelijk:

(i)	te beslissen over de gepaste herstructureringsmaatregelen om 100% van de Aandelen of het geheel van de activa en activiteiten van de Doelvennootschap te verwerven; en

(ii)	de beëindiging van de beursnotering van de Aandelen te bewerkstelligen.

(b)	Liquiditeit en beëindiging van de beursnotering van de Aandelen

De verwerving van de Aandelen door de Bieder onder het Bod zal het aantal Aandeelhouders en het aantal Aandelen dat anders openbaar verhandeld zou kunnen worden, verminderen. Als gevolg daarvan kan de omvang van de vrij verhandelbare Aandelen aanzienlijk worden verminderd na de Eerste Overdracht en de Tweede Overdracht, voor zover van toepassing, en kunnen de handelsvolumes, liquiditeit en marktwaarde van de Aandelen nadelig worden beïnvloed. De Bieder is niet van plan om de Aandeelhouders te compenseren voor een dergelijk nadelig effect door bijvoorbeeld een liquiditeitsmechanisme op te zetten voor de Aandelen die niet worden aangemeld onder het Bod. Voorts kan de Bieder een van de procedures zoals uiteengezet in Paragrafen 12.21 (Maatregelen na Overdracht en toekomstige juridische structuur) en 6.13 (Consequences of the Offer for non-tendering Shareholders) initiëren na afronding van het Bod, zoals de beëindiging van de beursnotering van de Aandelen, hetgeen de liquiditeit en marktwaarde van enige niet aangemelde Aandelen verder nadelig kan beïnvloeden.

(c)	Beëindiging van de beursnotering

De Bieder kan ervoor kiezen, zo snel als redelijkerwijs mogelijk is na de Tweede Overdracht, de notering van de Aandelen aan Euronext Amsterdam (inclusief de Aandelen die niet zijn aangemeld onder het Bod) en de noteringsovereenkomst tussen de Doelvennootschap en Euronext Amsterdam te beëindigen. De notering kan worden beëindigd in overeenstemming met de toepasselijke (beleids)regels van Euronext Amsterdam, maar de notering van de Aandelen aan Euronext Amsterdam kan ook worden beëindigd op basis van een Herstructureringsmaatregel na de Overdracht. In het geval dat de Doelvennootschap niet langer genoteerd zal zijn en de Aandelen niet langer openbaar zullen worden verhandeld, zullen de bepalingen die van toepassing zijn op de governance van beursgenoteerde vennootschappen niet langer van toepassing zijn en kunnen de rechten van de resterende minderheidsaandeelhouders worden beperkt tot het wettelijk minimum.

12.21	Maatregelen na Overdracht en toekomstige juridische structuur

12.21.1	Uitkoopprocedure

Als de Bieder na de Tweede Overdracht direct of indirect het vereiste aantal Aandelen houdt zoals hieronder gespecificeerd, kan de Bieder een uitkoopprocedure initiëren op grond van de Luxemburgse Overnamewet. De Bieder kan dan alle andere Aandeelhouders verplichten om hun Aandelen over te dragen in ruil voor een billijke prijs in contanten.

Als de Bieder na de Tweede Overdracht ten minste 95% van zowel het stemgerechtigde kapitaal als de stemrechten in de Doelvennootschap houdt, kan de Bieder een Overname Uitkoopprocedure initiëren. Voor meer informatie over de vereisten en gevolgen van een Overname Uitkoopprocedure, zie Paragraaf 6.13.4(a) (Takeover Squeeze-Out).

Als de Bieder ten minste 95% van zowel het stemgerechtigde kapitaal als de stemrechten in de Doelvennootschap houdt, kan de Bieder een Vennootschapsrechtelijke Uitkoopprocedure initiëren. Voor meer informatie over de vereisten en gevolgen van een Vennootschapsrechtelijke Uitkoopprocedure, zie Paragraaf 6.13.4(b) (Corporate Squeeze-Out).

Aandeelhouders hebben de uitstootrechten beschreven in (i) Paragraaf 6.13.5(a) (Takeover Buy-Out Right) na de Tweede Overdrachtsdatum, indien de Bieder meer dan 90% van de stemrechten in de Doelvennootschap houdt na de Tweede Overdrachtsdatum en (ii) Paragraaf 6.13.5(b) (Corporate Buy-Out Right) zes (6) maanden na de Squeeze-Out-Buy-Out-periode, indien de Bieder ten minste 95% van zowel het stemgerechtigde kapitaal als de stemrechten in de Doelvennootschap houdt.

12.21.2	Herstructureringsmaatregelen na Overdracht

Zonder afbreuk te doen aan Paragrafen 6.13.4 (Squeeze-Out), 6.13.5 (Buy-Out Rights) en 12.21.1 (Uitkoopprocedure), kan de Bieder, indien hij het Bod gestand doet, op elk moment na het verstrijken van de Na-aanmeldingstermijn een herstructurering van de Groep (anders dan de Overname Uitkoopprocedure of Vennootschapsrechtelijke Uitkoopprocedure) (laten) doorvoeren teneinde 100% van de Aandelen of de volledige activa en activiteiten van de Doelvennootschap te verwerven, een beëindiging van de beursnotering van de Aandelen door te voeren, de respectieve activiteiten van de Bieder en de Doelvennootschap volledig te integreren, en/of een optimale operationele, commerciële, organisatorische, juridische, financiële en/of fiscale structuur te bereiken in overeenstemming met de Wet. Sommige herstructureringsmaatregelen kunnen het (neven)effect hebben dat verwatering optreedt van het aandelenbezit van enige resterende minderheidsaandeelhouders van de Doelvennootschap. Verwezen wordt naar Paragraaf 6.13.6 (Post-Settlement Restructurings) voor een niet-uitputtende lijst van mogelijke Herstructureringsmaatregelen. Op de datum van dit Biedingsbericht heeft de Bieder geen beslissing genomen met betrekking tot het doorvoeren van een Herstructureringsmaatregel na de Tweede Overdracht. De Bieder is niet van plan een dergelijke beslissing te nemen vóór het einde van de Na-aanmeldingstermijn.

12.22	Governance van de Doelvennootschap

De Bieder is niet van plan om de statuten van de Doelvennootschap te wijzigen bij de Eerste Overdracht of de Tweede Overdracht, maar kan besluiten om dit in een later stadium te doen. De Doelvennootschap zal daarom na de Tweede Overdracht een two-tier bestuursstructuur handhaven, bestaande uit het Bestuur en de Raad van Commissarissen, totdat de relevante bepalingen van de statuten van de Doelvennootschap zijn gewijzigd.

De vijf leden van de Raad van Commissarissen genomineerd door Bertelsmann hebben aangegeven dat zij hun functie per de Tweede Overdrachtsdatum zullen neerleggen. De twee Saham-genomineerden in de Raad van Commissarissen zullen voorlopig aanblijven, maar kunnen op verzoek van de Bieder hun functie neerleggen. De Bieder zal vijf, of indien de twee Saham genomineerden zijn afgetreden, zeven kandidaten voordragen voor benoeming in de Raad van Commissarissen. De huidige commissarissen zullen medewerking verlenen aan die benoeming.

12.23	Werknemers

Op de datum van dit Biedingsbericht is de Bieder voornemens om alle werknemers van de Doelvennootschap te behouden en voorziet zij geen materiële wijzigingen in de arbeidsovereenkomsten van deze werknemers.

12.24	Aankondigingen

Iedere verdere aankondiging in verband met het Bod, waaronder begrepen of de Bieder het Bod al dan niet gestand doet en aankondigingen in het kader van een verlenging van de Aanmeldingstermijn (indien van toepassing) zal worden gedaan door middel van een persbericht. Elk persbericht dat wordt uitgegeven door de Bieder zal worden geplaatst op de website van de bieder (https://www.teleperformance.com/en-us/investors/publications-and-events/acquisition-of-majorel/). Elk persbericht dat zal worden uitgegeven door de Doelvennootschap zal worden geplaatst op de website van de Doelvennootschap (https://www.majorel.com/explore-majorel/press-releases/).

Met inachtneming van de toepasselijke vereisten op grond van de Wet en zonder beperkingen aan te brengen in de wijze waarop de Bieder een openbare mededeling kan doen, rust op de Bieder geen verplichting om een openbare mededeling te doen, anders dan beschreven in dit Biedingsbericht.

13	SELECTED CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY

13.1	Basis for preparation

The selected consolidated financial information of the Company is that of the Company and its consolidated subsidiaries. The selected consolidated financial information of the Company included in Section 13.2 (Comparative overview of consolidated statements of the Company’s financial position for the financial years 2022, 2021 and 2020) through 13.4 (Comparative overview of the consolidated statements of the Company’s cash flow relating to the financial years 2022, 2021 and 2020) comprises of summaries of the consolidated statements of financial position, the consolidated statement of profit and losses and the consolidated statements of cash flow for the financial years ended 31 December 2022, 2021 and 2020. This selected consolidated financial information has been derived from:

(a)

the consolidated financial statements for the financial year ended 31 December 2022 as audited by KPMG Luxembourg, which issued an independent auditor’s report thereon, without qualification, on 13 March 2023;

(b)

the consolidated financial statements for the financial year ended 31 December 2021 as audited by KPMG Luxembourg, which issued an independent auditor’s report thereon, without qualification, on 16 March 2022; and

(c)

the consolidated financial statements for the financial year ended 31 December 2020 as audited by KPMG Luxembourg, which issued an independent auditor’s report thereon, without qualification, on 23 August 2021.

The financial statements from which the selected consolidated financial information has been taken were prepared in accordance with IFRS as adopted by the European Union. Reference is made to note 2 to the consolidated financial statements for the financial year ended 31 December 2022 included in Section 13.6 (Annual report for the Company’s financial year 2022 including independent auditor’s report of KPMG Luxembourg) for a summary of the significant accounting policies of the Company applicable to the financial year ended 31 December 2022.

The selected consolidated financial information set out in Section 13.2 (Comparative overview of consolidated statements of the Company’s financial position for the financial years 2022, 2021 and 2020) through 13.4 (Comparative overview of the consolidated statements of the Company’s cash flow relating to the financial years 2022, 2021 and 2020) contains summaries only of the consolidated statements of financial position, the consolidated statements of profit and loss and the consolidated statements of cash flow, excluding related note disclosures and a description of significant accounting policies. For a better understanding of the Company’s financial position, income and cash flow, the selected consolidated financial information should be read in conjunction with the unabbreviated audited financial statements for the financial years ended 31 December 2022 and 2021, including the related notes and description of significant accounting policies that were applied for each of these years, which are available on the website of the Company (https://ir.majorel.com/websites/majorel/English/200/news.html#reports) and the AFM register of financial reporting and the audited consolidated financial statements for the financial year ended 31 December 2020, including the related notes and description of significant accounting policies that were applied for this year, which are included in the prospectus dated 23 September 2021 available on the website of the Company (https://ir.majorel.com/websites/majorel/English/200/news.html#regulatory_filings).

13.2	Comparative overview of consolidated statements of the Company’s financial position for the financial years 2022, 2021 and 2020

	2022	2021	2020

	(in EUR million)
Assets
Non-current assets
Goodwill	196	94	53
Other intangible assets	44	20	8
Property, plant and equipment and right-of-use assets	282	245	190
Investments accounted for using the equity method	4	3	2
Trade and other receivables	9	1	1
Other non-financial assets	—	—	2
Deferred tax assets	41	38	15

Total non-current assets	576	401	271
Current assets
Trade and other receivables	526	467	307
Other financial assets	2	11	1
Other non-financial assets	70	68	56
Current income tax receivables	12	18	9
Cash and cash equivalents	245	238	195

Total current assets	855	802	568

Total assets	1,431	1,203	839

Equity and liabilities
Equity
Subscribed capital[21]	1	1	—
Capital reserve	231	255	275
Retained earnings	316	138	37

Majorel shareholders’ equity	548	394	312
Non-controlling interests	10	5	5

Total equity	558	399	317
Non-current liabilities
Provisions for pensions and similar obligations	32	43	50
Other provisions	11	8	5
Deferred tax liabilities	6	2	—
Financial debt	132	70	20
Lease liabilities	91	80	58
Trade and other payables	20	—	—
Other non-financial liabilities	18	—	1

Total non-current liabilities	310	203	134
Current liabilities
Other provisions	45	30	22
Financial debt	8	89	34
Lease liabilities	49	45	37
Trade and other payables	179	156	132
Other non-financial liabilities	252	261	153
Current income tax payables	30	20	10

Total current liabilities	563	601	388

Total equity and liabilities	1,431	1,203	839

[21]	As of 31 December 2022 and 31 December 2021, the subscribed capital amounts to EUR 1 million (31 December 2020: EUR 404,000).

13.3	Comparative overview of consolidated statements of the Company’s profit and loss for the financial years 2022, 2021 and 2020

	2022	2021	2020

	(in EUR million)
Revenues	2,100	1,811	1,375
Other operating income	48	37	20
External expenses and cost of materials	(397)	(423)	(308)
Personnel costs	(1,398)	(1,236)	(894)
Amortisation/depreciation, impairment and reversals on intangible assets, property, plant and equipment and right-of-use assets	(115)	(85)	(77)
Results from investments accounted for using the equity method	1	1	1
Results from disposals of investments	—	—	(1)

EBIT (earnings before interest and taxes)	239	105	116
Interest income	1	1	—
Interest expenses	(4)	(3)	(2)
Other financial income	—	2	—
Other financial expenses	(15)	(5)	(7)

Financial result	(18)	(5)	(9)
Earnings before tax	221	100	107
Income tax expense	(51)	(20)	(21)
Group profit or loss	170	80	86

attributable to:
Majorel shareholders	169	80	86
Non-controlling interests	1	—	—
Earnings per share (in EUR)
- Basic	1.69	0.80	0.86
- Diluted	1.69	0.80	0.86

13.4	Comparative overview of the consolidated statements of the Company’s cash flow relating to the financial years 2022, 2021 and 2020

	2022	2021	2020

	(in EUR million)
Earnings before interest and taxes	239	105	116
Amortisation, depreciation and write-ups of non-current assets	115	85	77
Gains from business combinations	(3)	—	—
Gains/losses from disposals of non-current assets	—	—	1
Change in provisions for pensions and similar obligations	(3)	(1)	(5)
Change in other provisions	(1)	11	13
Change in net working capital	(74)	24	39
Taxes paid	(43)	(40)	(17)
Other effects	6	1	(1)
Cash flow from operating activities	236	185	223
Investments in:
– intangible assets	(4)	(4)	(3)
– property, plant and equipment	(76)	(57)	(43)
– purchase prices for consolidated investments (net of acquired cash)	(19)	(56)	(3)
– prepaid consideration for business acquisition	(5)	(58)	—
– other investments and financial assets	—	(5)	—
Disposals of other fixed assets	8	6	4
Cash flow from investing activities	(96)	(174)	(45)
Proceeds from/redemption of other financial debt	(23)	105	(16)
Redemption of lease liabilities	(52)	(46)	(40)
Interest paid	(8)	(6)	(5)
Dividends to Majorel shareholders	(32)	(19)	—
Change in equity	—	—	2
Dividends to non-controlling interests	(1)	—	—
Other effects	(5)	(8)	1
Cash flow from financing activities	(121)	26	(58)
Change in cash and cash equivalents	19	37	120
Exchange rate effects and other changes in cash and cash equivalents	(12)	6	(4)
Cash and cash equivalents at the beginning of the period	238	195	79
Cash and cash equivalents at the end of the period	245	238	195

13.5	Independent auditor’s report on the Company’s selected consolidated financial information

13.6	Annual report for the Company’s financial year 2022 including independent auditor’s report of KPMG Luxembourg

14	SELECTED CONSOLIDATED FINANCIAL STATEMENTS OF THE OFFEROR

14.1	Basis for preparation

The selected consolidated financial information of the Offeror is that of the Offeror and its consolidated subsidiaries. The selected consolidated financial information of the Offeror included in Section 14.2 (Comparative overview of the Offeror’s consolidated statements of financial position for the financial years 2022 and 2021) through 14.4 (Comparative overview of the consolidated statements of the Offeror’s cash flows relating to the financial years 2022 and 2021) comprises of summaries of the consolidated statements of financial position, the consolidated statements of income and the consolidated statements of cash flows for the financial years ended 31 December 2022 and 2021. This selected consolidated financial information has been derived from the consolidated financial statements for the financial year ended 31 December 2022 as audited by KPMG France and Deloitte, which issued an independent auditors’ report thereon, without qualification, on 27 February 2023. These consolidated financial statements include the restated comparative financial information for the year ended 31 December 2021, which was restated following the finalization of the measurement of the fair value of the identifiable assets and liabilities acquired from Senture. Reference is made to page 272 of the Universal Registration Document.

The financial statements from which the selected consolidated financial information has been taken were prepared in accordance with IFRS as adopted by the European Union. Reference is made to note 1 to the consolidated financial statements for the financial year ended 31 December 2022 included in the Universal Registration Document for a summary of the significant accounting policies of the Offeror applicable to the financial year ended 31 December 2022.

The selected consolidated financial information set out in Section 14.2 (Comparative overview of the Offeror’s consolidated statements of financial position for the financial years 2022 and 2021) through 14.4 (Comparative overview of the consolidated statements of the Offeror’s cash flows relating to the financial years 2022 and 2021) contains summaries only of the consolidated statements of financial position, the consolidated statements of income and the consolidated statements of cash flows, excluding related note disclosures and a description of significant accounting policies. For a better understanding of the Offeror’s financial position, income and cash flows, the selected consolidated financial information should be read in conjunction with the unabbreviated audited financial statements for the financial year ended 31 December 2022 including the related notes and description of significant accounting policies that were applied for this year, included in the Universal Registration Document of the Offeror which is available on the websites of the Offeror (https://www.teleperformance.com/en-us/investors/publications-and-events/financial-publications/) and the AMF (www.amf-france.org).

The financial information included in Section 14.6 (The Offeror’s condensed interim consolidated financial information) includes the interim financial report as of and for the 6-month period ended 30 June 2023 as published by the Offeror on 27 July 2023. The Condensed Interim Consolidated Financial Information should be read in conjunction with the annual consolidated financial statements of the Offeror Group and the notes thereto as of and for the year ended 31 December 2022.

14.2	Comparative overview of the Offeror’s consolidated statements of financial position for the financial years 2022 and 2021

in millions of euros
ASSETS	12/31/2022	12/31/2021*
Non-current assets
Goodwill	3 177	2 800
Other intangible assets	1 345	1 422
Right-of-use assets	626	626
Property, plant and equipment	613	587
Loan hedging instruments - Assets	17	10
Other financial assets	98	59
Deferred tax assets	78	66
Total non-current assets	5 954	5 570
Current assets
Current income tax receivable	75	87
Accounts receivable – Trade	1707	1 580
Other current assets	245	226
Other financial assets	66	46
Cash and cash equivalents	817	837
Total current assets	2 910	2 776
TOTAL ASSETS	8 864	8 346

EQUITY AND LIABILITIES	12/31/2022	12/31/2021*
Equity
Share capital	148	147
Share premium	576	575
Translation reserve	9	-101
Other reserves	2 939	2 536
Equity attributable to owners of the Company	3 672	3 157
Non-controlling interests	0	0
Total equity	3 672	3 157
Non-current liabilities
Post-employment benefits	34	33
Lease liabilities	510	515
Loan hedging instruments - Liabilities	24
Other financial liabilities	2 021	2 270
Deferred tax liabilities	315	332
Total non-current liabilities	2 904	3 150
Current liabilities
Provisions	90	83
Current income tax	167	127
Accounts payable – Trade	232	280
Other current liabilities	911	831
Lease liabilities	178	172
Other financial liabilities	710	546
Total current liabilities	2 288	2 039
TOTAL EQUITY AND LIABILITIES	8 864	8 346

14.3	Comparative overview of consolidated statements of the Offeror’s income for the financial years 2022 and 2021

in millions of euros	2022	2021
Revenues	8 154	7 115
Other revenues	10	10
Personnel	-5 339	-4 810
External expenses	-1 044	-811
Taxes other than income taxes	-31	-26
Depreciation and amortization	-281	-220
Amortization of intangible assets acquired as part of a business combination	-141	-111
Depreciation of right-of-use assets (personnel-related)	-15	-13
Depreciation of right-of-use assets	-192	-174
Impairment loss on goodwill	-8
Share-based payments	-113	-87
Other operating income and expenses	-6	-4
Operating profit	994	869
Income from cash and cash equivalents	10	8
Gross financing costs	-72	-56
Interest on lease liabilities	-44	-41
Net financing costs	-106	-89
Other financial income and expenses	13	-5
Financial result	-93	-94
Profit before taxes	901	775
Income Tax	-256	-218
Net profit	645	557
Net profit – Group share	645	557
Net profit attributable to non-controlling interest
Earnings per share (in euros)	10,95	9,49
Diluted earnings per share (in euros)	10,80	9,36

14.4	Comparative overview of the consolidated statements of the Offeror’s cash flows relating to the financial years 2022 and 2021

in millions of euros
Cash flows from operating activities	2022	2021
Net profit - Group share	645	557
Net profit attributable to non-controlling interests
Income tax expense	256	218
Net financial interest expense	53	33
Interest expense on lease liabilities	44	41
Non-cash items of income and expense	759	595
Income tax paid	-291	-228
Internally generated funds from operations	1 466	1 216
Change in working capital requirements	-172	-75
Net cash flow from operating activities	1 294	1 141
Cash flows from investing activities
Acquisition of intangible assets and property, plant and equipment	-298	-232
Loans granted	-16
Acquisition of subsidiaries, net of cash and cash equivalents acquired	-304	-929
Proceeds from disposals of intangible assets and property, plant and equipment	1	3
Loans repaid	15
Net cash flow from investing activities	-602	-1 158
Cash flows from financing activities
Acquisition net disposal of treasury shares	-146	6
Change in ownership interest in controlled entities
Dividends paid to parent company shareholders	-194	-141
Financial interest paid	-49	-33
Lease payments	-244	-218
Increase in financial liabilities	1 627	1 134
Repayment of financial liabilities	-1 709	-921
Net cash flow from financing activities	-715	-173
Change in cash and cash equivalents	-23	-190
Effect of exchange rates on cash held	1	32
Net cash at January 1st	835	993
Net cash at December 31st	813	835

14.5	Independent auditor’s report on the Offeror’s selected consolidated financial information

14.6	The Offeror’s condensed interim consolidated financial information

15	ADVISORS

ADVISORS TO OFFEROR

Financial Advisors

BNP Paribas SA

Crédit Agricole Corporate and Investment Bank SA

Société Générale SA

Legal Advisors

White & Case LLP

De Brauw Blackstone Westbroek N.V.

Elvinger Hoss Prussen, société anonyme

ADVISORS TO THE COMPANY

Financial Advisor in connection with the Fairness Opinion

Joh. Berenberg, Gossler & Co. KG

Legal Advisors

Sullivan & Cromwell LLP

Stibbe N.V.

Arendt & Medernach SA